As filed with the Securities and Exchange Commission on October 6, 2010.

Registration No. 333-169497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFUSYSTEM HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	20-3341405
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

(248) 291-1210

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sean McDevitt

Chief Executive Officer

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

(248) 291-1210

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Howard A. Kenny Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (212) 309-6001—Facsimile	John D. Hogoboom Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500 (973) 597-2400—Facsimile

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share offered by the Selling Stockholder	2,789,203 shares	$2.23	$6,219,923	$444

(1)	Calculated pursuant to paragraph (c) of Rule 457 (based upon the average of the high and low prices for the Common Stock as reported by the OTC Bulletin Board on September 13, 2010). The foregoing calculation is solely for the purpose of determining the registration fee.
(2)	Based on the proposed maximum offering price per share, calculated as described in footnote (1) above.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 6, 2010

PRELIMINARY PROSPECTUS

2,789,203 Shares

INFUSYSTEM HOLDINGS, INC.

Common Stock

All of the shares of common stock sold in this offering are being sold by I-Flow Corporation (“I-Flow”), the selling stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INH.OB.” The last reported sales price of our common stock on the OTC Bulletin Board on October 5, 2010 was $2.55 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters expect that delivery of the shares offered hereby will be effected through the facilities of The Depository Trust Company on or about                     , 2010.

Roth Capital Partners

Maxim Group LLC

The date of this prospectus is                     , 2010.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and is not intended to be complete. You should read the entire prospectus carefully, including the risk factors and the financial statements, and the notes and schedules related thereto before making an investment decision. Unless otherwise stated in this prospectus, references to “we,” “us,” “our” or the “Company” refer to InfuSystem Holdings, Inc. and its subsidiaries.

Business Concept and Strategy

We provide ambulatory infusion pump management services to oncologists in the United States. Ambulatory infusion pumps are small, lightweight electronic pumps designed to be worn by patients and which allow patients the freedom to move about while receiving chemotherapy treatments. The pumps are battery powered and attached to intravenous administration tubing, which is in turn attached to a reservoir or plastic cassette that contains the chemotherapy drug.

Our business model is currently focused on oncology chemotherapy infusion primarily for colorectal cancer. To our knowledge, we are the only national ambulatory infusion pump service provider focused on oncology.

We supply electronic ambulatory infusion pumps and associated disposable supply kits to physicians’ offices, infusion clinics and hospital outpatient chemotherapy clinics to be utilized by patients who receive continuous chemotherapy infusions. We obtain an assignment of insurance benefits from the patient, bill the insurance company or patient accordingly, and collect payment. We provide pump management services for the pumps and associated disposable supply kits to over 1,300 oncology practices in the United States. We retain title to the pumps during this process. In addition, we sell or rent pole-mounted or ambulatory infusion pumps for use within the oncology practice and we sell safety devices for cytotoxic drug transfer and administration.

We purchase electronic ambulatory infusion pumps from a variety of suppliers on a non-exclusive basis. Such pumps are generic in nature and are available to our competitors. The pumps are currently used primarily for continuous infusion of chemotherapy drugs for patients with colorectal cancer.

One aspect of our business strategy over the next one to three years is to expand into other treatment areas. We currently generate approximately 20% of our revenue from treatments for disease states other than colorectal cancer. There are a number of approved treatment regimens for head and neck, pancreatic, esophageal and other gastric cancers which involve the use of infusion pumps. There are also a number of other drugs currently approved by the U.S. Food and Drug Administration (the “FDA”), as well as agents in the pharmaceutical development pipeline, which we believe could potentially be used with continuous infusion protocols for the treatment of other diseases in addition to colorectal cancer. Drugs or protocols currently in clinical trials may also obtain regulatory approval over the next several years. If these new drugs obtain regulatory approval for use with continuous infusion protocols, we expect the pharmaceutical companies to focus their sales and marketing forces on promoting the new drugs and protocols to physicians.

Another aspect of our business strategy over the next one to three years is to actively pursue opportunities for the expansion of our business through strategic alliances, joint ventures and/or acquisitions. We believe there are opportunities to acquire smaller, regional competitors that perform similar services to us, but lack our national market access, network of third party payor contracts or operating economies of scale. We also plan to leverage our extensive networks of oncology practices and insurers by distributing complementary products and introducing key new services.

Services

We provide oncology offices, infusion clinics and hospital out-patient chemotherapy clinics with ambulatory infusion pumps in addition to related supplies for patient use, and then directly bill and collect payment from payors and patients for the use of these pumps. We own approximately 20,000 pumps. At any given time, we estimate that approximately 60% of our pumps are in the possession of patients. The remaining pumps are in transport for cleaning and calibration, or in oncology clinics as back-ups.

After a doctor determines that a patient is eligible for ambulatory infusion therapy, the doctor arranges for the patient to receive an infusion pump and provides the necessary chemotherapy drugs. The oncologist and nursing staff train the patient in the use of the pump and initiate service. The physician bills insurers, Medicare, Medicaid, third party payor companies or patients (collectively, “payors”) for the physician’s professional services associated with initiating and supervising the infusion therapy, as well as the supply of drugs. We directly bill payors for the use of the pump and related disposable supplies. We have contracts with more than 200 payors that cover approximately 195 million third party payor lives. Billing to payors requires coordination with patients and physicians who initiate the therapy, as physicians’ offices must provide us with appropriate paperwork (patient’s insurance information, physician’s order and an acknowledgement of benefits that shows receipt of equipment by the patient) in order for us to bill the payors.

We believe that our business offers significant economic benefits for patients, providers and payors.

•

We provide patients with 24-hour service and support. We employ oncology and intravenous certified registered nurses trained on ambulatory infusion pump equipment who staff our 24-hour hotline to address questions that patients may have about their pump treatment, the infusion pumps or other medical or technical questions related to the pumps.

•

Physicians use our services to outsource the capital commitment, pump service, maintenance and billing and administrative burdens associated with pump ownership. Our service also allows the doctor to continue a direct relationship with the patient and to receive professional service fees for setting up treatment and administering drugs.

•	We believe our services are attractive to payors because they are generally less expensive than hospitalization or home care.

First Biomedical

On June 15, 2010, we acquired all of the issued and outstanding stock of First Biomedical, Inc. (“First Biomedical”).

First Biomedical sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. It also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered in Olathe, Kansas, with additional facilities in California and Toronto, First Biomedical is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada. The acquisition of First Biomedical will allow us to expand our offerings to existing customers with the additional of biomedical service and repair, while simultaneously bolstering the growth of infusion pump sales within our existing and potential future markets.

First Biomedical’s results of operations are included in our consolidated statements of operations from the acquisition date.

Background

We were formed as a Delaware blank check company in 2005 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare sector. We completed our initial public offering on April 18, 2006. On October 25, 2007, we acquired Infusystem, Inc. (“Infusystem”) from I-Flow. Effective October 25, 2007, we changed our corporate name from “HAPC, INC.” to InfuSystem Holdings, Inc.

Concurrently with the acquisition, I-Flow acquired the shares of our common stock offered by this prospectus in open market transactions from existing stockholders. In November, 2009, Kimberly-Clark Corporation (“Kimberly-Clark”) acquired I-Flow.

Corporate and Other Information

Our principal executive offices are located at 31700 Research Park Drive, Madison Heights, Michigan 48071, and our telephone number is (248) 291-1210. Our Web site is http://www.infusystem.com. The information contained in, or that can be accessed through, our Web site is not a part of this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

The Offering

Selling stockholder	I-Flow Corporation

Common stock offered by the selling stockholder	2,789,203 shares.

Common stock outstanding (as of June 30, 2010)	19,869,239 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds.”

OTCBB listing	Our common stock is quoted on the OTC Bulletin Board under the symbol “INHI.OB.”

Risk factors	See “Risk Factors” on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Summary Consolidated Financial Data

InfuSystem Holdings, Inc.

The following tables set forth our summary consolidated financial data. You should read the financial data presented below together with our consolidated financial statements included elsewhere in this prospectus, including the notes thereto, and the information presented in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the statement of operations data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 from our audited financial statements, which are included elsewhere in this prospectus. We have derived the statement of operations data for the year ended December 31, 2006 and the balance sheet data as of December 31, 2007 and 2006 from audited financial statements which are not included in this prospectus. We have derived the statement of operations data for the six months ended June 30, 2010 and 2009 and the balance sheet data as of June 30, 2010 from our unaudited financial statements, which are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period. On October 25, 2007, we acquired 100% of the issued and outstanding capital stock of InfuSystem from I-Flow. InfuSystem’s results of operations are included in our Consolidated Statements of Operations from the date of the acquisition. On June 15, 2010, we completed our acquisition of First Biomedical, and our results include those of First Biomedical from the acquisition date. For more information, see Note 3 “Acquisitions” to our Consolidated Financial Statements included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	in thousands, except per share amounts
STATEMENT OF OPERATIONS DATA
Net revenues	$21,421	$18,400	$38,964	$35,415	$6,582	$—
Total operating expenses	(20,182)	(15,795)	(33,636)	(30,629)	(8,079)	(20,824)
Total other (loss) income	(1,514)	(2,473)	(3,577)	6,080	(189)	14,003
Income tax benefit (expense)	407	121	(977)	(907)	(1,110)	(1,038)
Net income (loss)	132	253	774	9,959	(2,796)	(7,859)
Net income (loss) per share — basic	$0.01	$0.01	$0.04	$0.56	$(0.15)	$(0.58)
Net income (loss) per share — diluted	$0.01	$0.01	$0.04	$0.53	$(0.15)	$(0.58)
BALANCE SHEET DATA (at period end)
Total Assets	$129,458		$114,690	$116,220	$116,426	$100,298
Long-term debt, including current maturities	34,246		24,141	30,669	32,294	—
Stockholders’ equity	84,517		81,465	80,073	68,759	65,146
OTHER DATA
Adjusted EBITDA(1)	$6,392	$5,950	$12,907	$12,098

(1)	Adjusted EBITDA represents net income (loss) before income tax expense, interest expense and depreciation and amortization (“EBITDA”), further adjusted for the items described in the table below. Adjusted EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe the presentation of Adjusted EBITDA is a relevant and useful measure to assist in understanding our operating performance. We likewise utilize Adjusted EBITDA as a means to measure our operating performance.

A reconciliation of net income to Adjusted EBITDA is provided below:

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
Net income	$132	$253	$774	$9,959
Interest expense	2,172	1,837	3,503	3,771
Interest income	—	—	(4)	(36)
Income tax expense (benefit)	(407)	(121)	977	907
Depreciation(a)	2,380	1,886	4,122	3,935
Amortization	991	914	1,827	1,827

EBITDA	$5,268	$4,769	$11,199	$20,363
Loss (gain) on derivatives(b)	460	636	78	(9,815)
Stock based compensation(c)	997	545	753	1,550
Termination benefits(d)	—	—	877	—
Acquisition costs(e)	785	—	—	—
Gain on debt extinguishment(f)	(1,118)	—	—	—

Adjusted EBITDA	$6,392	$5,950	$12,907	$12,098

(a)	See Note 4 to our consolidated financial statements included elsewhere in this prospectus.
(b)	See Note 6 to our consolidated financial statements included elsewhere in this prospectus.
(c)	Represents the cost of stock-based compensation. See Note 11 to our consolidated financial statements included elsewhere in this prospectus.
(d)	Represents the expense incurred in connection with the resignation of Steve Watkins, the former Chief Executive Officer, in September 2009.
(e)	Represents costs incurred in connection with the acquisition of First Biomedical. See Note 3 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.
(f)	Represents the gain upon the early repayment of debt in June 2010.

Predecessor InfuSystem

The following historical information was derived from the audited financial statements of InfuSystem (“Predecessor InfuSystem”) for the period from January 1, 2007 to October 25, 2007 and the related notes and schedules thereto, which are included elsewhere in this prospectus. Statement of operations data for fiscal years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2006 and 2005 was derived from audited financial statements of Predecessor InfuSystem which are not included in this prospectus.

	January 1, 2007 to October 25, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
STATEMENT OF OPERATIONS DATA
Net revenues	$25,001	$31,716	$28,525
Cost of revenues	6,702	8,455	7,735
Total operating expenses	15,673	15,091	12,709
Income tax expense	1,086	3,094	2,938
Net income	1,777	4,963	5,093
BALANCE SHEET DATA (at period end)
Total assets		$27,628	$27,831
Stockholders’ equity		22,008	22,455

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, as well as the other information contained in this prospectus, before making an investment in our common stock. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any of the matters described below, or other risk factors not described below, occur, you may lose all or part of your investment.

RISK FACTORS RELATING TO OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE.

We are dependent on our Medicare Supplier Number.

We are required to have a Medicare Supplier Number in order to bill Medicare for services provided to Medicare patients. Furthermore, all third party and Medicaid contracts require us to have a Medicare Supplier Number. In addition, we are required to comply with Medicare Supplier Standards in order to maintain such number. If we are unable to comply with the relevant standards, we could lose our Medicare Supplier Number. The loss of such identification number for any reason would prevent us from billing Medicare for patients who rely on Medicare to pay their medical expenses and, as a result, we would experience a decrease in our revenues. Without such a number, we would be unable to continue our various third party and Medicaid contracts. A significant portion of our revenue is dependent upon our Medicare Supplier Number.

The Center for Medicare and Medicaid Services (“CMS”) has issued a ruling that all durable medical equipment (“DME”) providers must be accredited by a recognized accrediting entity by September 30, 2009. On February 17, 2009, we received accreditation from Community Health Accreditation Program (CHAP), thus meeting this CMS requirement. If we lost our accredited status, our financial condition, revenues and results of operations would be materially and adversely affected.

Changes in third-party reimbursement rates may adversely impact our revenues.

Our revenues are substantially dependent on third-party reimbursement. We are paid directly by private insurers and governmental agencies, often on a fixed fee basis, for continuous infusion equipment and related disposable supplies provided to patients. If the average fees allowable by private insurers or governmental agencies were reduced, the negative impact on revenues could have a material adverse effect on our financial condition, results of operations and cash flows. Also, if amounts owed to us by patients and insurers are reduced or not paid on a timely basis, we may be required to increase our bad debt expense and/or decrease our revenues.

Any change in the overall healthcare reimbursement system may adversely impact our business.

Changes in the healthcare reimbursement system often create financial incentives and disincentives that encourage or discourage the use of a particular type of product, therapy or clinical procedure. Market acceptance of continuous infusion therapy may be adversely affected by changes or trends within the healthcare reimbursement system. Changes to the health care reimbursement system that favor other technologies or treatment regimens that reduce reimbursements to providers or treatment facilities that use our services, may adversely affect our ability to market our services profitably.

Our success is impacted by the availability of the chemotherapy drugs that are used in our continuous infusion pump systems.

We primarily derive our revenue from the rental of ambulatory infusion pumps to oncology patients through physicians’ offices and chemotherapy clinics. A shortage in the availability of chemotherapy drugs that are used in the continuous infusion pump system, could have a material adverse effect on our financial condition, results of operations and cash flows.

If future clinical studies demonstrate that oral medications are as effective or more effective than continuous infusion therapy, our business could be adversely affected.

Numerous clinical trials are currently ongoing, evaluating and comparing the therapeutic benefits of current continuous infusion-based regimens with various oral medication regimens. If these clinical trials demonstrate that oral medications provide equal or greater therapeutic benefits and/or demonstrate reduced side effects compared to prior oral medication regimens, our revenues and overall business could be materially and adversely affected. Additionally, if new oral medications are introduced to the market that are superior to existing oral therapies, physicians’ willingness to prescribe continuous infusion-based regimens could decline, which would adversely affect our financial condition, results of operations and cash flows.

Global financial conditions may negatively impact our business, results of operations, financial condition and/or liquidity.

The recent global financial crisis affecting the banking system and financial markets, as well as the uncertainty in global economic conditions, have resulted in a significant tightening of credit markets, a low level of liquidity in financial markets and reduced corporate profits and capital spending. As a result, our customers (patients and payors) may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. In addition, the current global financial crisis could also adversely impact our suppliers’ ability to provide us with materials and components, either of which may negatively impact our financial condition, results of operations and cash flows. The financial crisis could also adversely impact our ability to access the financial markets.

Although we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments and such losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same loss rates that we have in the past, especially given the current turmoil of the worldwide economy.

State licensure laws for durable medical equipment, or “DME”, suppliers are subject to change. If we fail to comply with any state’s laws, we will be unable to operate as a DME supplier in such state and our business operations will be adversely affected.

As a DME supplier operating in all 50 states of the United States, we are subject to each state’s licensure laws regulating DME suppliers. State licensure laws for DME suppliers are subject to change and we must ensure that we are continually in compliance with the laws of all 50 states. In the event that we fail to comply with any state’s laws governing the licensing of DME suppliers, we will be unable to operate as a DME supplier in such state until we regain compliance. We may also be subject to certain fines and/or penalties and our business operations could be adversely affected.

Our growth strategy includes expanding into treatment for cancers other than colorectal. There can be no assurance that continuous infusion-based regimens for these other cancers will become standards of care for large numbers of patients or that we will be successful in penetrating these different markets.

An aspect of our growth strategy is to expand into the treatment of other cancers, such as head, neck and gastric. Currently, relatively small percentages of these patients are treated with regimens that include continuous infusion therapy. That population will expand only if clinical trial results for new drugs and new combinations of drugs demonstrate superior outcomes for regimens that include continuous infusion therapy relative to alternatives. No assurances can be given that these new drugs and drug combinations will be approved or will prove superior to oral medication or other treatment alternatives. In addition, no assurances can be given that we will be able to penetrate successfully any new markets that may develop in the future or manage the growth in additional resources that would be required.

The industry in which we operate is intensely competitive and changes rapidly. If we are unable to successfully compete with our competitors, our business operations may suffer.

The drug infusion industry is highly competitive. Some of our competitors and potential competitors have significantly greater resources than we do for research and development, marketing and sales. As a result, they may be better able to compete for market share, even in areas in which our services may be superior. The industry is subject to technological changes and such changes may put our current fleet of pumps at a competitive disadvantage. If we are unable to effectively compete in our market, our financial condition, results of operations and cash flows may materially suffer.

Our industry is dependent on regulatory guidelines that affect our billing practices. If our competitors do not comply with these regulatory guidelines, our business could be adversely affected.

Aggressive competitors may not fully comply with rules pertaining to documentation required by CMS and other payors for patient billing. Competitors who don’t meet the same standards of compliance that we do with regards to billing regulations, can put us at a potential competitive disadvantage. We are a participating provider with Medicare and under contract with more than 200 additional insurance plans, all of which have very stringent guidelines. If our competitors do not comply with these regulatory guidelines, our business could be adversely affected.

We rely on independent suppliers for our products. Any delay or disruption in the supply of products, particularly our supply of electronic ambulatory pumps, may negatively impact our operations.

Our infusion pumps are obtained from outside vendors. The majority of our new pumps are electronic ambulatory infusion pumps which are supplied to us by three major suppliers: Smiths Medical, Inc.; Hospira Worldwide, Inc.; and WalkMed Infusion, LLC (formerly known as McKinley Medical, LLC). The loss or disruption of our relationships with outside vendors could subject us to substantial delays in the delivery of pumps to customers. Significant delays in the delivery of pumps could result in possible cancellation of orders and the loss of customers. Our inability to provide pumps to meet delivery schedules could have a material adverse effect on our reputation in the industry, as well as our financial condition, results of operations and cash flows.

Although we do not manufacture the pumps we distribute, if a pump distributed by us proves to be defective or is misused by a health care practitioner or patient, we may be subject to liability that could adversely affect our financial condition and results of operations.

Although we do not manufacture the pumps that we distribute, a defect in the design or manufacture of a pump distributed by us, or a failure of pumps distributed by us to perform for the use specified, could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise. Misuse of the pumps distributed by us by a practitioner or patient that results in injury could similarly subject us to liability. Any substantial underinsured loss could have a material adverse effect on our financial condition, results of operations and cash flows. Furthermore, any impairment of our reputation could have a material adverse effect on our revenues and prospects for future business.

Unexpected costs or delays in integrating the recently acquired First Biomedical business could adversely affect our financial results.

On June 15, 2010, we acquired all of the outstanding stock of First Biomedical. As a result, we must devote significant management attention and resources to integrating the business practices and operations of the two companies. We may encounter difficulties that could harm the businesses, adversely affect our financial condition, and cause our stock price to decline, including the following:

•	We may have difficulty or experience delays in integrating the business and operations of the two companies;

•

We may have difficulty maintaining employee morale and retaining key managers and other employees as we take steps to combine the personnel and business cultures of two separate organizations into one, and to eliminate duplicate positions and functions; and

•

We may have difficulty preserving important relationships with others, such as strategic partners, customers, and suppliers, who may delay or defer decisions on agreements with us, or seek to change existing agreements with us, because of the acquisition.

The integration process may divert the attention of our officers and management from day-to-day operations and disrupt our business, particularly if we encounter these types of difficulties. The failure of the combined company to meet the challenges involved in the integration process could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm our results of operations.

Even if the operations of the two organizations are integrated successfully, the combined company may not fully realize the expected benefits of the transaction, including the synergies, cost savings or growth opportunities, whether within the anticipated time frame, or anytime in the future.

We intend to actively pursue opportunities for the further expansion of our business through strategic alliances, joint ventures and/or acquisitions. Future strategic alliances, joint ventures and/or acquisitions may require significant resources and/or result in significant unanticipated costs or liabilities to us.

Over the next two to three years we intend to actively pursue opportunities for the further expansion of our business through strategic alliances, joint ventures and/or acquisitions. Any future strategic alliances, joint ventures or acquisitions will depend on our ability to identify suitable partners or acquisition candidates, as the case may be, negotiate acceptable terms for such transactions and obtain financing, if necessary. We also face competition for suitable acquisition candidates which may increase our costs. Acquisitions or other investments require significant managerial attention, which may be diverted from our other operations. Any future acquisitions of businesses could also expose us to unanticipated liabilities.

If we engage in strategic acquisitions, we may experience significant costs and difficulty in assimilating operations or personnel, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating operations, technologies and products or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management’s attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders.

Covenants in our debt agreements restrict our business.

The credit agreement that governs our credit facility with Bank of America, N.A. and Keybank National Association contains, and the agreements that govern our future indebtedness may contain, covenants that restrict our ability to and the ability of our subsidiaries to, among other things:

•	create, incur, assume or suffer to exist any lien upon any of our property, assets or revenues;

•	make certain investments;

•	create, incur, assume or suffer to exist any indebtedness;

•	merge, dissolve, liquidate, consolidate all or substantially all of our assets;

•	make any disposition or enter into any agreement to make any disposition; and

•	declare or make, directly or indirectly, any dividend or other restricted payment, or incur any obligation (contingent or otherwise) to do so.

Recently adopted healthcare reform legislation may adversely affect our business.

The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the U.S., comprehensive programs are under consideration that seek to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy. On March 23, 2010, healthcare reform legislation (the “Healthcare Legislation”) was approved by Congress and has been signed into law. This legislation has only recently been enacted and requires the adoption of implementing regulations, which may impact our business. The Healthcare Legislation could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with applicable healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights may be applicable to our business. We may be subject to healthcare fraud and abuse regulation and patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•

the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, soliciting, receiving or providing remuneration, directly or indirectly, to induce (i) the referral of an individual, for an item or service, or (ii) the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us that promote medical devices, provide medical device management services and may provide coding and billing advice to customers;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ in significant ways from state to state and often are not preempted by HIPAA, thus complicating compliance efforts.

Additionally, the compliance environment is changing, with more states, such as California and Massachusetts, mandating implementation of compliance programs, compliance with industry ethics codes, and spending limits, and other states, such as Vermont, Maine, and Minnesota requiring reporting to state governments of gifts, compensation and other remuneration to physicians. Federal legislation, the Physician Payments Sunshine Act of 2009, has been proposed and is moving forward in Congress. This legislation would require disclosure to the federal government of payments to physicians. These laws all provide for penalties for non-compliance. The shifting regulatory environment, along with the requirement to comply with multiple jurisdictions with different compliance and reporting requirements, increases the possibility that a company may run afoul of one or more laws.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

We are dependent on key personnel, and the loss of any key employees or officers may have a materially adverse effect on our operations.

Our success is substantially dependent on the continued services of our executive officers and other key personnel who generally have extensive experience in our industry. Our future success also will depend in large part upon our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense. The loss of the services of any key employees, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business and results of operations.

RISK FACTORS RELATING SPECIFICALLY TO OUR COMMON STOCK

The market price of our common stock has been, and is likely to remain, volatile and may decline in value.

The market price of our common stock has been and is likely to continue to be volatile. Market prices for securities of healthcare services companies, including ours, have historically been volatile, and the market has from time to time experienced significant price and volume fluctuations that appear unrelated to the operating performance of particular companies. The following factors, among others, can have a significant effect on the market price of our securities:

•	announcements of technological innovations, new products, or clinical studies by others;

•	government regulation;

•	changes in the coverage or reimbursement rates of private insurers and governmental agencies;

•	developments in patent or other proprietary rights;

•	changes in our quarterly financial condition or operating results;

•	announcements regarding new products or services or strategic alliances or acquisitions;

•	the liquidity of the market for our common stock and warrants;

•	changes in health care policies in the United States or globally;

•	global financial conditions; and

•	comments by securities analysts and general market conditions.

The realization of any risks described in these “Risk Factors” could also have a negative effect on the market price of our common stock and warrants.

We do not pay dividends and this may negatively affect the price of our stock.

Under the terms of our credit agreement with Bank of America, N.A. and Keybank National Association, we are not permitted to pay dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The future price of our common stock may be adversely impacted because we do not pay dividends.

Sales of our common stock in this offering or otherwise may depress our stock price.

The market price of our common stock could decline as a result of the sale of the substantial number of shares of our common stock offered by the selling stockholder in this offering. In addition, the market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition to the shares of our common stock currently available for sale in the public market, shares of our common stock sold in past private placements (which include shares held by certain members of our board of directors) and the shares of common stock underlying our outstanding warrants are subject to registration rights. If the holders of these securities choose to exercise their registration rights, this would result in an increase in the number of shares of our common stock available for resale in the public market, which in turn could lead to a decrease in our stock price and a dilution of stockholders’ ownership interests. These factors could also make it more difficult for us to raise funds through future equity offerings.

As of June 30, 2010, there were 8,329,638 publicly-held warrants and 1,142,858 privately-held warrants outstanding, 3,657,229 shares of common stock issuable upon the vesting of restricted stock units and the exercise of outstanding and exercisable stock options, and 22,000 additional common shares available for future grant under our 2007 Stock Incentive Plan. The market price of the common stock may be depressed by the vesting of these restricted stock units and the potential exercise of these options and warrants. The holders of these options and warrants are likely to exercise them when we would otherwise be able to obtain additional capital on more favorable terms than those provided by the options and warrants. Further, while the options and warrants are outstanding, we may be unable to obtain additional financing on favorable terms.

Because our common stock is quoted on the OTC Bulletin Board, the ability of our stockholders to sell their shares in the secondary trading market may be limited.

Our common stock is currently quoted on the OTC Bulletin Board. Consequently, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions and coverage by security analysts and the news media. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on an exchange.

Certain anti-takeover provisions in our amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control of our company and adversely affect the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws and the DGCL contain certain anti-takeover provisions which may discourage, delay or prevent a change in control of our company that our stockholders may consider favorable and, as a result, adversely affect the trading price of our common stock. Our amended and restated certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of blank check preferred stock. Our amended and restated bylaws include provisions establishing advance notice procedures with respect to stockholder proposals and director nominations and permitting only stockholders holding at least a majority of our outstanding common stock to call a special meeting. Additionally, as a

Delaware corporation, we are subject to section 203 of the DGCL, which, among other things, and subject to various exceptions, restricts certain business transactions between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock (“an interested stockholder”) for a period of three years from the date the stockholder becomes an interested stockholder.

Our board of directors has considered and may at any time in the future consider the adoption of a stockholder rights plan. If adopted, such a plan would cause the substantial dilution of the holdings of any person that attempts to acquire us without the approval of our board of directors. Our board of directors may adopt a stockholder rights plan without the consent of our stockholders.

If you are not an institutional investor, you may purchase shares in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration.

Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, this offering must be registered, or be exempt from registration, in any state in which the Shares are to be offered or sold. We will apply to register the shares offered hereby, or will seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our shares in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, without limitation, those described in “Risk Factors” and elsewhere in this prospectus, including, among other things:

•	dependence on our Medicare Supplier Number;

•	changes in third-party reimbursement rates;

•	availability of chemotherapy drugs used in our infusion pump systems;

•	physicians’ use of infusion pump therapy over oral medications;

•	our growth strategy, involving entry into new fields of infusion-based therapy and potential acquisitions and strategic alliances;

•	the current global financial crisis;

•	industry competition; and

•	dependence upon our suppliers.

These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered hereby by the selling stockholder.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date. Under the terms of our credit agreement with Bank of America, N.A. and Keybank National Association, we are not permitted to pay dividends on our common stock. The payment of dividends in the future will be contingent upon the terms of our credit agreements, and our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate paying any dividends in the foreseeable future.

COMMON STOCK PRICE RANGE

Our common stock is currently quoted on the OTC Bulletin Board under the symbols INHI.OB. Prior to January 14, 2008, our common stock was traded on the OTC Bulletin Board under the symbols HAPN.OB.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low prices of our common stock, as reported on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

Common Stock

	Common Stock
	High	Low
Year ended December 31, 2010:
Third Quarter (through October 5, 2010)	$2.60	$2.15
Second Quarter	2.70	2.25
First Quarter	2.85	2.10
Year ended December 31, 2009:
Fourth Quarter	$3.00	$2.15
Third Quarter	3.00	2.15
Second Quarter	3.25	2.08
First Quarter	2.50	1.52
Year ended December 31, 2008:
Fourth Quarter	$2.75	$1.75
Third Quarter	3.00	2.00
Second Quarter	3.03	2.20
First Quarter	4.20	2.50

The last reported sales price of our common stock on the OTC Bulletin Board on October 5, 2010 was $2.55 per share.

Holders of Common Equity

As of October 1, 2010, we had approximately 360 stockholders of record of our common stock. This does not include beneficial owners of our common stock, including Cede & Co., nominee of The Depository Trust Company.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2010.

As of June 30, 2010
Cash and cash equivalents	$3,016

Long-term debt (including current portion)	$34,246
Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—
Common stock, $.0001 par value; authorized 200,000,000 shares; 19,874,039 issued and outstanding	2
Additional paid-in capital	84,330
Retained earnings	185

Total Stockholders’ Equity	84,517

Total Capitalization (including current portion of long-term debt)	$118,763

SELECTED CONSOLIDATED FINANCIAL DATA

InfuSystem Holdings, Inc.

The following tables set forth our selected consolidated financial data for 2006 through 2009 and the six months ended June 30, 2010 and 2009. We were formed in 2005 and had only nominal assets and no operations prior to 2006. You should read the financial data presented below together with our consolidated financial statements included elsewhere in this prospectus, including the notes thereto, and the information presented in this prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the statement of operations data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 from our audited financial statements, which are included elsewhere in this prospectus. We have derived the statement of operations data for the year ended December 31, 2006 and the balance sheet data as of December 31, 2007 and 2006 from audited financial statements which are not included in this prospectus. We have derived the statement of operations data for the six months ended June 30, 2010 and 2009 and the balance sheet data as of June 30, 2010 from our unaudited financial statements, which are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period. On October 25, 2007, we completed our acquisition of InfuSystem from I-Flow. InfuSystem’s results of operations are included in our Consolidated Statements of Operations from the date of the acquisition. On June 15, 2010, we completed our acquisition of First Biomedical, and our results include those of First Biomedical from the acquisition date. For more information, see Note 3 “Acquisitions” to our Consolidated Financial Statements included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006
	in thousands, except per share amounts
STATEMENT OF OPERATIONS DATA
Net revenues	$21,421	$18,400	$38,964	$35,415	$6,582	$—
Total operating expenses	(20,182)	(15,795)	(33,636)	(30,629)	(8,079)	(20,824)
Total other (loss) income	(1,514)	(2,473)	(3,577)	6,080	(189)	14,003
Income tax benefit (expense)	407	121	(977)	(907)	(1,110)	(1,038)
Net income (loss)	132	253	774	9,959	(2,796)	(7,859)
Net income (loss) per share — basic	$0.01	$0.01	$0.04	$0.56	$(0.15)	$(0.58)
Net income (loss) per share — diluted	$0.01	$0.01	$0.04	$0.53	$(0.15)	$(0.58)
BALANCE SHEET DATA (at period end)
Total Assets	$129,458		$114,690	$116,220	$116,426	$100,298
Long-term debt, including current maturities	34,246		24,141	30,669	32,294	—
Stockholders’ equity	84,517		81,465	80,073	68,759	65,146

Predecessor InfuSystem

The following historical information was derived from the audited financial statements of Predecessor InfuSystem for the period from January 1, 2007 to October 25, 2007 and the related notes and schedules thereto, which are included elsewhere in this prospectus. Statement of operations data for fiscal years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2006 and 2005 was derived from the audited financial statements of Predecessor InfuSystem not included in this prospectus.

	January 1, 2007 to October 25, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
STATEMENT OF OPERATIONS DATA
Net revenues	$25,001	$31,716	$28,525
Cost of revenues	6,702	8,455	7,735
Total operating expenses	15,673	15,091	12,709
Income tax expense	1,086	3,094	2,938
Net income	1,777	4,963	5,093
BALANCE SHEET DATA (at period end)
Total assets		$27,628	$27,831
Stockholders’ equity		22,008	22,455

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes, and the financial and other information included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and are presented in U.S. dollars.

This discussion contains forward-looking statements based on assumptions about our future business. Our actual results may differ from those contained in the forward-looking statements and such differences may be material. Please read “Cautionary Statement About Forward-Looking Statements.”

InfuSystem Holdings, Inc. Overview

We were formed as a Delaware blank check company in 2005 for the purpose of acquiring through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare sector. On October 25, 2007, we acquired Infusystem from I-Flow. Effective October 25, 2007, we changed our corporate name from “HAPC, INC.” to InfuSystem Holdings, Inc.

On June 15, 2010, we acquired all of the issued and outstanding stock of First Biomedical and the operations of First Biomedical have been included in our results of operations since that date. The acquisition of First Biomedical did not have a material impact on our results of operations for the quarter or six months ended June 30, 2010.

InfuSystem Holdings, Inc. Results of Operations for the Quarter and the Six Months ended June 30, 2010 compared to the Quarter and Six Months ended June 30, 2009

Revenues

Our revenue is predominantly derived from our rental of ambulatory infusion pumps which are primarily used for continuous infusion of chemotherapy drugs for patients with colorectal cancer. Our revenue for the quarter ended June 30, 2010 was $10,487,000, a 14% improvement compared to $9,173,000 for the quarter ended June 30, 2009. Our revenue for the six months ended June 30, 2010 was $21,421,000, a 16% improvement compared to $18,400,000 for the six months ended June 30, 2009. The increase in revenues is primarily due to obtaining business at new customer facilities, as well as deeper penetration into existing customer facilities.

Cost of Revenues

Cost of revenues, which consists of product and supply costs, including freight costs for the transport of pumps and supplies to and from oncology practices, and depreciation on and disposals of our infusion pumps, was $2,967,000 for the quarter ended June 30, 2010, a 30% increase compared to $2,278,000 for the quarter ended June 30, 2009. Our cost of revenues for the six months ended June 30, 2010 was $5,781,000, a 32% increase compared to $4,388,000 for the six months ended June 30, 2009. The increases for both periods was primarily related to increased revenues, a slight shift in revenue mix, an increase in pump depreciation and higher pump repair and maintenance costs. As a percentage of revenues, cost of revenues increased from 25% to 28% for the three months ended June 30, 2010, and from 24% to 27% for the six months ended June 30, 2010, compared to the same periods in the prior year. The increase in cost of revenues, as a percentage of revenues, for the three and six month periods is primarily related to a shift in revenue mix from ambulatory third party rental revenues to pole mounted pump sale and rental revenues, as well as an increase in repair and maintenance expenses associated with our pump fleet.

Amortization of Intangible Assets

For the quarter ended June 30, 2010, amortization of intangible assets was $534,000, compared to $457,000 for the quarter ended June 30, 2009. For the six months ended June 30, 2010, amortization of intangible assets was $991,000, compared to $914,000 for the six months ended June 30, 2009. The increases were primarily the result of the amortization of software purchases.

Provision for doubtful accounts

Provision for doubtful accounts for the quarter ended June 30, 2010 was $1,076,000, compared to $875,000 for the quarter ended June 30, 2009. The provision for doubtful accounts has remained relatively steady at 10% of revenues for the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009. Provision for doubtful accounts for the six months ended June 30, 2010 was $2,469,000, compared to $1,844,000 for the six months ended June 30, 2009. The provision for doubtful accounts has increased slightly from 10% to 12% of revenues for the six months ended June 30, 2010, compared to the six months ended June 30, 2009. The increase, as a percentage of revenue, is related to an increase in the mix of billings directly to patients, as compared to billings to third-party payors, as well as a slight decrease in the amount expected to be collected from patients.

Selling and Marketing Expenses

Selling and marketing expenses consist of sales salaries, commissions and associated fringe benefit and payroll-related items, marketing, share-based compensation, travel and entertainment and other miscellaneous expenses. For the quarter ended June 30, 2010, our selling and marketing expenses were $1,595,000, compared to $1,419,000 for the quarter ended June 30, 2009. For the six months ended June 30, 2010, our selling and marketing expenses were $3,036,000, compared to $2,739,000 for the six months ended June 30, 2009. These increases were the result of increased revenues. As compared to the prior year, these expenses remained relatively constant at 15% of revenues for the quarter ended June 30, 2010, and decreased slightly from 15% to 14% of revenues for the six months ended June 30, 2010.

General and Administrative Expenses

General and administrative expenses include administrative personnel salaries, fringe benefits and payroll-related items, professional fees, share-based compensation, insurance and other miscellaneous expenses. During the quarter ended June 30, 2010, our general and administrative expenses were $4,569,000, compared to $2,800,000 for the quarter ended June 30, 2009. During the six months ended June 30, 2010, our general and administrative expenses were $7,905,000, compared to $5,910,000 for the six months ended June 30, 2009. Included in the totals for the three and six months ended June 30, 2010 was approximately $785,000 in one-time costs related to the acquisition of First Biomedical. The expenses in total, excluding those related to the First Biomedical acquisition, have increased from 31% to 36% of revenues for the quarter ended June 30, 2010, and 32% to 33% for the six months ended June 30, 2010. The increases in both periods are primarily related to an increase in share-based compensation expense.

Other Income and Expenses

During the quarter ended June 30, 2010, we recorded a loss on derivatives of $71,000, compared to a gain of $2,006,000 during the quarter ended June 30, 2009. The quarter ended June 30, 2010 loss included an unrealized loss from the change in the fair value of our warrants, partially offset by a realized gain on the termination of our single interest rate swap, whereas the quarter ended June 30, 2009 gain included unrealized gains from both the change in the fair value of our warrants and the change in the fair value of our single interest rate swap.

During the six months ended June 30, 2010, we recorded a loss on derivatives of $460,000, compared to a loss of $636,000 during the six months ended June 30, 2009. Included in the six months ended June 30, 2010 loss was a realized loss recorded in connection with the warrant exchange, an unrealized loss from the change in the fair value of our warrants, and a realized gain on the termination of our single interest rate swap, whereas the six months ended June 30, 2009 loss included an unrealized loss from the change in the fair value of our warrants and an unrealized gain from the change in the fair value of our single interest rate swap. For more information, please refer to the discussion under “Summary of Significant Accounting Policies — Warrants and Derivative Financial Instruments” included in Note 2 and “Warrants and Derivative Financial Instruments” included in Note 6 to our Consolidated Financial Statements included in this prospectus.

During the quarter ended June 30, 2010, we recorded interest expense of $1,366,000, compared to $851,000 for the quarter ended June 30, 2009. During the six months ended June 30, 2010, we recorded interest expense of $2,172,000, compared to $1,837,000 for the six months ended June 30, 2009. These amounts consist primarily of interest paid on our term loans, the expensing of all remaining deferred debt issuance costs incurred in conjunction with the I-Flow loan, expense associated with the now terminated interest rate swap and interest expense on capital leases. The increase for both periods is primarily the result of expensing all of the remaining I-Flow deferred debt issuance coasts, partially offset by a decrease in interest expense on the term loan with I-Flow and lower cash payments associated with our single interest rate swap.

During the three and six months ended June 30, 2010, we recorded an income tax benefit of $717,000 and $407,000 respectively, compared to a benefit of $261,000 and $121,000 during the three and six months ended June 30, 2009, respectively. The increased benefit is primarily due to the reversal of our deferred tax asset valuation allowance, as discussed in Note 8 to our Consolidated Financial Statements included in this prospectus.

Inflation

Management believes that there has been no material effect on our operations or financial condition as a result of inflation or changing prices of our ambulatory infusion pumps during the period from December 31, 2009 through June 30, 2010.

InfuSystem Holdings, Inc. Results of Operations for the Fiscal Year ended December 31, 2009 compared to the Fiscal Year ended December 31, 2008

Revenues

Our revenue is predominantly derived from our rental of ambulatory infusion pumps which are primarily used for continuous infusion of chemotherapy drugs for patients with colorectal cancer. Our revenue for the year ended December 31, 2009 was $38,964,000, a 10% improvement compared to $35,415,000 for the year ended December 31, 2008. The increase in revenues is primarily due to obtaining business at new customer facilities, improved operational efficiency tools which led to successful billing of older or delayed documentation, as well as increased reimbursement.

Cost of Revenues

Cost of revenues, which consists of product and supply costs, including freight costs for the transport of pumps and supplies to and from oncology practices, and depreciation and disposals related to our infusion pumps, was $10,327,000 for the year ended December 31, 2009, a 12% increase compared to $9,191,000 for the year ended December 31, 2008. The increase was primarily related to increased revenues, as well as higher pump repair and maintenance costs, offset by lower freight costs as compared to the prior period. As a percentage of revenues, cost of revenues remained consistent at approximately 26%.

Amortization of Intangible Assets

Amortization of intangible assets for the year ended December 31, 2009 was $1,827,000, which was identical to the amount recognized for the year ended December 31, 2008. This represents the annual amortization expense associated with our physician relationships, which we amortize over 15 years.

Provision for doubtful accounts

Provision for doubtful accounts for the year ended December 31, 2009 was $4,006,000, compared to $3,187,000 for the year ended December 31, 2008. The provision for doubtful accounts has increased slightly from 9% to 10% of revenues for the year ended December 31, 2009, compared to the year ended December 31, 2008. The increase, as a percentage of revenue, is directly related to an increase in the mix of billings directly to patients, as compared to billings to third-party payors.

Selling and Marketing Expenses

Selling and marketing expenses consist of sales salaries, commissions and associated fringe benefit and payroll-related items, travel and entertainment, marketing, share-based compensation, and other miscellaneous expenses. For the year ended December 31, 2009, our selling and marketing expenses were $5,258,000, compared to $4,659,000 for the year ended December 31, 2008. The increase in selling and marketing expenses was the result of increased revenues. These expenses have remained fairly consistent as a percentage of revenues, at approximately 13% for the years ended December 31, 2009 and 2008.

General and Administrative Expenses

General and administrative expenses include administrative personnel (including management and officers’) salaries, fringe benefits and payroll-related items, professional fees, share-based compensation, insurance (including directors’ and officers’ insurance) and other miscellaneous expenses. During the year ended December 31, 2009, our general and administrative expenses were $12,218,000, compared to $11,765,000 for the year ended December 31, 2008. The expenses in total have decreased slightly from 33% to 31% of revenues for the year ended December 31, 2009, compared to the year ended December 31, 2008. The decrease, as a percentage of revenues, for the year ended December 31, 2009 is primarily driven by a decrease in stock based compensation and a decrease in professional fees primarily related to significant efficiencies associated with the preparation and audit of our Annual Report on Form 10-K for the year ended December 31, 2009. These decreases were partially offset by the recognition of Steve Watkins’ (our former CEO) compensation and benefits in accordance with his separation agreement as described in Note 10 to our Consolidated Financial Statements included in this prospectus.

Other Income and Expenses

During the year ended December 31, 2009, we recorded a loss on derivatives of $78,000, compared to a gain of $9,815,000 during the year ended December 31, 2008. These amounts represent an unrealized (loss) gain which resulted from the change in the fair value of our warrants, combined with an unrealized gain (loss) resulting from the change in the fair value of our single interest rate swap. For more information, please refer to the discussion under “Summary of Significant Accounting Policies — Warrants and Derivative Financial Instruments” included in Note 2 and “Warrants and Derivative Financial Instruments” included in Note 6 to our Consolidated Financial Statements included in this prospectus.

During the year ended December 31, 2009, we recorded interest expense of $3,503,000, compared to $3,771,000 for the year ended December 31, 2008. These amounts consist of interest paid on our term loan, the amortization of deferred debt issuance costs incurred in conjunction with the loan, expense associated with the interest rate swap and interest expense on capital leases for ambulatory pumps. The decrease is primarily the result of a decrease in interest expense on our term loan. This was the result of a decrease in the outstanding balance due to significant principal payments made during the year ended December 31, 2009. This was partially offset by higher cash payments associated with our single interest rate swap, due to the LIBOR rate being significantly lower during the year ended December 31, 2009 as compared to the year ended December 31, 2008. The decrease was also partially offset by interest expense related to new capital leases that we entered into during the year to finance the purchase of ambulatory pumps.

During the year ended December, 2009, we recorded income tax expense of $977,000, compared to $907,000 for the year ended December 31, 2008. The effective tax rate for the year ended December 31, 2009 was 55.43%, compared to 8.34% for the year ended December 31, 2008. The effective tax rate of 55.4% for the year ended December 31, 2009, as compared to the statutory rate of 34%, is primarily driven by permanent items including the current change in the valuation allowance on net deferred tax assets, the change in the net deferred tax liability on indefinite-lived goodwill and various state tax expenses. Please refer to the discussion under “Summary of Significant Accounting Policies — Income Taxes” included in Note 2 and “Income Taxes” included in Note 8 to our Consolidated Financial Statements included in this prospectus.

Inflation

Management believes that there has been no material effect on our operations or financial condition as a result of inflation or changing prices of our ambulatory infusion pumps during the period from December 31, 2008 through December 31, 2009.

InfuSystem Holdings, Inc. Results of Operations for the Fiscal Year ended December 31, 2008

Our results of operations for the year ended December 31, 2008 were not comparable with the prior period presented, as this was the first full calendar year where our results were solely and fully reflective of us as an operating company.

Our revenue for the fiscal year ended December 31, 2008 was $35,415,000. This was predominantly derived from our rental of ambulatory infusion pumps which are primarily used for continuous infusion of chemotherapy drugs for patients with colorectal cancer.

Cost of revenues for the fiscal year ended December 31, 2008 was $9,191,000. This consisted of product and supply costs, including freight costs for the transport of pumps and supplies to and from oncology practices, and depreciation on our infusion pumps.

Provision for doubtful accounts for the fiscal year ended December 31, 2008 was $3,187,000.

Amortization of our intangible assets for the fiscal year ended December 31, 2008 was $1,827,000. This represents the annual amortization expense associated with our physician relationships, which we are amortizing over 15 years. For more information, please refer to the discussion under “Summary of Significant Accounting Policies — Intangible Assets” included in Note 2 and “Goodwill and Intangible Assets” included in Note 5 to our Consolidated Financial Statements included in this prospectus.

During the fiscal year ended December 31, 2008, our selling and marketing expenses were $4,659,000. Selling and marketing expenses during this period consisted of sales salaries, commissions, fringes and payroll-related items, travel and entertainment, marketing, stock-based compensation expense and other miscellaneous expenses.

During the fiscal year ended December 31, 2008, our general and administrative expenses were $11,765,000. General and administrative expenses during this period consisted primarily of administrative personnel (including management and officers) salaries, fringes and payroll-related items, share-based compensation expense, professional fees and other miscellaneous expenses.

During the fiscal year ended December 31, 2008, we recorded a gain on derivatives of $9,815,000. This amount represented an unrealized gain which resulted from the decline in the fair value of our warrants, offset partially by an unrealized loss as a result of the unfavorable change in the fair value of our single interest rate swap. For more information, please refer to the discussion under “Summary of Significant Accounting Policies — Warrants and Derivative Financial Instruments” included in Note 2 and “Warrants and Derivative Financial Instruments” included in Note 6 to our Consolidated Financial Statements included in this prospectus.

During the fiscal year ended December 31, 2008, we recorded interest expense of $3,771,000. This amount consisted of interest paid on our term loan, payments made on the interest rate swap, amortization of deferred debt issuance costs incurred in conjunction with the term loan and other interest expense.

During the fiscal year ended December 31, 2008, we recorded income tax expense of $907,000. This amount consisted of federal, state and local tax provisions.

InfuSystem Holdings, Inc. Results of Operations for the Fiscal Year ended December 31, 2007

Our results of operations for the year ended December 31, 2007 are not comparable with other periods presented. Effective October 25, 2007, upon our acquisition of InfuSystem, we ceased to be a development stage company and became an operating company. Substantially all activity through October 25, 2007 related to our formation, initial public offering (the “IPO”) and efforts related to the acquisition of InfuSystem.

Our revenue for the fiscal year ended December 31, 2007 was $6,582,000, which included InfuSystem revenue only for the sixty-seven day period from October 26, 2007 to December 31, 2007.

Cost of revenues for the fiscal year ended December 31, 2007 was $1,620,000. This consisted of product and supply costs, including freight costs for the transport of pumps and supplies to and from oncology practices, and depreciation on our infusion pumps.

Provision for doubtful accounts for the fiscal year ended December 31, 2007 was $584,000.

Amortization of our intangible assets for the fiscal year ended December 31, 2007 was $335,000.

During the fiscal year ended December 31, 2007, our selling and marketing expenses were $649,000. Selling and marketing expenses during this period consisted of sales salaries, commissions and associated fringe benefit and payroll-related items, travel and entertainment, marketing and other miscellaneous expenses.

During the fiscal year ended December 31, 2007, our general and administrative expenses were $4,891,000. General and administrative expenses during this period consisted primarily of share-based compensation.

Predecessor InfuSystem

Overview

The financial statements and supplementary data of Predecessor InfuSystem presented for the period prior to October 26, 2007 are not those of the Company and were prepared by the former management of Predecessor InfuSystem and were independently audited. The financial statements and supplementary data of Predecessor InfuSystem for the period prior to October 26, 2007 may be particularly unrepresentative of the operations of the Company going forward for the following reasons, among others:

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Both the Company’s financials and Predecessor InfuSystem’s financials contain items which require management to make considerable judgments and estimates. There can be no assurance that the judgments and estimates made by the Company’s management will be identical or even similar to the historical judgments and estimates made by Predecessor InfuSystem’s former management.

•	The financials of Predecessor InfuSystem contain allocations of certain general and administrative expenses specific to I-Flow.

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The Company’s financials are prepared utilizing a different basis of accounting than Predecessor InfuSystem’s financials. Specific differences include, but are not limited to, the Company’s accounting for net property, intangible assets and goodwill on a fair value basis. Predecessor InfuSystem accounted for those items on a historical cost basis.

Results of Operations from January 1, 2007 to October 25, 2007

Revenues

Revenues for the period from January 1, 2007 to October 25, 2007 were $25,001,000. Revenues were impacted by increased gross billings, offset by a decrease in revenue recognition by Predecessor InfuSystem effective January 1, 2007, as well as management focus during 2007 on completing the acquisition.

Cost of Revenues

Cost of revenues, which includes depreciation on infusion pumps, product and supply costs and freight costs, were $6,702,000 for the period from January 1, 2007 to October 25, 2007. Cost of revenues as a percentage of revenues for the period from January 1, 2007 to October 25, 2007 was 26.8%.

Selling and Marketing Expenses

Selling and marketing expenses for the period from January 1, 2007 to October 25, 2007 were $3,390,000. Predecessor InfuSystem recognized stock-based compensation costs related to selling and marketing expenses of approximately $116,000 for the period from January 1, 2007 to October 25, 2007.

General and Administrative Expenses

General and administrative expenses for the period from January 1, 2007 to October 25, 2007 were $12,283,000. As a percentage of net revenues, general and administrative expenses were 49.1% for the period from January 1, 2007 to October 25, 2007. The percentage was impacted by management bonuses related to the sale of Predecessor Infusystem (4% of revenues), bad debt expense (20% of revenues) and stock-based compensation expense (3% of revenues). The bad debt expense for the period from January 1, 2007 to October 25, 2007 includes a significant amount resulting from the continued delay in collections from a specific large third party insurer. The delays resulted from procedural and processing changes within the insurer’s affiliated group of companies. The stock-based compensation expense related to the immediate vesting of restricted stock units and stock options of management in connection with the closing of the acquisition. In connection with the sale of Predecessor InfuSystem, I-Flow incurred certain expenses related to the divestiture, including legal and professional fees that resulted directly from the transaction. Divestiture expenses incurred by I-Flow for the period January 1, 2007 to October 25, 2007 were approximately $2,329,000.

Interest Income / Expense

Interest income for the period from January 1, 2007 to October 25, 2007 was $237,000.

Income Tax Provision

The income tax provision for the period from January 1, 2007 to October 25, 2007 was $1,086,000. InfuSystem’s effective tax expense rate for the period from January 1, 2007 to October 25, 2007 was 37.9%.

Net Income

Net income for the period from January 1, 2007 to October 25, 2007 was $1,777,000. This amount was impacted by the payment of transaction-related management bonuses, the acceleration of stock-based compensation, and bad debt expense.

Liquidity and Capital Resources

As of June 30, 2010 we had cash and cash equivalents of $3,016,000 compared to $7,750,000 at December 31, 2009. The decrease in cash and cash equivalents was primarily due to the acquisition of First Biomedical, partially offset by an increase in outstanding term debt and positive cash flow from operating activities.

Cash provided by operating activities for the six months ended June 30, 2010 was $3,364,000, compared to $3,512,000 for the six months ended June 30, 2009. The decrease is primarily attributable to the cash settlement upon termination of our interest rate swap, partially offset by increased revenues.

Cash provided by operating activities for the fiscal year ended December 31, 2009 was $9,708,000, compared to cash provided by operating activities of $10,897,000 for the fiscal year ended December 31, 2008. The decrease is attributable to changes in our working capital. The most significant change in working capital timing relates to our accounts receivable increasing during fiscal year ended December 31, 2009, which was primarily the result of an increase in billings and revenue in the month of December 2009 as compared to December 2008.

Cash used in investing activities for the six months ended June 30, 2010 was $17,161,000, compared to $2,689,000 for the six months ended June 30, 2009. The increase is primarily related to cash paid for the acquisition of First Biomedical, partially offset by lower purchases of infusion pumps, more extensive use of capital leases to acquire such equipment, and the expenses incurred in the first half of 2009 associated with both moving our office facilities and investments in customized software.

Cash used in investing activities for the fiscal year ended December 31, 2009 was $4,611,000, compared to $1,044,000 for the fiscal year ended December 31, 2008. The increase is due to an increase in our purchases of infusion pumps predominantly for new customer accounts, expenditures associated with moving our office facilities, the acquisition of software and the one time acquisition-related cash inflow of $784,000 from I-Flow which took place in the first quarter of 2008.

Cash provided by financing activities for the six months ended June 30, 2010 was $9,063,000, compared to $6,972,000 of cash used in financing activities for the six months ended June 30, 2009. The increase is primarily related to a $9,432,000 increase in outstanding term debt including a lower excess cash flow principal prepayment, partially offset by higher principal payments associated with capital leases.

Cash used in financing activities for the fiscal year ended December 31, 2009 was $8,860,000, compared to $2,300,000 for the fiscal year ended December 31, 2008. The increase is primarily due to a $5,294,000 excess cash flow principal prepayment and a scheduled increase in our quarterly principal payments on the I-Flow term loan.

As of June 30, 2010, we had cash and cash equivalents of $3,016,000, and net working capital (excluding derivative liabilities) of $3,883,000, compared to net working capital of $6,332,000 as of December 31, 2009. Management believes our current cash and cash equivalents, together with expected cash flows from ongoing operations as well as the new $5,000,000 undrawn revolving credit facility from Bank of America referred to below, are sufficient to fund our operations for at least the next 12 months.

On June 15, 2010, we entered into a credit facility with Bank of America, N.A. as Administrative Agent, and KeyBank National Association as Documentation Agent. The facility consists of a $30,000,000 term loan which was fully funded and a $5,000,000 revolving credit facility, both of which mature in June 2014. Interest on the term loan is payable at our choice of LIBOR plus 4.5%, or the Bank of America prime rate plus 3.5%. As of June 30, 2010, interest was payable at LIBOR plus 4.5%, which equaled approximately 4.85%.

Proceeds from the new term loan have been used to repay the outstanding balance of our term loan held by I-Flow, as well as contribute to the acquisition consideration for First Biomedical. As of June 30, 2010, we had no borrowings on our revolving credit facility.

The Bank of America term loan is collateralized by substantially all of our assets and requires us to comply with covenants principally relating to satisfaction of a total leverage ratio, a fixed charge coverage ratio, and an annual limit on capital expenditures. As of June 30, 2010, we were in compliance with all such covenants.

Contractual Obligations

As of December 31, 2009, future payments related to contractual obligations are as follows:

	Payment Due by Period(1)(2)
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(Amounts in Thousands)
Debt obligations	$4,928	$16,757	$—	$—	$21,685
Capital Lease Obligations	573	1,318	565	—	2,456
Operating Lease Obligations	149	243	—	—	392

Total	$5,650	$18,318	$565	$—	$24,533

(1)	The table above does not include any potential payout to I-Flow associated with the earn-out provision in the Stock Purchase Agreement. For more information, please refer to the discussion under “Acquisitions” included in Note 3 to our Consolidated Financial Statements included elsewhere in this prospectus.
(2)	The table above does not include any interest payments associated with our variable rate term debt. For more information, please refer to the discussion under “Debt and other Long-term Obligations” included in Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus.

Included in the operating lease obligations are future minimum lease payments as of December 31, 2009 under a lease agreement we entered into on March 27, 2009 for a new office building. The lease commenced on July 1, 2009 and expires on June 30, 2012.

As of June 30, 2010, future payments related to contractual obligations are as follows (in thousands):

	Payment Due by Period(1)(2)
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
Debt obligations	$4,116	$9,384	$17,250	$—	$30,750
Capital lease obligations	895	2,050	551	—	3,496
Operating lease obligations	315	383	—	—	698

Total	$5,326	$11,817	$17,801	$—	$34,944

(1)	The table above does not include any potential payout to I-Flow associated with the earn-out provision in the Stock Purchase Agreement. For more information, please refer to the discussion under “Acquisitions” included in Note 3 to our Consolidated Financial Statements included in this prospectus.
(2)	The table above does not include any interest payments associated with our variable rate term debt. For more information, please refer to the discussion under “Debt and other Long-term Obligations” included in Note 7 to our Consolidated Financial Statements included in this prospectus.

Included in the operating lease obligations are future minimum lease payments as of June 30, 2010 under various lease agreement we entered into for office space.

Contingent Liabilities

We do not have any contingent liabilities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. We consider critical accounting policies to be those that require more significant judgments and estimates in the preparation of our consolidated financial statements, including the following: revenue recognition, which includes contractual allowances; accounts receivable and allowance for doubtful accounts; warrants and derivative financial instruments; income taxes; and goodwill valuation. Management relies on historical experience and other assumptions believed to be reasonable in making its judgment and estimates. Actual results could differ materially from those estimates.

Management believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change.

Our accounting policies are more fully described under the heading “Summary of Significant Accounting Policies” in Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus. We believe the following critical accounting estimates are the most significant to the presentation of our financial statements and require the most difficult, subjective and complex judgments:

Revenue Recognition

The majority of our revenue is rental revenue in the oncology market. Revenues are recognized predominantly under fee for service arrangements through equipment that we rent to patients. We recognize revenue only when all of the following criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. Persuasive evidence of an arrangement is determined to exist, and collectability is reasonably assured, when we receive a physician’s written order and assignment of benefits, signed by the physician and patient, respectively, and we have verified actual pump usage and insurance coverage. We recognize rental revenue from electronic infusion pumps as earned, normally on a month-to-month basis. Pump rentals are billed at our established rates, which often differ from contractually allowable rates provided by third-party payors such as Medicare, Medicaid and commercial insurance carriers. All billings to third party payors are recorded net of provision for contractual adjustments to arrive at net revenues.

Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Due to continuing changes in the health care industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on our results of operations and cash flows.

Our largest contracted payor is Medicare, which accounted for approximately 31% of our gross billings for the six months ended June 30, 2010. We have contracts with various individual Blue Cross/Blue Shield affiliates which in the aggregate accounted for approximately 23% of our gross billings for the six months ended June 30, 2010. No individual payor (other than Medicare and the Blue Cross/Blue Shield entities) accounts for greater than approximately 6% of our gross billings.

We also recognize revenue for selling, renting and servicing new and pre-owned infusion pumps and other medical equipment. Revenue is recognized when goods are provided or services are rendered.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the estimated net realizable amounts from patients, third-party payors and other direct pay customers for goods provided and services rendered. We perform periodic analyses to assess the accounts receivable balances. We record an allowance for doubtful accounts based on the estimated collectability of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

Due to continuing changes in the health care industry and third-party reimbursement it is possible that management’s estimates could change in the near term, which could have an impact on its financial position, results of operations, and cash flows.

Share Based Payment

ASC 718 (formerly SFAS No. 123(R), Share-Based Payment), requires all entities to recognize compensation expense in an amount equal to the fair value of share based payments made to employees, among other requirements. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period. Accordingly, share based payments issued to officers and directors are measured at fair value and recognized as expense over the related vesting periods.

In 2007, we adopted the 2007 Stock Incentive Plan providing for the issuance of a maximum of 2,000,000 shares of common stock in connection with the grant of stock-based or stock-denominated awards.

During the three and six months ended June 30, 2010, we granted 3,425,000 restricted shares. 1,425,000 of the granted shares entitle a holder to receive, at the end of a vesting period, a specified number of shares of the Company’s common stock. The other 2,000,000 granted shares entitle the holder to receive common stock when the granted shares vest based upon certain market conditions.

Share based compensation expense recognized for the three and six months ended June 30, 2010 was $896,000 and $997,000, respectively, compared to $268,000 and $545,000 for each of the three and six months ended June 30, 2009, respectively.

Warrants and Derivative Financial Instruments

On April 18, 2006, we consummated our initial public offering (“IPO”) of 16,666,667 units. Each unit consisted of one share of common stock and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from us one share of its common stock at an exercise price of $5.00. On May 18, 2006, we sold an additional 208,584 units (the “Overallotment Units”) to FTN Midwest Securities Corp., the underwriter of our IPO (“FTN Midwest”), pursuant to a partial exercise by FTN Midwest of its overallotment option. The Warrant Agreement provides for us to register the shares underlying the warrants in the absence of our ability to deliver registered shares to the warrant holders upon warrant exercise.

In September 2000, the Emerging Issues Task Force issued ASC 815 (formerly EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock), which requires freestanding derivative contracts that are settled in a company’s own stock, including common stock warrants, to be designated as equity instruments, assets or liabilities. Under the provisions of this standard, a contract designated as an asset or a liability must be carried at its fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period.

On February 16, 2010 we announced an Offer to Exchange common stock for outstanding warrants. At the time, we had 35,108,219 outstanding warrants. The exchange offer expired on March 17, 2010. Holders of our warrants had the option to exchange their warrants for either One (1) share of Common Stock for every thirty-five (35) Warrants tendered, or One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the recipient agreed to be subject to a lock-up provision precluding transfer of the shares of Common Stock received for six months following the expiration of the Exchange Offer. Based on the final count, 25,635,723 Warrants were properly tendered; 24,766,700 were tendered for shares of Common Stock subject to a lock-up, and 869,023 were tendered for unrestricted shares of Common Stock. Under the terms of the Exchange Offer, we issued an aggregate 1,015,489 shares of Common Stock in exchange for the tendered Warrants. After the exchange, there are 8,329,638 publicly held warrants and 1,142,858 privately held warrants outstanding.

The 8,329,638 remaining warrants issued in connection with the IPO and overallotment to purchase common stock must be settled in registered shares and in accordance with ASC 815 are separately accounted for as liabilities as discussed in Note 6. The fair value of these warrants is shown on our balance sheet and the unrealized changes in the value of these warrants are shown in our statement of operations as “(Loss) gain on derivatives.” These warrants are freely traded on the OTC Bulletin Board. Consequently, the fair value of these warrants is estimated as the market price of the warrant at each period end. To the extent the market price increases or decreases, our warrant liabilities will also increase or decrease with a corresponding impact on our results of operations within “Loss on derivatives”.

Sales of warrants that can be settled in unregistered shares of common stock, as discussed in Note 10, are treated as equity and included in additional paid in capital. The total warrants issued to date that can be settled in unregistered shares of common stock are 1,142,858 at an issue price of $.70 per warrant or a total issue price of $800,000.

ASC 815 (formerly EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock), requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

Income Taxes

We account for income taxes in accordance with ASC 740 (formerly SFAS No. 109, Accounting for Income Taxes), which requires us to recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. For more information, please refer to the “Income Taxes” discussion included in Note 8.

Goodwill Valuation

Goodwill arising from business combinations represents the excess of the purchase price over the estimated fair value of the net assets of the businesses acquired. In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is tested annually for impairment or more frequently if circumstances indicate the possibility of impairment. We performed the annual impairment test as of October 31, 2009, and determined there was no impairment of goodwill. Management does not believe impairment of our goodwill existed at June 30, 2010.

BUSINESS

Business Concept and Strategy

We provide ambulatory infusion pump management services to oncologists in the United States. Ambulatory infusion pumps are small, lightweight electronic pumps designed to be worn by patients and which allow patients the freedom to move about while receiving chemotherapy treatments. The pumps are battery powered and attached to intravenous administration tubing, which is in turn attached to a reservoir or plastic cassette that contains the chemotherapy drug.

Our business model is currently focused on oncology chemotherapy infusion primarily for colorectal cancer. To our knowledge, we are the only national ambulatory infusion pump service provider focused on oncology.

We supply electronic ambulatory infusion pumps and associated disposable supply kits to physicians’ offices, infusion clinics and hospital outpatient chemotherapy clinics to be utilized by patients who receive continuous chemotherapy infusions. We obtain an assignment of insurance benefits from the patient, bill the insurance company or patient accordingly, and collect payment. We provide pump management services for the pumps and associated disposable supply kits to over 1,300 oncology practices in the United States. We retain title to the pumps during this process. In addition, we sell or rent pole-mounted or ambulatory infusion pumps for use within the oncology practice and we sell safety devices for cytotoxic drug transfer and administration.

We purchase electronic ambulatory infusion pumps from a variety of suppliers on a non-exclusive basis. Such pumps are generic in nature and are available to our competitors. The pumps are currently used primarily for continuous infusion of chemotherapy drugs for patients with colorectal cancer.

One aspect of our business strategy over the next one to three years is to expand into other treatment areas. We currently generate approximately 20% of our revenue from treatments for disease states other than colorectal cancer. There are a number of approved treatment regimens for head and neck, pancreatic, esophageal and other gastric cancers which involve the use of infusion pumps. There are also a number of other drugs currently approved by the U.S. Food and Drug Administration (the “FDA”), as well as agents in the pharmaceutical development pipeline, which we believe could potentially be used with continuous infusion protocols for the treatment of other diseases in addition to colorectal cancer. Drugs or protocols currently in clinical trials may also obtain regulatory approval over the next several years. If these new drugs obtain regulatory approval for use with continuous infusion protocols, we expect the pharmaceutical companies to focus their sales and marketing forces on promoting the new drugs and protocols to physicians.

Another aspect of our business strategy over the next one to three years is to actively pursue opportunities for the expansion of our business through strategic alliances, joint ventures and/or acquisitions. We believe there are opportunities to acquire smaller, regional competitors that perform similar services to us, but they do not have the national market access, network of third party payor contracts or operating economies of scale that we currently enjoy. We also plan to leverage our extensive networks of oncology practices and insurers by distributing complementary products and introducing key new services.

We face risks that other competitors can provide the same services as us. Those risks are currently mitigated by our existing third party payor contracts and economies of scale, which allow for predictable reimbursement and less costly purchase and management of the pumps, respectively. Additionally, we have already established a long standing relationship as a provider of pumps to over 1,300 oncology practices in the United States. We believe that there are competitive barriers to entry against other suppliers with respect to these oncology practices because we have an established national presence and third party payor contracts in place covering approximately 195 million third party payor lives, (i.e., persons enrolled in various managed care plans or commercial insurance carriers such as health maintenance organizations and preferred provider organizations) increasing the likelihood that we participate in the insurance networks of patients to whom physicians wish to refer to an ambulatory infusion pump provider. Moreover, we have an available inventory of approximately 20,000 active ambulatory infusion pumps, which may allow us to be more responsive to the needs of physicians and patients than a new market entrant. We do not perform any research and development.

First Biomedical

On June 15, 2010, we acquired all of the issued and outstanding stock of First Biomedical pursuant to a Stock Purchase Agreement with the stockholders of First Biomedical.

First Biomedical sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. It also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered in Olathe, Kansas, with additional facilities in California and Toronto, First Biomedical is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada. The acquisition of First Biomedical will allow us to expand our offerings to existing customers with the additional of biomedical service and repair, while simultaneously bolstering the growth of infusion pump sales within our existing and potential future markets.

First Biomedical’s results of operations are included in our consolidated statements of operations from the acquisition date.

Continuous Infusion Therapy

Continuous infusion of chemotherapy involves the gradual administration of a drug via a small, lightweight, portable electronic infusion pump over a prolonged period of time, defined as greater than 8 hours, and up to 24 hours daily. A cancer patient can receive his or her medicine anywhere from 1 to 30 days per month depending on the chemotherapy regimen that is most appropriate to that individual’s health status and disease state. This may be followed by periods of rest and then repeated cycles with treatment goals of progression free disease survival. This drug administration method has replaced “bolus” administration in specific circumstances. The advantages of slow continuous low doses of specific drugs are well documented. Clinical studies support use of continuous infusion chemotherapy for decreased toxicity without loss of anti-tumor efficacy. The 2009/2010 National Comprehensive Cancer Network (NCCN) Guidelines recommend the use of continuous infusion for treatment of numerous cancer diagnoses. We believe that the growth of continuous infusion therapy is driven by three factors: evidence of improved clinical outcomes; lower toxicity and side effects; and a favorable reimbursement environment.

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In the past decade, significant progress has been made in the treatment of colorectal cancer due to advances in surgery, radiotherapy and chemotherapy. In the late 1990s, medical researchers discovered that the delivery method of the drug (or schedule) was a key component to drug availability, efficacy and tolerability. Schedule dependant anti-tumor activity and toxicity has resulted in continuous infusion 5-Fluorouracil being adopted as standard of care. In 2000, the FDA approved Camptosar (the trade name for the generic chemotherapy drug Irinotecan), a drug developed by Pfizer, for first-line therapy in combination with 5-Fluorouracil for the treatment of colorectal cancer. In 2002, the FDA approved Eloxatin (the trade name for the generic chemotherapy drug Oxaliplatin), a drug developed by Sanofi-Aventis, for use in combination with continuous infusion 5-Fluorouracil for the treatment of colorectal cancer. FOLFIRI, the chemotherapy protocol which includes Camptosar in combination with continuous infusion 5-Fluorouracil and the drug Leucovorin, and FOLFOX, the chemotherapy protocol which includes Eloxatin in combination with continuous infusion 5-Fluorouracil and Leucovorin, have resulted in significantly improved overall survival rates for colorectal cancer patients at various stages of the disease state. We believe that Sanofi-Aventis and Pfizer have each dedicated significant resources to educating physicians and promoting the use of FOLFOX and FOLFIRI. Simultaneously, the NCCN has established these regimens as the standards of care for the treatment of colorectal cancer.

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The use of continuous infusion has been demonstrated to decrease or alter the toxicity of a number of cytotoxic, or cell killing agents. Higher doses of drugs can be infused over longer periods of time, leading to improved tolerance and decreased toxicity. For example, the cardiotoxicity (heart muscle damage) of the chemotherapy drug Doxorubicin is decreased by schedules of administration (The Chemotherapy Source Book, Perry, M.C.). Nausea, vomiting, diarrhea and decreased white blood cell and platelet counts are all affected by duration of delivery. Continuous infusion can lead to improved tolerance and patient comfort while enhancing the patient’s ability to remain on the chemotherapy regimen. Additionally, the lower toxicity profile and resulting reduction in side effects enables patients undergoing continuous infusion therapy to continue a relatively normal lifestyle, which may include continuing to work, go shopping, and care for family members. We believe that the partnering of physician management and patient autonomy provide for the highest quality of care with the greatest patient satisfaction.

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We believe that oncology practices have a heightened sensitivity to whether and how much they are reimbursed for services. Simultaneously, the Center for Medicare and Medicaid Services (“CMS”) and private insurers are increasingly focusing on evidenced based medicine to inform their reimbursement decisions — that is, aligning reimbursement with clinical outcomes and adherence to standards of care. Continuous infusion therapy is a main component of the standard of care for certain cancer types because clinical evidence demonstrates superior outcomes. Payors recognize this and it is reflected in favorable reimbursement for clinical services related to the delivery of this care.

Services

We provide oncology offices, infusion clinics and hospital out-patient chemotherapy clinics with ambulatory infusion pumps in addition to related supplies for patient use, and then directly bill and collect payment from payors and patients for the use of these pumps. We own approximately 20,000 pumps. At any given time, we estimate that approximately 60% of our pumps are in the possession of patients. The remaining pumps are in transport for cleaning and calibration, or in oncology clinics as back-ups.

After a doctor determines that a patient is eligible for ambulatory infusion therapy, the doctor arranges for the patient to receive an infusion pump and provides the necessary chemotherapy drugs. The oncologist and nursing staff train the patient in the use of the pump and initiate service. The physician bills insurers, Medicare, Medicaid, third party payor companies or patients (collectively, “payors”) for the physician’s professional services associated with initiating and supervising the infusion therapy, as well as the supply of drugs. We directly bill payors for the use of the pump and related disposable supplies. We have contracts with more than 200 payors that cover approximately 195 million third party payor lives. Billing to payors requires coordination with patients and physicians who initiate the therapy, as physicians’ offices must provide us with appropriate paperwork (patient’s insurance information, physician’s order and an acknowledgement of benefits that shows receipt of equipment by the patient) in order for us to bill the payors.

In addition to providing high quality and convenient care, we believe that our business offers significant economic benefits for patients, providers and payors.

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We provide patients with 24-hour service and support. We employ oncology and intravenous certified registered nurses trained on ambulatory infusion pump equipment who staff our 24-hour hotline to address questions that patients may have about their pump treatment, the infusion pumps or other medical or technical questions related to the pumps.

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Physicians use our services to outsource the capital commitment, pump service, maintenance and billing and administrative burdens associated with pump ownership. Our service also allows the doctor to continue a direct relationship with the patient and to receive professional service fees for setting up treatment and administering drugs.

•	We believe our services are attractive to payors because they are generally less expensive than hospitalization or home care.

Relationships with Physician Offices

We have business relationships with clinical oncologists in more than 1,300 practices. Though this represents a substantial portion of the oncologists in the United States, we believe we can continue to expand our network to further penetrate the oncology market. Based on our high retention rates and the positive results of our professional customer satisfaction research, we believe our relationships with physician offices are strong.

We believe that, in general, we do not compete directly with hospitals and physician offices to treat patients. Rather, by providing products and services to hospitals and physician offices and other care facilities and providers, we believe that we assist other providers in meeting increasing patient demand and manage institutional constraints on capital and manpower due to the nature of limited resources in hospitals and physician offices.

Sales and Marketing

We employ a sales team of approximately 30 salespersons to coordinate our sales and marketing activities. Our efforts are directed primarily at physician’s offices, infusion clinics, hospital outpatient chemotherapy clinics and other enterprises serving patients who receive continuous chemotherapy infusions.

Employees

As of August 31, 2010, we had 169 employees, including 155 full-time employees and 14 part-time employees. None of our employees are unionized.

Material Suppliers

We supply a wide variety of pumps and associated equipment, as well as disposables and ancillary supplies. The majority of our pumps are electronic ambulatory pumps purchased from the following manufacturers, each of which is material and supplies more than 10% of the pumps purchased by us: Smiths Medical, Inc.; Hospira Worldwide, Inc.; and WalkMed Infusion, LLC (formerly known as McKinley Medical, LLC). There are no supply agreements in place with any of the suppliers. All purchases are handled pursuant to pricing agreements, which contain no material terms other than prices that are subject to change by the manufacturer. As of December 31, 2009, we owned approximately 20,000 active pumps.

Seasonality

Our business is not subject to seasonality.

Environmental Laws

We are required to comply with applicable environmental laws regulating the disposal of cleaning agents used in the process of cleaning our ambulatory infusion pumps, as well as the disposal of sharps and blood products used in connection with the pumps. We do not believe that compliance with such laws has a material effect on our business.

Significant Customers

We have sought to establish contracts with as many third party payor organizations as commercially practicable, in an effort to ensure that reimbursement is not a significant obstacle for providers who recommend continuous infusion therapy and wish to utilize our services. A third party payor organization is a health care payor (or a group of medical services payors) that contracts to provide a wide variety of healthcare services to enrolled members through participating providers (such as us). A payor is any entity that pays on behalf of a member patient.

We currently have contracts with more than 200 third party payor plans that cover approximately 195 million lives. Material terms of contracts with third party payor organizations are typically a set fee or rate, or discount from billed charges for equipment provided. These contracts generally provide for a term of one year, with automatic one-year renewals, unless we or the contracted payor do not wish to renew. Our largest contracted payor is Medicare, which accounted for approximately 31% of our gross billings for the six months ended June 30, 2010. Our contracts with various individual Blue Cross/Blue Shield affiliates in the aggregate accounted for approximately 23% of our gross billings for the six months ended June 30, 2010. We also contract with various other third party payor organizations, commercial Medicare replacement plans, self insured plans and numerous other insurance carriers. No individual payor (other than Medicare and the Blue Cross/Blue Shield entities) accounts for greater than approximately 6% of our gross billings.

Competitors

We believe that our competition is primarily composed of regional providers, hospital-owned durable medical equipment (“DME”) providers, physician providers and home care infusion providers. An estimate of the number of competitors is not known or reasonably available, due to the wide variety in type and size of the market participants described below. We are not aware of any industry reports with respect to the competitive market described below. The description of market segments and business activities within those market segments is based on our experiences in the industry.

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Regional Providers: Regional DME providers act as distributors for a variety of medical products. We believe regional DME provider sales forces generally consist of a relatively small number of salespeople, usually covering several states. Regional DME providers tend to carry a limited selection of infusion pumps and their salespeople generally have limited resources. Regional DME providers usually do not have 24-hour nursing service. We believe that regional DME providers have relatively few third party payor contracts, which may prevent these providers from being paid at acceptable levels and may also result in higher out-of-pocket costs for patients.

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Hospital-owned DME Providers: Many hospitals have in-house DME providers to supply basic equipment. In general, however, these providers have limited capital and tend to stock a small inventory of infusion pumps. We believe that hospital-owned providers have limited ability to grow because of restricted patient populations. Growth from outside of the hospital may pose a challenge because hospitals typically will not provide referrals to competitors, instead preferring to offer patients a choice of non-hospital-affiliated DME providers.

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Physician Providers: A limited number of physicians maintain an inventory of their own infusion pumps and provide them to patients for a fee. However, we believe that pump utilization in this area tends to be low and the costs associated with ongoing supplies, preventative maintenance and repairs can be relatively high. Moreover, we believe that a high percentage of DME claims by doctors are rejected by payors upon first submission, requiring a physician’s staff to spend significant time and effort to resubmit claims and receive payment for treatment. The numerous service and technical questions from patients may present another significant cost to a physician provider’s staff.

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Home Care Infusion Providers: Home care infusion providers provide chemotherapy drugs and services to allow for in-home patient treatment. We believe that home care infusion treatment can be very costly and that many patients do not carry insurance coverage that covers home-based infusion services , resulting in larger out-of-pocket costs. Because home care treatments may take as long as six months, these costs can be high and can result in higher patient co-payments. We believe that home care providers may also be reluctant to offer 24-hour coverage or additional patient visits, due to capped fees.

Regulation of Our Business

Our business is subject to certain regulations. Specifically, as a Medicare supplier of DME and related supplies, we must comply with DMEPOS Supplier Standards established by the Health Care Financing Administration regulating Medicare suppliers of DME and prosthetics, orthotics and supplies (“DMEPOS”). The DMEPOS Supplier Standards consist of 26 requirements that must be met in order for a DMEPOS supplier to be eligible to receive payment for a Medicare-covered item. Some of the more significant DMEPOS Supplier Standards require us to (i) advise Medicare beneficiaries of their option to purchase certain equipment, (ii) honor all warranties under state law and not charge Medicare beneficiaries for the repair or replacement of equipment or for services covered under warranty, (iii) permit agents of the Centers for Medicare and Medicaid Services to conduct on-site inspections to ascertain compliance with the DMEPOS Supplier Standards, (iv) maintain liability insurance in prescribed amounts, (v) refrain from contacting Medicare beneficiaries by telephone, except in certain limited circumstances, (vi) answer questions and respond to complaints of beneficiaries regarding the supplied equipment, (vii) disclose the DMEPOS Supplier Standards to each Medicare beneficiary to whom it supplies equipment, (viii) maintain a complaint resolution procedure and record certain information regarding each complaint, (ix) maintain accreditation from a CMS approved accreditation organization and, (x) meet the surety bond requirements specified in 42 C.F.R. 424.57.

We are also subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) which are designed to protect the security and confidentiality of certain patient health information. Under HIPAA, we must provide patients access to certain records and must notify patients of our use of personal medical information and patient privacy rights. Moreover, HIPAA sets limits on how we may use individually identifiable health information and prohibits the use of patient information for marketing purposes. The adoption of the American Recovery and Reinvestment Act of 2009 (“ARRA”) includes a new breach notification requirement that applies to breaches of unsecured health information occurring on or after September 23, 2009.

We are subject to regulation in the various states in which we operate. We believe we are in compliance with all such regulation.

Description of Properties

We do not own any real property. We lease office and warehouse space at the following locations:

31700 Research Park Dr.	Madison Heights	MI
400 Madison Ave.	New York	NY
469 Main Street	Bennington	VT
878 Jan Mar Ct.	Olathe	KS
882 Jan Mar Ct.	Olathe	KS
12015 Mora Dr.	Santa Fe Springs	CA
5250 Satellite Dr.	Mississauga	Ontario, Canada

We believe that such office and warehouse space is suitable and adequate for our business.

Legal Proceedings

We are involved in legal proceedings arising out of the ordinary course and conduct of our business, the outcomes of which are not determinable at this time. We have insurance policies covering such potential losses where such coverage is cost effective. In our opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth, as of June 30, 2010, information for each of our directors and executive officers. The business address of each of our executive officers and directors listed below is 31700 Research Park Drive, Madison Heights, Michigan 48071. Our telephone number at that address is (248) 291-1210.

Name	Age	Position
Sean McDevitt	47	Chief Executive Officer and Chairman of the Board
David Dreyer	53	Director
James Freddo, M.D.	55	Director
Timothy Kopra	47	Director
Pat LaVecchia	43	Director, Vice Chairman of the Board
Jean-Pierre Millon	60	Director
John Voris	63	Director
Wayne Yetter	64	Director
Sean Whelan	39	Chief Financial Officer

Sean McDevitt

Sean McDevitt has served as the Company’s Chief Executive Officer since September 2009 and Chairman of the Board of Directors since August 2005. Mr. McDevitt is a founding principal, and since 2007 has been a Managing Director of, Maren Group, an investment banking firm which provides mergers and acquisitions advisory services in the healthcare and technology sectors. Prior to joining Maren Group, Mr. McDevitt was a Managing Director of FTN Midwest Securities Corp. from September 2004 to January 2007. In 1999, Mr. McDevitt co-founded Alterity Partners, a boutique investment bank which provided capital markets and merger and acquisition advisory services to high growth companies. Alterity Partners was acquired by FTN Midwest Securities Corp. in September 2004. Mr. McDevitt was formerly a senior investment banker at Goldman Sachs & Company from 1995 through 1999 where he led deal teams in a variety of technology and healthcare/biopharmaceutical transactions, including mergers and acquisitions, divestitures and initial public offerings. Prior to Goldman Sachs & Company, Mr. McDevitt worked in sales and marketing at Pfizer Inc. from 1991 until 1994. He was a Captain in the U.S. Army Rangers and was decorated for combat in the Panama invasion. He is a member of the Council on Foreign Relations. Mr. McDevitt received his B.S. in Computer Science and Electrical Engineering from the U.S. Military Academy at West Point and an M.B.A. from Harvard Business School.

David Dreyer

David Dreyer has been a member of the Company’s Board of Directors since April 2008. Mr. Dreyer has served as Chief Financial Officer of Alphastaff Group, Inc., a human resource outsourcing company, since August 2009. Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of AMN Healthcare Services, Inc. (NYSE: AHS) since September 2004, and Treasurer since 2006. During Mr. Dreyer’s tenure, AMN grew to become the leader in healthcare staffing for physicians, travel nurses, and allied travel, doubling its revenue to $1.2 billion in 4 years. From 1997 through 2004, Mr. Dreyer served as Chief Financial Officer and Chief Accounting Officer of Sicor, Inc., a manufacturer of complex pharmaceuticals with operations in the United States, Italy, Mexico, Lithuania, China and Switzerland, which was acquired by Teva Pharmaceutical Limited. Prior to joining Sicor, Mr. Dreyer served in related senior financial management positions within the pharmaceutical industry, working for Elan Corporation plc, Athena Neurosciences and Syntex. Mr. Dreyer is a Certified Public Accountant in California.

James Freddo, M.D.

James Freddo, M.D. has been a member of the Company’s Board of Directors since April 2008. Dr. Freddo has served as Chief Medical Officer of Anadys Pharmaceuticals, Inc. (NASDAQ: ANDS) since July 2006. Prior to joining Anadys Pharmaceuticals, Dr. Freddo served as Vice President, Clinical Site Head and Development Site Head, Pfizer Global Research and Development, La Jolla from August 2005 until July 2006. From June 2002 until August 2005, Dr. Freddo served as Executive Director, Site Therapeutic Area Leader, Clinical Development, Oncology at Pfizer, Inc. While at Pfizer, Dr. Freddo led the team responsible for the registration of Sutent® (sunitinib malate), a drug approved by the U.S. Food and Drug Administration in January 2006 for the treatment of advanced kidney cancer and gastrointestinal stromal tumors. Prior to joining Pfizer, Dr. Freddo held a variety of senior management positions at Wyeth-Ayerst Research from December 1996 until June 2002, including Senior Director, Oncology, Senior Director, Infectious Diseases, and Senior Director, Transplantation Immunology. Dr. Freddo holds a B.S. degree in Medical Technology from the State University of New York at Stony Brook and a M.D. degree from the University of North Carolina, where he also completed his fellowship training.

Timothy Kopra

Timothy Kopra has been a member of the Company’s Board of Directors since April 2010. Mr. Kopra received his commission as a second lieutenant in May 1985 and was designated as an Army aviator in August 1986. He then completed a three-year assignment at Fort Campbell, Kentucky, where he served in a variety of leadership positions in the 101st Airborne Division’s air cavalry squadron. In 1990, Mr. Kopra was assigned to the 3rd Armored Division in Hanau, Germany, and was deployed to Southwest Asia where he served in Operations Desert Shield and Desert Storm. He completed his tour in Germany as an attack helicopter company commander. Mr. Kopra was designated as an experimental test pilot after completing the U.S. Navy Test Pilot School and served as the developmental test director for the Comanche helicopter program. In July 2000, Mr. Kopra was selected as an astronaut and completed two years of Space Shuttle, Space Station, and T-38 flight training. Mr. Kopra then served in the Astronaut Office, where his primary focus involved testing crew interfaces for International Space Station (ISS) pressurized modules as well as the implementation of support computers and operational Local Area Network on ISS. In September 2006, Mr. Kopra served with a six person crew aboard the National Oceanic and Atmospheric Administration’s Aquarius underwater laboratory as part of NASA Extreme Environment Mission Operations 11. Mr. Kopra completed his first space flight in 2009, logging two months in space. Mr. Kopra is currently assigned to STS-133 targeted for launch in November 2010. Mr. Kopra received a Bachelor of Science from the United States Military Academy at West Point, a Master of Science in Aerospace Engineering from the Georgia Institute of Technology, and a Master of Strategic Studies from the U.S. Army War College.

Pat LaVecchia

Pat LaVecchia has been a member of the Company’s Board of Directors since September 2005 and has served as Vice Chairman since September 2009. Mr. LaVecchia served as the Company’s secretary from September 2005 to November 2007. Mr. LaVecchia has been a founding principal and Managing Partner of LaVecchia Capital LLC, a merchant banking and investment firm, since 2007 and has over 20 years of experience on Wall Street. Mr. LaVecchia has built and run several major Wall Street groups and has extensive expertise in capital markets including initial public offerings, secondary offerings, raising capital for private companies and PIPEs as well as playing the leading role in numerous mergers, acquisitions, private placements and high yield transactions. Prior to forming LaVecchia Capital, Mr. LaVecchia ran several groups at major Wall Street firms including: Managing Director and Head of the Private Equity Placement Group at Bear, Stearns & Company (1994 to 1997); Group Head of Global Private Corporate Equity Placements at Credit Suisse First Boston (1997 to 2000); Managing Director and Group Head of the Private Finance and Sponsors Group at Legg Mason Wood Walker, Inc (2001 to 2003); co-founder and Managing Partner of Viant Group (2003-2005) and Managing Director and Head of Capital Markets at FTN Midwest Securities Corp. (2005 to 2007). He was also at

Hawk Holdings, a strategic venture capital firm from 2000 until 2001. Mr. LaVecchia received his B.A., magna cum laude (and elected to Phi Beta Kappa), from Clark University and an M.B.A. from The Wharton School of the University of Pennsylvania with a major in Finance and a concentration in Strategic Planning. Within the past five years Mr. LaVecchia served on the board of directors of TXP Corporation (OTC: TXPO). Mr. LaVecchia also currently serves as a board member of Technology Innovator Acquisition Ltd. and Premier Publishing Group, Inc. (OTC: PPBL), is a co-managing partner of Sulla Global Partners LLC, and sits on several advisory boards and also serves on a non-profit board.

Jean-Pierre Millon

Jean-Pierre Millon has served as a member of the Company’s Board of Directors since September 2005. Mr. Millon is a co-founder of BLS, LLC, a consulting and investing entity based in Indianapolis and established in 2002. Mr. Millon served as a consultant to AdvancePCS, successor entity to PCS Health Systems, from October 2000 to June 2002. Until September 2000, Mr. Millon was President and Chief Executive Officer of PCS Health Systems, one of the country’s largest pharmacy benefit managers. Prior to joining PCS in 1995, Mr. Millon was an executive with Eli Lilly and Co., PCS’ former parent company. His career with Lilly, started in 1976, spanned two decades and was highlighted by leadership positions in the United States, the Orient, Europe and the Caribbean Basin. Most recently, Mr. Millon served as President and General Manager of Lilly Japan, K.K. and Vice President of the Lilly pharmaceutical division in Kobe, Japan from 1992 until 1995. Mr. Millon was an advisory board member with Care Capital LLC, a healthcare venture fund from 2001 through 2003. Within the past five years, Mr. Millon served on the board of directors of Medical Present Value, Inc. and Cypress Bioscience, Inc. (NASDAQ: CYPB). Mr. Millon also serves on the Board of Directors of CVS/Caremark Corporation (NYSE: CVS), Prometheus Laboratories Inc. and HSI, Inc.

John Voris

Company’s Chief Executive Officer from September 2005 until October 2007. From August 2004 to July 2005, Mr. Voris was Chairman of Epocrates, Inc., a software company providing clinical information to healthcare professionals at the point of care. Mr. Voris retired from his position at Epocrates in July 2005 and did not accept another position until becoming the Company’s Chief Executive Officer and a member of the Board of Directors in September 2005. He was President and Chief Executive Officer of Epocrates from June 2000 until July 2004. Prior to Epocrates, Mr. Voris was Executive Vice President of PCS Health Systems from 1995 until 2000. During his tenure at PCS Health Systems, PCS Health Systems was a subsidiary of Eli Lilly from 1994 until 1999 and then of Rite Aid Pharmacies from 1999 until 2000. While at PCS, Mr. Voris had responsibility for all call centers, mail order pharmacies, sales and marketing of PBM services, product development and industry relations. Prior to PCS, Mr. Voris was with Eli Lilly from 1973 until 1995. Mr. Voris was Executive Director of the Infectious Disease Business Unit from 1993 until 1995, where he was responsible for world wide sales and marketing of a large portfolio of existing and development-stage anti-infectives. From 1988 until 1992, Mr. Voris was based in London as Director of Marketing for Europe, Middle East and Africa, where he had responsibility for sales, marketing and product development for the entire portfolio of Lilly pharmaceutical products. Prior to these positions, he held a variety of positions in sales, marketing, market research and business development. Mr. Voris received his M.B.A. and B.S. from the Kelley School of Business, Indiana University. Within the past five years Mr. Voris served on the board of directors of Oscrent Pharmaceuticals, Inc. (NASDAQ: OSCI). Mr. Voris currently serves on the Board of Directors of Epocrates, Inc. and Regenesis Biomedical.

Wayne Yetter

Wayne Yetter has served a member of the Company’s Board of Directors since September 2005. Since October 2009, Mr. Yetter has been Chairman of, and through September 3, 2010, also served as Chief Executive Officer of, ProActive for Patients Media, Inc. an early stage company providing a system for physician-to-patient communications to enhance adherence to medication therapies. He served as Chief Executive Officer of Verispan, LLC, a healthcare information company founded by Quintiles Transnational Corp. and McKesson

Corp, from September 2005 to August 2008. From November 2004 through September 2005, Mr. Yetter served as President and Chief Executive Officer of Odyssey Pharmaceuticals, Inc. to assist Odyssey’s parent, PLIVA d.d., implement its strategy to exit the proprietary pharmaceutical business. Mr. Yetter has built and led a variety of multi-million dollar businesses and pharmaceutical operations for some of the largest companies in the world. After serving in Vietnam, Mr. Yetter began his career in the pharmaceuticals industry in 1970 as a sales representative for Pfizer. From Pfizer, he joined Merck & Co in 1977, where he led the Marketing Operations Group and then became Vice President of the Far East/Pacific region before starting the new company, Astra Merck, in 1991 as President and Chief Executive Officer. Under his leadership, Astra Merck’s product, Prilosec, grew to be the #1 pharmaceutical product in the United States at the time. Mr. Yetter then joined Novartis Pharmaceuticals in 1997, where he was President and Chief Executive Officer of the United States pharmaceutical business. In 1999, he joined IMS Health as Chief Operating Officer and later led its spinout company, Synavant, where he was Chairman and Chief Executive Officer for three years before Synavant merged with Dendrite International in 2003. Following the merger, Mr. Yetter founded and has acted as principal of BioPharm Advisory LLC since September 2003. He also served as an advisor to Alterity Partners from 2003 until 2004. Mr. Yetter was formerly Chairman of the Board for Transkaryotic Therapies Inc., which was acquired by Shire Pharmaceuticals. Mr. Yetter served as Chairman of the board of directors of Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) through 2009 when it was acquired by Hisamitsu and served on the board of Synvista Therapeutics, Inc. (AMEX: SYI) through 2009 when it dissolved. Mr. Yetter currently serves on the Boards of Directors of EpiCept Corporation (NASDAQ: EPCT), Strategic Diagnostics Inc., now doing business as SDIX (NASDAQ: SDIX), and is Chairman of NuPathe, Inc. (NASDAQ: PATH).

Sean Whelan, CPA

Sean Whelan has served as the Company’s Chief Financial Officer since November 2007. Prior to joining the Company, Mr. Whelan held senior finance positions with Ford Motor Company since 1996. From 2005 to 2007, Mr. Whelan served as accounting director for Automotive Components Holdings, LLC, a subsidiary of Ford Motor Company, where he had direct oversight, financial and divestiture responsibility for the $5 billion entity. During 2005, he led the due diligence effort and overall acquisition accounting pertaining to Ford’s acquisition of Visteon’s 24 North American facilities. From 2003 to 2005, Mr. Whelan also held senior treasury roles at Ford Motor Company, where he was responsible for managing the interest rate risk and funding strategy for Ford Credit, with over $150 billion in assets. Prior to joining Ford Motor Company, Mr. Whelan was employed as a senior auditor for Deloitte & Touche LLP from 1992 to 1995. Mr. Whelan has a Bachelor of Business Administration degree and a Master of Accounting degree, both from the University of Michigan Ross School of Business. Mr. Whelan received his CPA certificate in 1995 and his Certified Internal Auditor certificate in 1996.

Corporate Governance

Director Independence

The Board of Directors has considered the independence of each director in accordance with the elements of independence set forth in the listing standards of the New York Stock Exchange (“NYSE”). Based upon information solicited from each nominee, the Board of Directors has affirmatively determined that Jean-Pierre Millon, Wayne Yetter, David Dreyer, James Freddo, M.D. and Tim Kopra have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are “independent” within the meaning of NYSE’s director independence standards and Audit Committee independence standards, as currently in effect. Sean McDevitt, the Company’s Chief Executive Officer and the Chairman of the Board, Pat LaVecchia, currently Vice Chairman and the Company’s Secretary prior to the Company’s acquisition of InfuSystem in October 2007, and John Voris, the Company’s Chief Executive Officer prior to the Company’s acquisition of InfuSystem in October 2007 are not currently considered independent in accordance with NYSE’s requirements.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee, each of which reports to the Board of Directors.

Audit Committee

The Audit Committee is composed entirely of independent directors. The following individuals are members of the Audit Committee: David Dreyer, Chairman, Tim Kopra and Wayne Yetter. The Audit Committee is responsible for meeting with the Company’s independent registered public accounting firm regarding, among other issues, audits and adequacy of the Company’s accounting and control systems.

The Board of Directors has determined that Mr. Dreyer qualifies as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act.

Nominating and Governance Committee

The following individuals are members of the Nominating and Governance Committee: Wayne Yetter, Chairman, Jean-Pierre Millon and Tim Kopra. The Nominating Committee identifies nominees for election to the Board.

Compensation Committee

The following individuals are members of the Compensation Committee: James Freddo and Tim Kopra. The Compensation Committee is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers and directors and administering the InfuSystem Holdings, Inc. 2007 Stock Incentive Plan.

Directors’ Compensation for 2009

The following table sets forth the compensation for the Company’s directors for the fiscal year ended December 31, 2009. Mr. Kopra joined the Board during 2010. See “Executive Compensation” for a description of Mr. McDevitt’s compensation.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Voris	70,000	(2)	—	—	—	—	—	70,000
Pat LaVecchia	86,923	(3)	—	—	—	—	—	86,923
Wayne Yetter	74,000	(4)(2)	—	—	—	—	—	74,000
Jean-Pierre Millon	54,000	(4)	—	—	—	—	—	54,000
David Dreyer	58,000	(5)	—	—	—	—	—	58,000
James Freddo, M.D.	50,000		—	—	—	—	—	50,000

(1)	The Company’s directors receive $50,000 per year in connection with their services as members of the Board of Directors.
(2)	Includes $20,000 which represents a monthly fee of $5,000 prorated as of September 2009 in connection Mr. Yetter and Mr. Voris’ services as members of the Executive Committee.
(3)	Includes $36,923 which represents a monthly fee of $10,000 prorated as of September 2009 in connection with Pat LaVecchia’s services as Vice Chairman.
(4)	Includes $4,000 per annum paid to each of Wayne Yetter and Jean-Pierre Millon in connection with their services as members of the Audit Committee during the fiscal year ended December 31, 2009.
(5)	Includes $8,000 per annum paid to Mr. Dreyer in connection with his services as Chairman of the Audit Committee during the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

2009 Compensation Discussion and Analysis

The Company’s Board of Directors believes that the success of the Company is largely based on the performance and skills of its executive officers. Therefore, when determining executive compensation, the Board of Directors focused on the concepts of rewarding executive performance and retaining and attracting top executive talent. The Company’s principal objectives with respect to executive compensation are to encourage strong executive leadership and provide value to the Company’s stockholders. For 2009 the Board of Directors was responsible for approving the salaries, bonuses and other compensation and benefits of executive officers and administering the InfuSystem Holdings, Inc. 2007 Stock Incentive Plan. The Company has entered into an employment agreement with Sean Whelan, the Company’s Chief Financial Officer. See “Employment Agreement with Sean Whelan” for a discussion of the terms and conditions of the employment agreement. As of September 2009, when Sean McDevitt became Chief Executive Officer, his salary became $300,000 per annum, which was prorated for the remainder of 2009.

Elements of Compensation

Base Salary

The Board of Directors sought to establish base salaries for the Company’s executive officers at levels that are competitive with base salary compensation paid to executive officers with similar responsibilities at other healthcare services companies comparable in size and annual revenues. The Board of Directors reviewed base salary levels annually and adjusted base salaries based on factors such as the Company’s overall business performance, the scope of the executive officer’s responsibilities, performance of the executive officer during the prior fiscal year, the executive officer’s experience and the competitive marketplace.

Non-Equity Incentive Plan Compensation

Bonus awards are intended to focus the efforts of our executive officers on the attainment of the Company’s business objectives. The Company has entered into an employment agreement with Sean Whelan, the Company’s Chief Financial Officer, which provides that Mr. Whelan may be eligible for the receipt of cash bonus awards provided that certain pre-established performance goals are met. Additionally, the Board of Directors may grant bonuses and other awards under non-equity compensation plans to executive officers at its own discretion. Mr. Whelan earned non-equity compensation in the amount of $198,000 for his services during the fiscal year ended December 31, 2009.

Stock-Based Compensation

The Company has adopted the InfuSystem Holdings, Inc. 2007 Stock Incentive Plan. The objective of the InfuSystem Holdings, Inc. 2007 Stock Incentive Plan is to encourage a level of ownership in the Company by executive officers and employees and to align their interests with those of the Company’s stockholders.

Benefits

The Company maintains group health, disability and life insurance for its executive officers and employees. Additionally, the Company maintains a matching 401(k) plan in which both executive officers and other employees are entitled to participate.

Agreement with Steve Watkins

On August 28 2009 Steve Watkins, Chief Executive Officer until September 7, 2009, entered into a separation agreement (the “Separation Agreement”) with the Company which contains a general release of the Company and its officers, directors and affiliates from any claims by him. Pursuant to the Separation Agreement, and in lieu of what Mr. Watkins may have been entitled to under the terms of his employment agreement with the Company, the Company will pay Mr. Watkins (i) his annual base salary of $310,500 for a period of two years following his resignation in accordance with the Company’s regular payroll practices and (ii) a bonus in the amount of $150,000 for the 2009 calendar year within 30 days of his resignation. The Company will continue to pay for Mr. Watkins’ existing health insurance benefits for a period of two years following his resignation. Additionally, any unvested portions of Mr. Watkins’ stock options or restricted share grants will vest pro rata based upon his services to the Company as Chief Executive Officer during the 2009 calendar year. All of the foregoing benefits are contingent upon Mr. Watkins’ satisfaction of certain confidentiality and non-compete obligations under the terms of the Separation Agreement. Both the Company and Mr. Watkins are also subject to mutual non-disparagement obligations.

Agreement with Sean McDevitt

On April 6, 2010 the Company and Sean McDevitt entered into a share award agreement that granted Mr. McDevitt the right to receive an aggregate of up to 2,000,000 shares of common stock of the Company upon the attainment of specified trading price levels and pursuant to certain other terms and conditions. The share award agreement was approved by the Compensation Committee of the Board of Directors.

Share Award Structure	Shares	Target Price
Tranche 1	250,000	$5.00
Tranche 2	250,000	$7.50
Tranche 3	500,000	$10.00
Tranche 4	1,000,000	$15.00

Total	2,000,000

All of the shares outstanding under the share award agreement will vest immediately upon the occurrence of any of the following: change of control of the Company, death of Mr. McDevitt, or the Company’s payment of dividends other than ordinary course cash dividends.

The shares to be issued pursuant to the share award agreement are outside the Company’s 2007 Stock Incentive Plan. The share award agreement provides that the Company will pay Mr. McDevitt compensation necessary to cover income taxes incurred in connection with the issuance of any shares pursuant to the share award agreement.

Mr. McDevitt’s incentive is all in equity and he is not eligible to receive cash incentive compensation.

Compensation Committee Interlocks and Insider Participation

For each of the Company’s fiscal years through 2009, the Company’s Board of Directors performed the duties typically delegated to a compensation committee. In late 2009, a compensation committee of the Company’s Board of Directors was established, which now determines executive compensation and oversees our benefit plans.

During the fiscal year ended December 31, 2009, none of the Company’s executive officers served at any time on the board of directors or compensation committee of any other entity one of whose executive officers served on the Company’s Board of Directors.

Summary Compensation Table

The following table sets forth the compensation of the executive officers of the Company for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)		Total ($)
Sean McDevitt	2009	96,923	(1)	—		—		—	—	—	90,000	(3)	186,923
Chief Executive Officer	2008			—		108,000	(4)	—	—	—	90,000	(5)	198,000
	2007	—		—		—		—	—	—	—		—

Steve Watkins	2009	210,185	(6)	—		—		—	—	—	328,862	(7)	539,047
Former Chief Executive Officer	2008	300,000	(8)	—		580,000		396,000	75,000	—	13,394	(9)	1,364,394
	2007	54,000	(10)	—		—		—	—	—	2,303	(11)	56,303

Sean Whelan	2009	207,000	(12)	—		—		—	198,000	—	15,293	(13)	420,293
Chief Financial Officer	2008	200,000		—		217,500		—	45,000	—	16,687	(14)	479,187
	2007	28,000	(15)	53,008	(16)	—		—	—	—	2,194	(17)	83,202

(1)	The Company paid Sean McDevitt $96,923 in salary for the fiscal year ended December 31, 2009, which represents his $300,000 base salary prorated from September 7, 2009, the date Mr. McDevitt commenced his services as the Company’s Chief Executive Officer, to December 31, 2009.
(2)	In accordance with recently adopted amendments to the SEC’s proxy disclosure rules, included in the “Stock Awards” and “Option Awards” columns are the aggregate grant date fair values of restricted stock unit and stock option awards made during the respective fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in computing this valuation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 11 of the Notes to the Consolidated Financial Statements. This presentation reflects a change from prior year proxy statements where the amounts included in these columns reflected the compensation expense recognized in the fiscal year related to all outstanding equity awards (regardless of grant date). In accordance with the SEC rule amendment, amounts shown above for 2008 have been presented in accordance with the new rule. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized.
(3)	The Company paid Mr. McDevitt $90,000 in compensation, consisting of $50,000 per year in connection with his services as members of the Board of Directors and $40,000 in connection with his services as Chairman of the Board of Directors.
(4)	On June 3, 2008, Mr. McDevitt was granted 36,000 restricted shares of Common Stock, 50% of such shares to vest on the one year anniversary of the date of grant and the remainder to vest on the two year anniversary of the date of grant through which Mr. McDevitt remains a member of the Company’s Board of Directors. Represents the aggregate grant date fair value for the fiscal year ended December 31, 2008 in accordance with FASB ASC Topic 718.
(5)	Includes $40,000 paid to Mr. McDevitt in connection with his services as Chairman of the Board of Directors during the fiscal year ended December 31, 2008.
(6)	The Company paid Steve Watkins $210,185 in salary for the fiscal year ended December 31, 2009, which represents his $310,500 base salary prorated from January 1, 2009 to September 7, 2009, the date Mr. Watkins resigned as the Company’s Chief Executive Officer.
(7)	Includes $316,100 paid to Mr. Watkins in connection with his severance agreement. Also includes $2,952 in matching contributions to 401(k) plan and $9,810 in payments made in connection with car and gas allowance.
(8)	Pursuant to the terms of his employment agreement with the Company described below, Mr. Watkins is entitled to receive an annual base salary of $300,000 per year.
(9)	Includes $1,980 in matching contributions to 401(k) plan and $11,414 payments made in connection with car and gas allowance.
(10)	The Company paid Mr. Watkins $54,000 in salary for the fiscal year ended December 31, 2007, which represents his $300,000 base salary prorated from October 25, 2007, the date Mr. Watkins commenced his services as the Company’s Chief Executive Officer, to December 31, 2007.
(11)	Represents payments made in connection with car allowance.
(12)	Pursuant to the terms of his employment agreement with the Company described below, Sean Whelan is entitled to receive an annual base salary of $207,000 per year.
(13)	Includes $2,729 in matching contributions to 401(k) plan and $12,564 payments made in connection with car and gas allowance.
(14)	Includes $2,335 in matching contributions to 401(k) plan and $14,352 payments made in connection with car and gas allowance.
(15)	The Company paid Mr. Whelan $28,000 in salary for the fiscal year ended December 31, 2007, which represents his $200,000 base salary prorated from November 12, 2007, the date Mr. Whelan commenced his services as the Company’s Chief Financial Officer, to December 31, 2007.
(16)	Pursuant to the terms of his employment agreement with the Company, Mr. Whelan earned and was paid a one time starting bonus of $53,008.
(17)	Represents payments made in connection with a car allowance.

Grant of Plan Based Awards

There were no grants of awards made to a named executive officer for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, stock that has not vested and stock incentive plan awards for each of the named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sean McDevitt	—		—	—	—	—	18,000	(2)	$39,600	—	—
Sean Whelan	—		—	—	—	—	18,750	(3)	$41,250	—	—
Steve Watkins	100,479	(4)	—	—	$2.90	May 6, 2018	—		—	—	—

(1)	Represents unvested restricted shares of Common Stock multiplied by $2.20, the closing price of the Company’s Common Stock on December 31, 2009, as quoted by the OTC Bulletin Board.
(2)	Sean McDevitt received a grant of 36,000 restricted shares of Common Stock on June 3, 2008. 50% of the restricted shares vested on June 3, 2009. The remainder of the restricted shares will vest on June 3, 2010. The restricted shares are subject to forfeiture under certain conditions as detailed below under the heading “Potential Payments Upon Termination or Change in Control.”
(3)	Sean Whelan received a grant of 75,000 restricted shares of Common Stock on May 6, 2008. 25% of the restricted shares vested on the grant date and 25% vested each on November 12, 2008 and 2009. The remainder of the restricted shares will vest on November 12, 2010. The restricted shares are subject to forfeiture under certain conditions as detailed below under the heading “Potential Payments Upon Termination or Change in Control.”
(4)	Steve Watkins received a grant of 300,000 stock options on May 6, 2008, which were to vest in equal increments of 25% over 4 years. On May 6, 2009, 25%, or 75,000 of the stock options vested and on September 7, 2009, 25,479 of the stock options vested, which represents the second increment of 75,000, prorated from May 6, 2009 to September 7, 2009, the date Mr. Watkins resigned as the Company’s Chief Executive Officer. The remainder of the unvested stock options were forfeited.

Option Exercises and Stock Vested

The following table shows the amounts received upon exercise of stock options or vesting of restricted stock granted during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Sean McDevitt	—	—	18,000	(2)	56,700
Steve Watkins	—	—	40,959	(3)	96,254
Sean Whelan	—	—	18,750	(4)	50,250

(1)	Based upon the closing price of the Company’s Common Stock on May 6, 2008, November 12, 2008, June 3, 2009, September 7, 2009 and November 12, 2009 of $2.90, $2.10, $3.15, $2.35, and $2.68, respectively, as quoted by the OTC Bulletin Board.
(2)

The Company granted 36,000 restricted shares of Common Stock to Sean McDevitt on June 3, 2008. 50% of the restricted shares granted to Mr. McDevitt vested on June 3, 2009. The remainder of the restricted shares will vest on

June 3, 2010. The restricted shares are subject to forfeiture under certain conditions as detailed below under the heading “Potential Payments Upon Termination or Change in Control.”
(3)	The Company granted 200,000 restricted shares of Common Stock to Steve Watkins on May 6, 2008. 25% of the restricted shares vested on the grant date and 25% vested on November 12, 2008. On September 7, 2009, 40,959 of the restricted shares vested, which represents the third increment of 50,000, prorated from May 6, 2009 to September 7, 2009, the date Mr. Watkins resigned as the Company’s Chief Executive Officer. The remainder of the unvested restricted shares were forfeited.
(4)	The Company granted 75,000 restricted shares of Common Stock to Sean Whelan on May 6, 2008. 25% of the restricted shares granted to Mr. Whelan vested on the grant date and 25% vested each on November 12, 2008 and 2009. The remainder of the restricted shares vest on November 12, 2010. The restricted shares are subject to forfeiture under certain conditions as detailed below under the heading “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The following tables and footnotes quantify the payments and benefits that each named executive officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 31, 2009.

Sean McDevitt

As of December 31, 2009, Sean McDevitt did not have an employment agreement with the Company, however, please see the section titled “Executive Compensation — Agreements” for more information.

The following table sets forth information, as of December 31, 2009, regarding the payments that would be received by Sean McDevitt in the event that his employment is terminated or the Company undergoes a change in control.

Benefit	Termination by Mr. McDevitt for any reason, by the Company for cause or by the Company upon Mr. McDevitt’s death or disability	Termination by the Company without cause		Change in Control
Restricted Stock	0	0 shares	(1)	10,307 shares	(2)

(1)	Pro rata vesting of the 36,000 shares of restricted Common Stock based upon services performed by Mr. McDevitt during year of termination.
(2)	Any unvested portion of 36,000.

Sean Whelan

The following table sets forth information regarding the payments that would be received by Sean Whelan as provided for in his existing employment agreement with the Company in the event that his employment is terminated or the Company undergoes a change in control.

Benefit	Termination by Mr. Whelan for any reason, by the Company for cause or by the Company upon Mr. Whelan’s death or disability	Termination by the Company without cause		Change in Control
Severance	All annual base salary, vacation and benefits accrued but unpaid as of the date of termination.	$414,000	(1)	$0
Bonus	Bonus accrued but unpaid as of the date of termination.	$198,000	(2)	$0
Restricted Stock	0	2,517 shares	(3)	18,750 shares	(4)

(1)	Sean Whelan will be entitled to receive for a period of two years following the date of termination continued payment of his annual base salary of $207,000 in addition to (i) all annual base salary, vacation and other compensation accrued but unpaid as of the date of termination, and (ii) any bonus award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination.

(3)	Pro rata vesting of 75,000 shares of restricted Common Stock based upon services performed by Mr. Whelan during year of termination.
(4)	Any unvested portion of 75,000 restricted shares of Common Stock vest immediately.

Steve Watkins

Steve Watkins resigned as Chief Executive Officer of the Company effective September 7, 2009 and has entered into a severance agreement with the Company. See “Compensation Discussion and Analysis — Agreement with Steve Watkins” for more information.

Employment Agreement with Sean Whelan

The Company entered into an at will employment agreement with Sean Whelan effective November 12, 2007 in connection with his position as Chief Financial Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Whelan receives a base annual salary of $207,000. He is also eligible for a bonus of up to $207,000 in the event that certain performance goals, pre-established by the Company, are met. Mr. Whelan earned a bonus in the amount of $198,000 for his services during the fiscal year ended December 31, 2009. Pursuant to the terms of the employment agreement, Mr. Whelan received a grant of 75,000 shares of the Company’s Common Stock under the InfuSystem Holdings, Inc. 2007 Incentive Compensation Plan during the fiscal year ended December 31, 2008. No grants were made in the fiscal year ended December 31, 2009. Mr. Whelan received a one time starting bonus of $53,008 during the fiscal year ended December 31, 2007 and he received a performance bonus of $45,000 for the fiscal year ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2010, in each case including shares of common stock which may be acquired by such persons within 60 days, by:

•

each person known by us to be the beneficial owner of more than 5% of its outstanding shares of common stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Name of Beneficial Owners	Number of Shares	Percent**
Great Point Partners, LLC(1)	4,500,000	23%
Jeffrey R. Jay, M.D.(1)	4,500,000	23%
David R. Kroin(1)	4,500,000	23%
Kimberly-Clark Corporation(2)	2,789,203	14%
Biomedical Value Fund, L.P.(1)	2,430,000	12%
Kleinheinz Capital Partners, Inc.(3)	2,067,480	10%
Kleinheinz Capital Partners LDC(3)	2,067,480	10%
John Kleinheinz(3)	2,067,480	10%
Biomedical Offshore Value Fund, Ltd.(1)	2,070,000	10%
Athena Capital Management, Inc.(4)	615,800	3%
Minerva Group LP(4)	819,122	4%
David P. Cohen(4)	1,434,922	7%
Steve Tannenbaum(5)	1,103,240	6%
Greenwood Investments, Inc.(5)	1,103,240	6%
Sean McDevitt(6)	2,450,902	12%
John Voris(7)	424,205	2%
Wayne Yetter(8)	269,972	1%
Jean-Pierre Millon(9)	268,806	1%
Pat LaVecchia(10)	277,391	1%
David C. Dreyer(11)	40,000	*
James L. Freddo(12)	40,000	*
Sean Whelan(13)	47,575	*
Tim Kopra(14)	25,000	*
All directors and officers as a group (9 individuals)(15)	3,843,851	19%

*	Less than 1%
**	Based on 19,869,239 shares of common stock outstanding as of June 30, 2010. Shares of common stock subject to warrants and options that are currently exercisable or exercisable within 60 days of June 30, 2010 as well as shares of restricted stock which vest within 60 days of June 30, 2010 are deemed outstanding in addition to the 19,869,239 shares of common stock deemed outstanding as of June 30, 2010 for purposes of computing the percentage ownership of the person holding the warrants or options or the person whose shares will vest, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(1)

Derived from Amendment No. 1 to Schedule 13D filed on December 5, 2007, by Great Point Partners, LLC, Jeffrey R. Jay, M.D. Mr. David Kroin, Biomedical Value Fund, L.P. and Biomedical Offshore Value Fund, Ltd. Biomedical Value Fund, L.P. holds shared voting control and investment control with respect to 2,430,000 shares of common stock. Biomedical Value Offshore Value Fund, Ltd. holds shared voting control and investment control with respect to 2,070,000 shares of common stock. Great Point Partners, LLC is the investment manager of each of Biomedical Value Fund, L.P. and Biomedical Offshore Value

Fund, Ltd. Jeffrey R. Jay, M.D. is a senior managing member of Great Point Partners, LLC and Mr. David Kroin is a special managing member of Great Point Partners, LLC. Great Point Partners, LLC, Jeffrey R. Jay, M.D. and Mr. David Kroin share investment control and voting control with respect to 4,500,000 shares of common stock. The business address of each of Great Point Partners, LLC, Jeffrey R. Jay, M.D., Mr. David Kroin and Biomedical Value Fund, L.P. is 165 Mason Street, 3rd Floor, Greenwich, Connecticut 06830. The business address of Biomedical Offshore Value Fund, Ltd is P.O. Box 1748 GT, Cayman Corporate Centre, 27 Hospital Road, Georgetown, Grand Cayman, Cayman Islands CJ08.

(2)	Kimberly Clark Corporation acquired I-Flow in November 2009 See “Selling Stockholder.” The business address of I-Flow Corporation is 20202 Windrow Drive, Lake Forest, California 92630.
(3)	Derived from a Form 4 filed by Kleinheinz Capital Partners, Inc. (“Kleinheinz”), Kleinheinz Capital Partners LDC (“Kleinheinz LDC”) and John Kleinheinz on March 1, 2010. Kleinheinz, Kleinheinz LDC and John Kleinheinz may be deemed beneficial owners of 2,067,480 shares of common stock. This amount includes 500,000 shares of common stock issuable upon of warrants. The warrants may be exercised within 60 days of March 29, 2010 at a price of $5.00 per share and expire on April 11, 2011 or earlier upon our redemption of the warrants. Kleinheinz, Kleinheinz LDC and John Kleinheinz, as the principal of Kleinheinz and Kleinheinz LDC, exercise voting and investment control over the 2,067,480 shares of common stock. The business address of Kleinheinz and John Kleinheinz is 201 Main Street, Suite 2001, Fort Worth, Texas 76102. The business address of Kleinheinz LDC is c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9001 Cayman Islands.
(4)	Derived from Amendment No. 1 to Schedule 13G filed on February 3, 2010, by Athena Capital Management, Inc. (“Athena”), Minerva Group, LP (“Minerva”), and David P. Cohen. Athena holds shared voting control and investment control with respect to 615,800 shares of common stock. Minerva is a general partner of Athena and holds voting control and investment control with respect to 819,122 shares of common stock. David P. Cohen is President of each of Athena and Minerva and holds shared voting control and investment control with respect to 1,434,922 shares of common stock which includes shares beneficially owned by Athena and Minerva. The business address of Athena, Minerva and David P. Cohen is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.
(5)	Derived from Amendment No. 1 to Schedule 13G filed on February 12, 2010 by Steve Tannenbaum, Greenwood Investments, Inc., (“Greenwood Investments”), Greenwood Capital Limited Partnership (“Greenwood Capital”) and Greenwood Investors Limited Partnership (“Greenwood Investors”). Greenwood Capital and Greenwood Investors may be deemed to beneficially own 554,969 and 548,271 shares of common stock, respectively. Greenwood Capital and Greenwood Investments also may be deemed to beneficially own 2,917,500 shares of common stock issuable upon of warrants. The warrants may be exercised within 60 days of March 29, 2010 at a price of $5.00 per share and expire on April 11, 2011 or earlier upon our redemption of the warrants. Greenwood Investments, as the general partner of both Greenwood Capital and Greenwood Investors, and Mr. Tannenbaum, as the president of Greenwood Investments, may be deemed to beneficially own 1,103,240 shares of common stock. Mr. Tannenbaum, by virtue of his position as president of Greenwood Investments, has exercises sole investment and voting control over 1,103,240 shares of common stock. The business address of Mr. Tannenbaum, Greenwood Investments, Greenwood Capital and Greenwood Investors is 222 Berkeley Street, 17th Floor, Boston, Massachusetts 02116.
(6)	Includes 1,195,858 shares of common stock issuable upon exercise of warrants. The warrants are currently exercisable at an exercise price of $5.00 per share and expire on April 11, 2011 or earlier upon our redemption of the warrants. The business address of Mr. McDevitt is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071.
(7)	The business address of Mr. Voris is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071.
(8)	The business address of Mr. Yetter is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.
(9)	Mr. Millon exercises shared voting and investment control with respect to 257,092 shares of common stock held in the name of the Millon Family Trust of which Mr. Millon is a trustee. The business address of Mr. Millon is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.

(10)	The business address of Mr. LaVecchia is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.
(11)	The business address of Mr. Dreyer is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.
(12)	The business address of Dr. Freddo is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Madison Heights, Michigan 48071.
(13)	The business address of Mr. Whelan is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.
(14)	The business address of Mr. Kopra is c/o InfuSystem Holdings, Inc., 31700 Research Park Drive, Michigan 48071.
(15)	Our directors and officers are deemed to be the collective beneficial owners of 3,843,851 shares or 19% of our outstanding common stock.

SELLING STOCKHOLDER

The following table sets forth information with respect to the beneficial ownership of our common stock held as of September 15, 2010, by the selling stockholder. Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Unless otherwise noted, to our knowledge. the selling stockholder has sole voting and sole investment power with respect to all shares beneficially owned. Percentage of beneficial ownership is based on 19,869,239 shares of common stock outstanding as of June 30, 2010.

	Shares Beneficially Owned Prior to this Offering		Shares Being Sold in this Offering(1)	Shares Beneficially Owned After this Offering
	Number	%		Number	%
Name:
I-Flow Corporation	2,789,203	14%	2,789,203	0	0%
20202 Windrow Drive Lake Forest, California 92630

We acquired Infusystem, Inc. from I-Flow on October 25, 2007, pursuant to the Stock Purchase Agreement. As partial payment of the purchase price, we issued to I-Flow a secured promissory note in the amount of approximately $32 million. This indebtedness was repaid in full in June 2010. See Note 3 “Acquisitions” to our Consolidated Financial Statements, included elsewhere in this prospectus, for further information respecting the terms of such acquisition. For additional information relating to certain transactions between I-Flow and us, please see Note 9 “Related Party Transactions” to our Consolidated Financial Statements, included elsewhere in this prospectus.

Concurrently with the transactions under the Stock Purchase Agreement, I-Flow acquired the shares of our common stock offered by this prospectus in open market transactions from existing stockholders. In November, 2009, Kimberly-Clark acquired I-Flow.

I-Flow will pay the expenses incurred in this offering up to $700,000, including underwriting discounts and commissions.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 200,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of June 30, 2010, 19,869,239 shares of common stock are issued and outstanding, and no shares of preferred stock are outstanding. In addition, warrants to acquire 9,472,496 shares of common stock are issued and outstanding. The warrants are currently exercisable at an exercise price of $5.00 per share and expire on April 11, 2011 or earlier upon our redemption of the warrants.

Common stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our common stockholders are entitled to dividends if, as and when declared by our board of directors from funds legally available for dividends. See “Dividend Policy.”

Our board of directors is not classified, and there is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Our common stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of the common stock will be entitled to receive a pro rata share of the Company’s net assets remaining after payment or provision for payment of the debts and other liabilities of the Company.

Our Transfer Agent

The transfer agent for our securities is Mellon Investor Services LLC.

Global Clearance and Settlement

Our common stock is issued in the form of global securities registered in the name of Cede & Co., as nominee of DTC. Each global security will be issued only in fully registered form.

You may hold your beneficial interests in a global security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Definition of a Global Security

A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since we choose to issue our securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. This is done by requiring that our global securities be registered in the name of a financial institution selected by us, as appropriate, and by requiring that the securities underlying our global securities not be transferred to the name of any direct holder except in certain circumstances.

The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own our securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. In the case of our securities, DTC will act as depositary and Cede & Co. will act as its nominee.

Except under limited circumstances or upon the issuance of securities in definitive form, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to the global security will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of our securities and instead will deal only with DTC, the Depositary that holds the global securities.

An investor in our securities should be aware that because these securities will be issued only in the form of global securities:

•	Except in certain limited circumstances, the investor cannot get our securities registered in his or her own name;

•	Except in certain limited circumstances, the investor cannot receive physical certificates for his or her securities;

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on our securities and protection of his or her legal rights relating to our securities;

•

The investor may not be able to sell interests in our securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•

DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. We have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We do not supervise DTC in any way.

Description of DTC

DTC has informed us that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transaction between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the SEC.

DTC’s records reflect only the identity of its participants to whose accounts beneficial interest in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Roth Capital Partners, LLC is acting as representative, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares
Roth Capital Partners, LLC
Maxim Group LLC

Total	2,789,203

The underwriters are offering the shares of common stock subject to their receipt and acceptance of the shares from the selling stockholder, subject to prior sale and subject to their right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of shares of common stock outside of the United States may be made by affiliates of the underwriters.

The underwriters have informed us that they will not engage in over-allotment, stabilization, or syndicate-covering transactions in connection with this offering.

We estimate that the total offering expenses for this offering, exclusive of the underwriting discounts and commissions in this offering, will be approximately $310,000. We have agreed to reimburse the underwriters for their reasonable fees and expenses incurred in connection with FINRA’s review of the underwriters’ compensation arrangements and in connection with the qualification of the shares for sale under applicable state securities laws and for their customary out-of-pocket expenses, including the reasonable fees and expenses of underwriters’ counsel, in an amount up to an aggregate of $75,000. I-Flow has agreed to pay the expenses of the offering up to an amount, together with the underwriting discounts and commissions, of $700,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive compensatory fees and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

State Blue Sky Information

State securities laws require either that a company’s securities be registered for sale or that the securities themselves or the transaction under which they are issued, be exempt from registration. Because our common stock is quoted on the OTC Bulletin Board and not listed on a national securities exchange, exemptions will generally not be available and this offering must be registered in nearly all states and jurisdictions in which the Shares are to be offered or sold. We will apply to register the Shares, or will seek to obtain an exemption from registration, only in certain states. In the states that require registration, and in which applications are filed, shares will not be sold to retail customers until such registration is effective.

Institutional investors may purchase shares in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase shares in this offering only if you reside in the jurisdictions where there is an effective registration or exemption.

We currently file periodic and annual reports under the Exchange Act. Therefore, under the National Securities Market Improvement Act of 1996 (“NSMIA”), the states and territories of the United States are preempted from requiring registration of resales by holders of shares. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain matters relating to the offering are being passed upon for the underwriters by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

The consolidated financial statements of InfuSystem Holdings, Inc. and Subsidiary (formerly HAPC, Inc.) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of InfuSystem Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere in the registration statement which reports express an unqualified opinion on the financial statements and on the effectiveness of InfuSystem Holdings, Inc.’s internal control over financial reporting. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of income, stockholder’s equity and cash flows of Infusystem, Inc. (the “Company”) for the period January 1, 2007 to October 25, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of First Biomedical, Inc. as of, and for the year ended, December 31, 2009 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement on Form S-1 relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

FINANCIAL STATEMENTS

INFUSYSTEM HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

InfuSystem Holdings, Inc.

We have audited the accompanying consolidated balance sheets of InfuSystem Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of InfuSystem Holdings, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 1 to the consolidated financial statements, prior to October 25, 2007, the Company was in the development stage.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 3, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

InfuSystem Holdings, Inc.:

We have audited the internal control over financial reporting of InfuSystem Holdings, Inc. and Subsidiary (formerly HAPC, Inc.) (the “Company”) as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of the Company and our report dated March 3, 2010 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company being in the development stage prior to October 25, 2007.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 3, 2010

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$7,750	$11,513
Accounts receivable, less allowance for doubtful accounts of $1,842 and $1,552 at December 31, 2009 and 2008, respectively; December 31, 2009 and 2008 include $0 and $72 due from Kimberly-Clark (I-Flow), respectively	5,517	4,168
Inventory	925	391
Prepaid expenses and other current assets	395	676
Deferred income taxes	125	—

Total Current Assets	14,712	16,748
Property & equipment, net	13,499	10,878
Deferred debt issuance costs, net	781	1,276
Goodwill	56,580	56,580
Intangible assets, net	28,911	30,738
Other assets	207	—

Total Assets	$114,690	$116,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,306	$1,012
Deferred income taxes	—	55
Other current liabilities	1,573	939
Derivative liabilities	2,670	2,592
Current portion of long-term debt; December 31, 2009 and 2008 include $4,928 and $8,565 payable to Kimberly-Clark (I-Flow), respectively	5,501	8,644

Total Current Liabilities	11,050	13,242
Long-term debt, net of current portion; December 31, 2009 and 2008 include $16,757 and $21,685 payable to Kimberly-Clark (I-Flow), respectively	18,640	22,025
Deferred income taxes	3,314	880
Other liabilities	221	—

Total Liabilities	$33,225	$36,147

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,734,144 and 18,512,671, respectively; outstanding 18,734,144 and 17,278,626, respectively	2	2
Additional paid-in capital	81,410	80,792
Retained earnings (deficit)	53	(721)

Total Stockholders’ Equity	81,465	80,073

Total Liabilities and Stockholders’ Equity	$114,690	$116,220

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net revenues	$38,964	$35,415	$6,582

Operating expenses:
Cost of revenues — Product and supply costs	6,200	5,422	923
Cost of revenues — Pump depreciation	4,127	3,769	697
Provision for doubtful accounts	4,006	3,187	584
Amortization of intangibles	1,827	1,827	335
Selling and marketing	5,258	4,659	649
General and administrative	12,218	11,765	4,891

Total Operating Expenses	33,636	30,629	8,079

Operating income (loss)	5,328	4,786	(1,497)

Other (loss) income:
(Loss) gain on derivatives	(78)	9,815	(3,294)
Interest income	4	36	3,879
Interest expense	(3,503)	(3,771)	(774)

Total other (loss) income	(3,577)	6,080	(189)

Income (loss) before income taxes	1,751	10,866	(1,686)
Income tax expense	(977)	(907)	(1,110)

Net income (loss)	$774	$9,959	$(2,796)

Net income (loss) per share:
Basic	$0.04	$0.56	$(0.15)
Diluted	$0.04	$0.53	$(0.15)
Weighted average shares outstanding:
Basic	18,609,797	17,940,952	18,299,600
Diluted	18,931,356	18,672,321	18,299,600

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

CONSOLIDATED STATEMENTS OF

STOCKHOLDERS’ EQUITY

	Common Stock		Paid in Capital in Excess of Par	Retained (Deficit) Earnings	Treasury Stock		Total Stockholders’ Equity
(in thousands, except share data)	Shares	Par Value $0.0001 Amount			Shares	Amount
Balances at January 1, 2007	21,042	2	$73,028	$(7,884)	(2,417)	$—	$65,146
Adjustment to reflect actual conversion of 2,726,488 shares	(2,726)	—	3,262	—	—	—	3,262
Issuance of warrants	—	—	513	—	—	—	513
Amortization of stock-based compensation expense	—	—	1,750	—	—	—	1,750
Adjustment to deferred underwriting fee paid to FTN Midwest to reflect actual share redemption	—	—	884	—	—	—	884
Issuance of treasury stock for services	—	—	—	—	926	—	—
Net loss	—	—	—	(2,796)	—	—	(2,796)

Balances at December 31, 2007	18,316	2	$79,437	$(10,680)	(1,491)	$—	$68,759
Gross restricted shares issued upon vesting	275	—	—	—	—	—	—
Amortization of stock-based compensation expense	—	—	1,550	—	—	—	1,550
Issuance of treasury stock for services	—	—	—	—	257	—	—
Common stock repurchased to satisfy minimum statutory withholding on stock-based compensation	(78)	—	(195)	—	—	—	(195)
Net income	—	—	—	9,959	—	—	9,959

Balances at December 31, 2008	18,513	2	$80,792	$(721)	(1,234)	$—	$80,073
Gross restricted shares issued upon vesting	265	—	—	—	—	—	—
Common stock issued to employees	8
Amortization of stock-based compensation expense	—	—	753	—	—	—	753
Issuance of treasury stock for services	—	—	—	—	1,234	—	—
Common stock repurchased to satisfy minimum statutory withholding on stock-based compensation	(52)	—	(135)	—	—	—	(135)
Net income	—	—	—	774	—	—	774

Balances at December 31, 2009	18,734	2	$81,410	$53	—	$—	$81,465

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
OPERATING ACTIVITIES
Net Income (Loss)	$774	$9,959	$(2,796)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on derivative liabilities	78	(9,815)	3,294
Provision for doubtful accounts	4,006	3,187	584
Depreciation	4,122	3,935	728
Amortization of intangible assets	1,827	1,827	335
Amortization of deferred debt issuance costs	495	642	134
Loss on disposal of assets	342	553	107
Stock-based compensation	753	1,550	1,750
Deferred income taxes	2,254	935	—
Withdrawal of interest earned on investments held in trust	—	—	5,815
Interest income on investments held in trust	—	—	(3,879)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in current accounts receivable, net of provision	(5,355)	(1,835)	(698)
(Increase) decrease in other current assets	(253)	560	(431)
Increase in other assets	(207)	—	—
Increase (decrease) in accounts payable and other liabilities	872	(601)	(566)

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,708	10,897	4,377

INVESTING ACTIVITIES
Capital expenditures	(4,612)	(1,733)	(553)
Proceeds from sale of property	1	10	—
Payment of deferred acquisition costs	—	(105)	(8,690)
Cash from trust, excluding interest earned	—	—	96,215
Cash received (paid) for acquisition from (to) I-Flow, net of cash acquired	—	784	(64,954)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(4,611)	(1,044)	22,018

FINANCING ACTIVITIES
Principal payments on term loan	(8,565)	(2,044)	(409)
Common stock repurchased to satisfy minimum statutory withholding on stock-based compensation	(135)	(195)	—
Principal payments on capital lease obligations	(160)	(61)	—
Share conversion payments to stockholders	—	—	(16,359)
Capitalized debt issuance costs	—	—	(2,052)
Payment to FTN Midwest of deferred underwriting fees	—	—	(4,555)
Proceeds from issuance of warrants	—	—	513

NET CASH USED IN BY FINANCING ACTIVITIES	(8,860)	(2,300)	(22,862)

Net change in cash and cash equivalents	(3,763)	7,553	3,533
Cash and cash equivalents, beginning of period	11,513	3,960	427

Cash and cash equivalents, end of period	$7,750	$11,513	$3,960

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

The following table presents certain supplementary cash flow information for the years ended December 31, 2009, 2008 and 2007:

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash paid for interest (including swap payments)	$2,933	$3,115	$640
Cash paid for income taxes	$18	$533	$431
Supplementary non-cash activities:
Property acquired with a capital lease	$2,198	$480	$—
Additions to property(a)	$291	$14	$356
Origination of long term debt	$—	$—	$32,703
Current assets assumed in acquisition(b)	$—	$—	$8,499
Current liabilities assumed in acquisition(b)	$—	$—	$(3,206)
Treasury stock transactions (number of shares)	1,234	257	926
Gross issuance of vested restricted shares (number of shares)	265	275	—

(a)	Amounts consist of current liabilities for net property that have not been included in investing activities. These amounts have not been paid for as of December 31, 2009, 2008 and 2007 but will be included as a cash outflow when paid.
(b)	See Note 3 — “Acquisitions”

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations

The information in the Annual Report on Form 10-K for the year ended December 31, 2009 includes the financial position of InfuSystem Holdings, Inc. (formerly HAPC, INC.) and its consolidated subsidiary, InfuSystem, Inc. (“InfuSystem,” together with InfuSystem Holdings, Inc., the “Company”) as of December 31, 2009 and 2008, and the results of operations and cash flows for the years ended December 31, 2009, 2008, and 2007, and stockholders’ equity from January 1, 2007 to December 31, 2009.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated.

The Company was incorporated in Delaware on August 15, 2005 as a blank check company whose objective was to acquire through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare sector.

Substantially all activity through October 25, 2007 relates to the Company’s formation, its initial public offering (the “IPO”) and efforts related to the acquisition of InfuSystem described below. The Company has selected December 31 as its fiscal year end. The Company completed its IPO on April 18, 2006 and received gross proceeds of $100,000,000. Substantially all of the net proceeds of the IPO were used to acquire InfuSystem. On September 29, 2006, the Company entered into a Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”) with I-Flow Corporation (“I-Flow”), Iceland Acquisition Subsidiary, the Company’s wholly-owned subsidiary (“Acquisition Subsidiary”), and InfuSystem, a wholly-owned subsidiary of I-Flow. Upon the closing of the transactions contemplated by the Stock Purchase Agreement on October 25, 2007, Acquisition Subsidiary purchased all of the issued and outstanding capital stock of InfuSystem from I-Flow and concurrently merged with and into InfuSystem. As a result of the merger, Acquisition Subsidiary ceased to exist as an independent entity and InfuSystem, as the corporation surviving the merger, became the Company’s wholly-owned subsidiary. Effective October 25, 2007, the Company changed its corporate name from “HAPC, INC.” to InfuSystem Holdings, Inc., and the Company ceased its existence as a development stage company. Prior to October 25, 2007, the Company was in the development stage. For accounting purposes, the acquisition has been treated as a purchase business combination. The results of InfuSystem are included in the consolidated financial statements subsequent to the acquisition date.

The Company is a provider of ambulatory infusion pump management services for oncologists in the United States. Ambulatory infusion pumps are small, lightweight electronic pumps designed to be worn by patients and which allow patients the freedom to move about while receiving chemotherapy treatments. The pumps are battery powered and attached to intravenous administration tubing, which is in turn attached to a reservoir or plastic cassette that contains the chemotherapy drug.

The Company’s business model is currently focused on oncology chemotherapy infusion primarily for colorectal cancer. To the Company’s knowledge, it is the largest ambulatory infusion pump service provider focused on oncology.

The Company supplies electronic ambulatory infusion pumps and associated disposable supply kits to physicians’ offices, infusion clinics and hospital outpatient chemotherapy clinics to be utilized by patients who receive continuous chemotherapy infusions. The Company obtains an assignment of insurance benefits from the patient, bills the insurance company or patient accordingly, and collects payment. The Company provides pump

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. Basis of Presentation and Nature of Operations (Continued)

management services for the pumps and associated disposable supply kits to over 1,300 oncology practices in the United States. The Company retains title to the pumps during this process. In addition, the Company sells or rents pole-mounted or ambulatory infusion pumps for use within the oncology practice and sells safety devices for cytotoxic drug transfer and administration.

The Company purchases electronic ambulatory infusion pumps from a variety of suppliers on a non-exclusive basis. Such pumps are generic in nature and are available to the Company’s competitors. The pumps are currently used primarily for continuous infusion of chemotherapy drugs for patients with colorectal cancer.

The Company has one operating segment, which consists solely of InfuSystem, representing the only reportable segment in accordance with Accounting Standard Codification (“ASC”) 280 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information).

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all wholly owned organizations. All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of its consolidated financial statements, including the following: revenue recognition, which includes contractual allowances; accounts receivable and allowance for doubtful accounts; income taxes; and goodwill valuation. Management relies on historical experience and other assumptions believed to be reasonable in making its judgment and estimates. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents primarily with a single financial institution and is fully insured with the Federal Deposit Insurance Corporation (FDIC) under the Transaction Account Guarantee Program (which has been extended until June 30, 2010).

Accounts Receivable and Allowance for Doubtful Accounts

The Company has agreements with third-party payors which provide for payments at amounts different from established rates. Accounts receivable are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered. The Company performs periodic analyses to assess the accounts receivable balances. It records an allowance for doubtful accounts based on the estimated collectability of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

Substantially all of the Company’s receivables are related to providing healthcare services to patients. Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. The Company’s estimate for its allowance for doubtful accounts is based upon management’s assessment of historical and expected net collections by payor. Due to continuing changes in the health care industry and third-party reimbursement, including potentially significant changes to the U.S. health care system being proposed by the present administration, it is possible that management’s estimates could change in the near term, which could have an impact on its financial position, results of operations, and cash flows.

Following is an analysis of the allowance for doubtful accounts for InfuSystem Holdings, Inc. for the years ended December 31, 2009 and 2008 ($000’s):

	Balance at beginning of Period	Acquired in acquisition	Charged to costs and expenses	Deductions(1)	Balance at end of Period
Allowance for doubtful accounts — 2009	$1,552	—	$4,006	$(3,716)	$1,842
Allowance for doubtful accounts — 2008	$1,638	—	$3,187	$(3,273)	$1,552
Allowance for doubtful accounts — 2007	$—	$1,673	$584	$(619)	$1,638

(1)	Deductions represent the write-off of uncollectible account receivable balances.

Inventory

Our Inventory consists of infusion pumps and related supplies and is stated at the lower of cost (determined on a first in, first out basis) or market. The Company records a period expense for inventory supplies obsolescence when incurred.

Property and Equipment

Property and equipment is stated at acquired cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Rental equipment, consisting of ambulatory infusion pumps that the Company acquires from third-party manufacturers, is depreciated over five years. Leasehold improvements are amortized using the straight-line method over the life of the asset or the remaining term of the lease, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the current period.

During the fiscal year ended December 31, 2009, the Company made ambulatory infusion pump purchases primarily from three suppliers. There are no supply agreements in place with any of the suppliers. All purchases are handled pursuant to pricing agreements, which contain no material terms other than prices that are subject to change by the manufacturer.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 360, (formerly SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets). This standard addresses financial accounting and reporting for the impairment of long-lived assets and for the disposal of long-lived assets. In accordance with this standard, long-lived assets to be held are reviewed for events or changes in

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

circumstances, which indicate that their carrying value may not be recoverable. If an impairment indicator exists, the Company assesses the asset (or asset group) for recoverability. Recoverability of these assets is determined based upon the expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimates, appropriate assumptions and projections at the time. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair market value of the asset. The Company reviews the carrying value of long-lived assets if there is an indicator of impairment. The Company has determined that no impairment existed as of December 31, 2009.

Goodwill Valuation

Goodwill arising from business combinations represents the excess of the purchase price over the estimated fair value of the net assets of the businesses acquired.

In accordance with the provisions of ASC 350 (formerly SFAS No. 142, Goodwill and Other Intangible Assets), goodwill is tested annually for impairment or more frequently if circumstances indicate the possibility of impairment. Significant judgments required to estimate fair value include estimating future cash flows, and determining appropriate discount rates, growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value which could trigger impairment. The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment of goodwill. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred. For more information, please refer to the “Goodwill and Intangible Assets” discussion included in Note 5.

Intangible Assets

Intangible assets consist of trade names and physician relationships, both of which arose from the acquisition of InfuSystem. The Company amortizes the value assigned to the physician relationships on a straight-line basis over the period of expected benefit, which is 15 years. The acquired physician relationship base represents a valuable asset of InfuSystem due to the expectation of future business opportunities to be leveraged from the existing relationship with each physician. InfuSystem has long-standing relationships with numerous oncology clinics and physicians. These relationships are expected, on average, to have a 15 year useful life, based on minimal attrition experienced to date by the Company and expectations of continued minimal attrition. Management tests non-amortizable intangible assets (trade names) for impairment in accordance with ASC 350 (formerly SFAS No. 142). The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred. For more information, please refer to the “Goodwill and Intangible Assets” discussion included in Note 5.

Revenue Recognition

The Company’s strategic focus is rental revenue in the oncology market. Revenues are recognized predominantly under fee for service arrangements through equipment that the Company rents to patients. The Company recognizes revenue only when all of the following criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. Persuasive evidence of an arrangement is determined to exist, and collectability is reasonably assured, when the Company receives a physician’s written order and assignment of

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

benefits, signed by the physician and patient, respectively, and the Company has verified actual pump usage and insurance coverage. The Company recognizes rental revenue from electronic infusion pumps as earned, normally on a month-to-month basis. Pump rentals are billed at the Company’s established rates, which often differ from contractually allowable rates provided by third-party payors such as Medicare, Medicaid and commercial insurance carriers. All billings to third party payors are recorded net of provision for contractual adjustments to arrive at net revenues.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Due to continuing changes in the health care industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on our results of operations and cash flows.

The Company’s largest contracted payor is Medicare, which accounted for approximately 31% and 32% of its gross billings for the fiscal years ended December 31, 2009 and December 31, 2008, respectively. The Company has contracts with various individual Blue Cross/Blue Shield affiliates which in the aggregate accounted for approximately 22% of its gross billings for the fiscal years ended December 31, 2009 and 2008. No individual payor (other than Medicare and the Blue Cross/Blue Shield entities) accounts for greater than approximately 6% of the Company’s gross billings for the fiscal years ended December 31, 2009 and 2008.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS No. 109,

Accounting for Income Taxes), which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. For more information, please refer to the “Income Taxes” discussion included in Note 8.

Share Based Payment

ASC 718 (formerly SFAS No. 123(R), Share-Based Payment), requires all entities to recognize compensation expense in an amount equal to the fair value of share based payments made to employees, among other requirements. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the award vesting period. Accordingly, share based payments issued to officers and directors are measured at fair value and recognized as expense over the related vesting periods.

In 2007, the Company adopted the 2007 Stock Incentive Plan providing for the issuance of a maximum of 2,000,000 shares of common stock in connection with the grant of stock-based or stock-denominated awards. During 2008 and 2009, the Company granted both restricted shares and stock options.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

Share based compensation expense recognized for the years ended December 31, 2009, 2008 and 2007 was $753,000, $1,550,000 and $1,750,000, respectively. All 2007 share based compensation expense relates to the Company’s operations prior to the acquisition of InfuSystem.

Warrants and Derivative Financial Instruments

On April 18, 2006, the Company consummated its initial public offering (“ IPO”) of 16,666,667 units. Each unit consisted of one share of common stock and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from the Company one share of its common stock at an exercise price of $5.00. On May 18, 2006, the Company sold an additional 208,584 units (the “Overallotment Units”) to FTN Midwest Securities Corp., the underwriter of its IPO (“FTN Midwest”), pursuant to a partial exercise by FTN Midwest of its overallotment option. The Warrant Agreement provides for the Company to register the shares underlying the warrants in the absence of the Company’s ability to deliver registered shares to the warrant holders upon warrant exercise.

In September 2000, the Emerging Issues Task Force issued ASC 815 (formerly EITF 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock), which requires freestanding derivative contracts that are settled in a company’s own stock, including common stock warrants, to be designated as equity instruments, assets or liabilities. Under the provisions of this standard, a contract designated as an asset or a liability must be carried at its fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period.

In accordance with ASC 815, the 33,750,502 warrants issued in connection with the IPO and overallotment to purchase common stock must be settled in registered shares and are separately accounted for as liabilities as discussed in Note 6. The fair value of these warrants is shown on the Company’s balance sheet and the unrealized changes in the value of these warrants are shown in the Company’s statement of operations as “(Loss) gain on derivatives.” These warrants are freely traded on the “Over the Counter Bulletin Board.” Consequently, the fair value of these warrants is estimated as the market price of the warrant at each period end. To the extent the market price increases or decreases, the Company’s warrant liabilities will also increase or decrease with a corresponding impact on the Company’s results of operations within “(Loss) gain on derivatives”.

Sales of warrants that can be settled in unregistered shares of common stock, as discussed in Note 10, are treated as equity and included in additional paid in capital. The total warrants issued to date that can be settled in unregistered shares of common stock are 1,357,717 at an issue price of $.70 per warrant or a total issue price of $950,000.

ASC 815 (formerly SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities), requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

In December 2007, the Company entered into a single interest rate swap to hedge the exposure associated with its floating rate debt. The Company has elected not to designate the swap as a cash flow hedge, in accordance with ASC 815. The fair value of the swap is therefore shown on the Company’s balance sheet and the unrealized changes in the value of the swap are shown in the Company’s statement of operations within “(Loss) gain on derivatives”.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

Deferred Debt Issuance Costs

Capitalized debt issuance costs include those associated with the Company’s term loan with Kimberly-Clark (formerly I-Flow). The Company classifies the costs as non-current assets and is amortizing the costs using the interest method through the maturity date of October 2011. For a further discussion of the Company’s deferred debt issuance costs, please see Note 7.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the issuance of potentially dilutive shares of common stock during the periods. The following table reconciles the numerators and denominators of basic and diluted earnings (loss) per share computations:

	Year Ended December 31, 2009	Year Ended December 31, 2008		Year Ended December 31, 2007
Numerator:
Net income (loss) (in thousands)	$774	$9,959		$(2,796)
Denominator:
Weighted average common shares outstanding:
Basic	18,609,797	17,940,952	*	18,299,600
Dilutive effect of non-vested awards	321,559	731,369		—

Diluted	18,931,356	18,672,321		18,299,600
Net earnings (loss) per share:
Basic	$0.04	$0.56		$(0.15)
Diluted	$0.04	$0.53		$(0.15)

*	Includes, from April 25, 2008, the 1,234,044 shares referenced in Note 9 to our Consolidated Financial Statements for the year ended December 31, 2009. As of December 31, 2008, the Company was in the process of taking necessary administrative steps to effectuate issuance of the remaining 1,234,044 shares which were issued in February 2009.

For the years ended December 31, 2009, 2008 and 2007, the following warrants were not included in the calculation because they would have an anti-dilutive effect: 33,750,502 outstanding warrants issued in connection with the IPO and 1,357,717 warrants issued privately. For the year ended December 31, 2009, there were 100,479 vested stock options granted under the 2007 Stock Incentive Plan that were not included in the calculation as they would have an anti-dilutive effect. For the year ended December 31, 2008, there were 300,000 non-vested stock options granted under the 2007 Stock Incentive Plan that were not included in the calculation as they would have an anti-dilutive effect.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued ASC 805 (formerly SFAS No. 141(R), Business Combinations). This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. This standard requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies (Continued)

contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. This standard is effective for fiscal years beginning after December 15, 2008. The Company adopted this standard effective January 1, 2009, and it did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855 (formerly SFAS No. 165, Subsequent Events). This statement establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new standard also requires disclosure of the date through which subsequent events have been evaluated. The Company adopted this standard effective June 30, 2009.

In June 2009, the FASB issued ASC 105 (formerly SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162). This statement establishes the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements. This statement is effective for financial statements issued for interim periods and annual periods ending after September 15, 2009. This standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Acquisitions

No acquisitions occurred during 2009.

Entry into a Material Definitive Agreement

On September 29, 2006, the Company entered into a Stock Purchase Agreement with I-Flow, Acquisition Subsidiary and InfuSystem, a California corporation and wholly-owned subsidiary of I-Flow. Pursuant to the terms of the Stock Purchase Agreement, Acquisition Subsidiary purchased all of the issued and outstanding capital stock of InfuSystem. Concurrently with the acquisition, Acquisition Subsidiary merged with and into InfuSystem. After the merger, Acquisition Subsidiary ceased to exist as an independent entity and InfuSystem, as the surviving corporation, continued its corporate existence under the laws of the State of California. The name of the surviving corporation is InfuSystem, Inc. The Stock Purchase Agreement originally provided that in the event the acquisition of InfuSystem was not consummated by April 30, 2007, the Stock Purchase Agreement was terminable by the Company or I-Flow. On April 30, 2007, the Company, I-Flow, InfuSystem and Acquisition Subsidiary entered into Amendment No. 1 to the Stock Purchase Agreement extending the termination date from April 30, 2007 to June 29, 2007. On June 29, 2007, the Company, I-Flow, InfuSystem and Acquisition Subsidiary entered into Amendment No. 2 to the Stock Purchase Agreement extending the termination date from June 29, 2007 to July 31, 2007. On July 31, 2007, the Company, I-Flow, InfuSystem and Acquisition Subsidiary entered into Amendment No. 3 to the Stock Purchase Agreement extending the termination date from July 31, 2007 to October 1, 2007. On September 18, 2007, the Company, I-Flow, InfuSystem and Acquisition Subsidiary entered into Amendment No. 4 to the Stock Purchase Agreement extending the termination date from October 1, 2007 to October 22, 2007. Amendment No. 4 to the Stock Purchase Agreement also amended the Stock Purchase Agreement to provide for, among other things, a reduction in the purchase price for InfuSystem from $140,000,000 to $100,000,000 and an earn-out provision.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

The earn-out provision provides for a potential additional payment of up to $12,000,000 to be paid to Kimberly-Clark (formerly I-Flow) in 2011, provided that certain consolidated net revenue growth targets related to the Company’s operations are met. The contingent consideration is based upon the compound annual growth rate or “CAGR” of the Company’s consolidated net revenues over the three-year period ended December 31, 2010 as compared to InfuSystem’s 2007 net revenues, excluding certain revenues not part of InfuSystem’s core business. The additional payment, if any, would be paid in 2011. No additional payment will be made unless the Company achieves consolidated net revenue CAGR of at least 40% over the three-year period. The consolidated net revenue CAGR for the two-year period ended December 31, 2009 as compared to InfuSystem’s 2007 net revenues, was 11%. The additional payment, if any, would range from $3,000,000 to $12,000,000, if and to the extent which consolidated net revenue CAGR for the three-year period exceeds 40%. The maximum potential amount of the contingent consideration is $12,000,000 and would be payable to Kimberly-Clark (formerly I-Flow) if the Company achieves a consolidated net revenue CAGR of 50% over the three-year period. Any amounts ultimately paid out in 2011 per the earn-out would increase Goodwill at the time of payment.

On October 17, 2007, the Company, I-Flow, InfuSystem and Acquisition Subsidiary entered into a Further Agreement Regarding Project Iceland (the Company’s acquisition of InfuSystem from I-Flow) pursuant to which the termination date was extended to November 1, 2008, the Company agreed to pay the termination fee of $3,000,000 unconditionally and I-Flow was able to purchase shares of the Company’s stock at its discretion from the third parties in privately negotiated or market transactions in order to increase the likelihood of shareholder approval.

Purchase Price

In consideration for the acquisition of all of the issued and outstanding shares of capital stock of InfuSystem, the Company paid I-Flow a purchase price of $100,000,000, subject to certain working capital adjustments as set forth in the Stock Purchase Agreement. The purchase price was paid in the combination of (i) a secured promissory note (the “Promissory Note”) payable to I-Flow and (ii) cash. In connection with I-Flow’s commitment to accept the Promissory Note, a $100,000 delivery fee was paid by the Company to I-Flow on October 4, 2006 and a “Ticking Fee” (between 0.50% and 1.0% per annum of the Maximum Amount) was payable from September 29, 2006 until the earlier of the closing under the Stock Purchase Agreement, termination of the Stock Purchase Agreement or the Company’s notice that, because alternative financing has been secured, the Promissory Note to I-Flow will no longer be required. On October 4, 2006, the Company paid $100,000 to I-Flow representing the delivery fee.

Consummation of Transaction

On October 25, 2007, the Company completed its acquisition of 100% of the issued and outstanding equity of InfuSystem from I-Flow pursuant to the Stock Purchase Agreement. InfuSystem’s results of operations are included in the Company’s consolidated statements of operations from the acquisition date. The total purchase price for InfuSystem, Inc. was $108,717,000 and is comprised of the following (in thousands):

Cash payment to I-Flow	$67,297
Working Capital Adjustment	(784)
Loan from I-Flow	32,703
Acquisition-related transaction costs	9,501

Total purchase price	$108,717

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

The following payments were made pursuant to the Stock Purchase Agreement:

Cash payment to I-Flow: Pursuant to the terms of the Stock Purchase Agreement, the Company paid I-Flow $67,297,000 on the transaction date, which was subject to customary working capital adjustments. The final calculated working capital resulted in a downward adjustment to the purchase price of $784,000, which I-Flow subsequently paid to the Company in 2008, with interest from the date of the transaction.

Loan from I-Flow: Pursuant to the terms of the Stock Purchase Agreement, the secured promissory note payable to Kimberly-Clark (formerly I-Flow) was to be for a principal amount equal to the $100,000,000 purchase price, less the cash portion of the purchase price paid at closing. This resulted in a principal amount of $32,703,000, subject to the terms and conditions of the Credit and Guaranty Agreement dated as of October 25, 2007 by and among the Company, Acquisition Subsidiary and Kimberly-Clark (formerly I-Flow) (the “Credit and Guaranty Agreement”).

Acquisition Related Transaction Costs

Acquisition related transaction costs include legal and accounting fees and other external costs directly related to the acquisition. For the years ended December 31, 2009, 2008 and 2007, cash paid for acquisition related expenses was $0, $105,000 and $8,690,000, respectively, which related to the October 25, 2007 acquisition of InfuSystem.

Cash Payment to Shareholders

The Company paid $16,359,000 in cash to shareholders, who held 2,726,488 shares in the aggregate, and who voted against our acquisition of InfuSystem and elected to convert their shares of common stock into their pro rata portion of the proceeds of the trust account, of $6.00 per share.

Purchase Price Allocation

Pursuant to ASC 805 (formerly SFAS No. 141, Business Combinations), the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date. The purchase price allocation was primarily based upon a valuation using income and cost approaches, and management’s estimates and assumptions. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. For tax purposes, goodwill consists of both identifiable intangible assets (trade name and physician relationships from the table below) and unidentifiable intangible assets (goodwill from the table below). Goodwill of $89,480,000 is expected to be deductible for tax purposes. The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed is presented below (in thousands):

Current assets	$8,499
Property and equipment	13,980
Goodwill	56,580
Trade Name	5,500
Physician Relationships	27,400
Current liabilities	(3,206)

Total purchase price	$108,753

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

Trade Name

All of InfuSystem’s services are sold under the InfuSystem trade name. The use of the InfuSystem trade name is considered to be paramount to the continued success of the Company and provides for a seamless transition of ownership and continuity in the minds of patients, physicians, insurance companies and employees. This indefinite-lived trade name is not subject to amortization, as there are no plans to retire the trade name and management expects it to generate cash flows indefinitely.

Physician Relationships

The acquired physician relationship base represents a valuable asset of InfuSystem due to the expectation of future business opportunities to be leveraged from the existing relationship with each physician. InfuSystem has long-standing relationships with numerous oncology clinics and physicians. These relationships are expected, on average, to have a 15 year useful life, based on minimal attrition experienced to date by the Company and expectations of continued minimal attrition.

4. Property and Equipment

Property and equipment consisted of the following as of December 31, 2009 and 2008 (amounts in thousands):

	2009	2008
Pump equipment	$20,142	$14,853
Furniture, fixtures, and equipment	1,832	571
Accumulated depreciation	(8,475)	(4,546)

Total	$13,499	$10,878

Included in “pump equipment” above is $2,678,000 and $480,000, as of December 31, 2009 and 2008, respectively, worth of pumps obtained under various capital leases. Included in “accumulated depreciation” above is $278,000 and $64,000, as of December 31, 2009 and 2008, respectively, associated with the same capital leases. Under the terms of all such capital leases, the Company does not presently hold title to these pumps, and will not obtain title until such time as the capital lease obligations are settled in full.

Depreciation expense for 2009, 2008 and 2007 was $4,122,000, $3,935,000 and $728,000, respectively, which was recorded in cost of revenues and general and administrative expenses, for pump equipment and other fixed assets, respectively.

5. Goodwill and Intangible Assets

Goodwill

Goodwill arising from business combinations represents the excess of the purchase price over the estimated fair value of the net assets of the businesses acquired. The goodwill amount for the October 25, 2007 acquisition of InfuSystem is $56,580,000, and is based upon the final valuation analysis.

Impairment Testing

As of October 31, 2009, the Company performed its annual impairment test pursuant to ASC 350 (formerly SFAS No. 142, Goodwill and Other Intangible Assets). The fair value of the Company’s single reporting unit

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Goodwill and Intangible Assets (Continued)

was estimated using a combined income (discounted cash flow) and market approach (guideline public company) valuation model which indicated that the fair value of its net assets exceeded the carrying value by approximately 16%. Based on the results of the valuation, the Company determined there was no impairment of goodwill. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred.

The estimated fair value of the Company’s net assets is dependent on several significant assumptions, including management’s projections of future earnings, cost of capital (discount rate) and terminal value growth rates. Assumptions related to future cash flows and discount rates involve significant management judgment and are subject to significant uncertainty.

The discount rate of 11.5% used in this impairment test was approximately 100 basis points higher than that used in the purchase price allocation as of October 25, 2007, and 50 basis points lower than that used in the impairment test as of October 31, 2008. An increase of 100 basis points in the discount rate, to 12.5%, would have also indicated that the fair value of the Company’s net assets exceeded the carrying value, and therefore no impairment of goodwill. A decrease of 100 basis points in the average annual earnings growth rate assumed or the terminal value growth rate assumed would likewise have indicated that the fair value of the Company’s net assets exceeded the carrying value, and therefore no impairment of goodwill. Impairment charges may occur in the future due to changes in the estimated discount rates or projected revenue growth rates, among other factors.

Although the Company’s cash flow forecasts used in the discounted cash flow approach are based on assumptions that are consistent with plans and estimates the Company is using to manage the underlying business, there is significant judgment in projecting the cash flows attributable to the underlying business. If actual revenue growth, profit margins, capital spending or market conditions should differ significantly from the assumptions included in the Company’s business outlook used in the cash flow models, the fair value of its net assets could fall below the carrying value and impairment charges could be required to write down goodwill to its fair value.

The relationship of the Company’s market capitalization to the carrying value of its net assets can impact estimates of these assumptions, and can therefore impact the Company’s judgment as to the fair value of its reporting unit when performing goodwill impairment tests. During 2009, the Company’s market capitalization remained fairly consistent with such experience in 2008. The Company evaluated the movement in its stock price along with its 2009 performance relative to expectations. In addition, the Company assessed several unique factors; an extremely thinly traded, closely held, illiquid stock, a significant “overhang” created by having nearly twice as many warrants as common shares outstanding and a lack of research or analyst coverage. Based on this evaluation, the Company concluded that neither the market capitalization at October 31, 2009, nor the change vs. the prior year, were definitive indicators of impairment.

The Company will continue to monitor operational performance measures, general economic conditions and its market capitalization. A downward trend in one or more of these factors could cause the Company to reduce the estimated fair value of its reporting unit and recognize a corresponding impairment of goodwill in connection with a future goodwill impairment test.

The Company tests non-amortizable intangible assets (trade names) for impairment in accordance with ASC 350. The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred. The intangible assets resulting from the October 25, 2007 acquisition of InfuSystem are based upon the final valuation analysis.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Goodwill and Intangible Assets (Continued)

Identifiable Intangible Assets

The carrying amount and accumulated amortization of identifiable intangible assets as of December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008
Non-amortizable intangible assets:
Trade names	$5,500	$5,500
Amortizable intangible assets:
Physician Relationships	27,400	27,400

Total non-amortizable and amortizable intangible assets	32,900	32,900
Less accumulated amortization	(3,989)	(2,162)

Total identifiable intangible assets	$28,911	$30,738

Amortization expense for intangible assets for 2009, 2008 and 2007 was $1,827,000, $1,827,000 and $335,000 respectively, which was recorded in operating expenses. Expected annual amortization expense for intangible assets recorded as of December 31, 2009 is as follows (in thousands):

(in thousands)	2010	2011	2012	2013	2014
Amortization expense	$1,827	$1,827	$1,827	$1,827	$1,827

6. Warrants and Derivative Financial Instruments

The Company has determined that the warrants discussed in Note 2, issued in connection with the IPO including the Overallotment Units issued to FTN Midwest on May 18, 2006, should be classified as liabilities in accordance with ASC 815 (formerly EITF 00-19). Therefore, the fair value of each instrument must be recorded as a liability on the Company’s balance sheet. Changes in the fair values of these instruments will result in adjustments to the amount of the recorded liabilities, and the corresponding gain or loss will be recorded in the Company’s statement of operations within “(Loss) gain on derivatives”. At the date of the conversion of each warrant or portion thereof (or exercise of the warrants or portion thereof, as the case may be), the corresponding liability will be reclassified as equity.

The fair value of the Company’s 33,750,502 warrants issued in connection with the IPO outstanding at December 31, 2009 and December 31, 2008 were liabilities of $2,025,000 or $0.06 per warrant and $1,519,000 or $0.045 per warrant, respectively.

At December 31, 2009, the Company had a single interest rate swap agreement in effect to fix its LIBOR-based variable rate debt. The interest rate swap agreement, which expires in December 2010, had a notional value of $16,500,000 on December 31, 2009 and a fixed rate of 4.29%. The fair value of the Company’s interest rate swap outstanding at December 31, 2009 and December 31, 2008 was a liability of $645,000 and $1,073,000, respectively. The Company has elected not to designate the swap as a cash flow hedge, in accordance with ASC 815 (formerly SFAS No. 133). The fair value of the swap is therefore shown on the Company’s balance sheet and the unrealized changes in the value of the swap are shown in the Company’s statement of operations within “(Loss) gain on derivatives”.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Warrants and Derivative Financial Instruments (Continued)

Total derivative liabilities are as follows (in thousands):

	December 31, 2009	December 31, 2008
Warrant liability	$2,025	$1,519
Interest rate swap liability	645	1,073

Total	$2,670	$2,592

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2009	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant liability	$2,025	$2,025	$—	$—
Interest rate swap liability	645	—	645	—

Total	$2,670	$2,025	$645	$—

7. Debt and other Long-term Obligations

The Company entered into a $32,703,000 term loan from I-Flow, subject to the Credit and Guaranty Agreement between the Company and I-Flow dated as of October 25, 2007 (the “Credit and Guaranty Agreement”). The loan expires on October 25, 2011. The loan bears interest at LIBOR (subject to a 3% floor) plus 5.5%, or Prime (subject to a 4% floor) plus 4.5%, at the Company’s option. The loan is a variable rate loan and therefore fair value approximates book value. At December 31, 2009, the rate in effect was 8.5%. The Company paid $8,565,000 in principal payments and $2,166,000 in cash interest payments to Kimberly-Clark (formerly I-Flow) during 2009.

On October 9, 2009, Kimberly-Clark Corporation and I-Flow Corporation announced a definitive agreement whereby Kimberly-Clark would acquire I-Flow in a cash tender offer and subsequent merger. As outlined in the credit agreement for the term loan, the agreement is binding upon and inures to the benefit of the Borrower, the Guarantors, the Lender, all future holders of the Term Loan and their respective successors and assigns.

The Company sometimes enters into capital leases to finance the purchase of ambulatory infusion pumps. The pumps are capitalized into property and equipment at their fair market value, which equals the value of the future minimum lease payments, and are depreciated over the useful life of the pumps.

Maturities on the loan and capital leases are as follows (in thousands):

	2010		2011	2012	2013	Total
Loan	$4,928	*	$16,757	$—	$—	$21,685
Capital Leases	573		631	687	565	2,456

Total	$5,501		$17,388	$687	$565	$24,141

*	Includes $1,249,000 projected excess cash flow principal prepayment to be made in the second quarter of 2010, as required by the term loan Credit and Guaranty Agreement.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Debt and other Long-term Obligations (Continued)

The Kimberly-Clark (formerly I-Flow) term loan is collateralized by substantially all of the Company’s assets and requires the Company to comply with covenants principally relating to satisfaction of a fixed charge coverage ratio, a leverage ratio, an annual limit on capital expenditures and minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”). As of December 31, 2009, the Company believes it was in compliance with all such covenants, and also believes it will remain in compliance for at least the next 12 months. In addition, under the terms of the Credit and Guaranty Agreement, the Company is not permitted to pay any dividends or complete any business acquisitions.

In conjunction with the Credit and Guaranty Agreement, the Company incurred deferred debt issuance costs of $2,052,000. These costs will be recognized in income using the interest method through the maturity date of October 2011. Amortization of these costs for 2009, 2008 and 2007 was $495,000, $642,000 and $134,000, respectively, which was recorded in interest expense.

8. Income Taxes

The components of consolidated provision for income taxes for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Provision for Federal income taxes —
Current	$(1,306)	$(165)	$886
Deferred	2,205	877	—

Total provision for Federal income taxes	899	712	886
Provision for state and local income taxes —
Current	29	137	224
Deferred	49	58	—

Total provision for state and local income taxes	78	195	224

Consolidated provision for income taxes	$977	$907	$1,110

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Income Taxes (Continued)

The significant components of net deferred income taxes as of December 31, 2009 and 2008 are as follows:

	2009	2008
Deferred Federal income tax assets —
Bad debt reserves	$99	$—
Stock based compensation	249	256
Interest Rate Swap	219	365
Net Operating Loss	1,780	1,503
Accrued Compensation	178	—
Alternative Minimum Tax Credit	42	—
Other	8	16
Valuation Allowance	(867)	(732)

Total deferred Federal income tax assets	1,708	1,408

Deferred Federal income tax liabilities —
Depreciation and asset basis differences	(1,653)	(556)
Amortization	(3,070)	(1,665)
Other	(67)	(64)

Total deferred Federal income tax liabilities	(4,790)	(2,285)

Net deferred Federal income tax liability	(3,082)	(877)
Net deferred state and local income tax liability	(107)	(58)

Net deferred income taxes	$(3,189)	$(935)

The classification of net deferred income taxes as of December 31, 2009 is summarized as follows:

	Current	Long-term	Total
Deferred tax assets	$194	$1,573	$1,767
Deferred tax liabilities	(69)	(4,887)	(4,956)

Net deferred income taxes	$125	$(3,314)	$(3,189)

The classification of net deferred income taxes as of December 31, 2008 is summarized as follows:

	Current	Long-term	Total
Deferred tax assets	$11	$1,418	$1,429
Deferred tax liabilities	(66)	(2,298)	(2,364)

Net deferred income taxes	$(55)	$(880)	$(935)

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Income Taxes (Continued)

The reconciliations of the effective income tax rate to the federal statutory rate are as follows:

	2009	2008	2007
Federal income tax provision at the statutory rate	34.00%	34.00%	34.00%
State and local income taxes, net of related Federal taxes	4.60%	1.78%	(13.31)%
Effect of change in tax rate	—	0.02%	—
Other Permanent Differences	2.49%	0.47%	(35.48)%
Non-deductible loss (gain) on warrant liability	9.76%	(33.27)%	(61.26)%
Valuation allowance	6.98%	(32.56)%	6.1%
Stock Based Compensation	—	23.53%	—
Prior year adjustments	(2.40)%	14.37%	4.1%

Income tax expense	55.43%	8.34%	(65.85)%

The Company’s realization of its deferred tax assets is dependent upon many factors, including, but not limited to, the Company’s ability to generate sufficient taxable income. At December 31, 2009 and 2008, valuation allowances of $940,000 and $785,000 respectively, were applied against the deferred tax assets because based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Following is an analysis of the deferred tax asset valuation allowance for InfuSystem Holdings, Inc. for the years ended December 31, 2009, 2008 and 2007 ($000’s):

	Balance at beginning of Period	Charged to costs and expenses	Deductions	Balance at end of Period
Valuation Allowance — 2009	$785	$(458)	$613	$940	*
Valuation Allowance — 2008	$4,401	$5	$(3,621)	$785
Valuation Allowance — 2007	$4,503	$87	$(189)	$4,401

*	Includes $867,000 and $73,000 in valuation allowance for federal and state income taxes, respectively.

As of December 31, 2009, net operating loss carryforwards of approximately $5.2 million were available for Federal income tax purposes for future years. These losses expire, if unused, at various dates from 2023 through 2025. Use of our net operating loss carryforwards and certain other future deductions could be restricted, in the event of future changes in our equity structure, by provisions contained in the Tax Reform Act of 1986.

9. Related Party Transactions

Two members of the Company’s board of directors are former Managing Directors of FTN Midwest, the underwriter of the Company’s IPO. Sean McDevitt resigned from his position as Managing Director of FTN Midwest effective January 19, 2007 and Pat LaVecchia resigned from his position as Managing Director of FTN Midwest effective February 2, 2007. FTN Midwest received an underwriting discount of 7%, a non-accountable expense allowance of 1% and an option to purchase 833,333 shares for a fee of $100. The Company reserved in its treasury 2,000,000 shares of common stock for issuance to Sean McDevitt and 416,666 shares of common stock for issuance to Pat LaVecchia. The consummation of the transaction resulted in 925,531 of these shares being issued at October 25, 2007. Of the remaining 1,491,135 shares, 257,091 were issued in 2008 and 1,234,044 were issued in February 2009.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Related Party Transactions (Continued)

Effective September 7, 2009, Steve Watkins resigned as Chief Executive Officer and Director of the Company. In connection with Mr. Watkins’ resignation, the Board of Directors (the “Board”) has (i) appointed Sean McDevitt, the current Chairman of the Board, as Chief Executive Officer and (ii) formed an Executive Committee consisting of Chairman Sean McDevitt, Wayne Yetter and John Voris, with Mr. McDevitt serving as Executive Chairman.

As discussed in Note 7 “Debt and other Long-term Obligations”, the Company entered into a $32,703,000 term loan from I-Flow, subject to the Credit and Guaranty Agreement.

Prior to the Company’s acquisition of InfuSystem, InfuSystem had been providing billing and collection services to I-Flow for its ON-Q® product. On October 25, 2007, InfuSystem and I-Flow entered into an Amended and Restated Services Agreement (the “Services Agreement”) pursuant to which InfuSystem agreed to continue to provide I-Flow with these services, and I-Flow agreed to pay InfuSystem a monthly service fee. During the year ended December 31, 2009, the Company recorded revenues of $160,000 from this arrangement. There was no outstanding receivable amount due as of December 31, 2009.

On November 8, 2007, I-Flow informed the Company that it was terminating the Services Agreement effective May 10, 2008. In May 2008, both parties extended and amended the Services Agreement for one month, upon substantially the same terms and conditions as the original agreement. From June 2008 through December 1, 2008, the parties operated without a written agreement upon substantially the same terms and conditions as the original Services Agreement, with the exception that the original 40% mark-up was increased to 50%. On December 2, 2008, the Company agreed with I-Flow to extend the Services Agreement to September 30, 2009. Pursuant to the terms of the extension, the service fee paid to the Company through January 31, 2009 was calculated based on a 50% mark up. Effective February 1, 2009 through June 30, 2009, the service fee was equal to 30% of the total actual net cash collections (net of adjustments) received during such month on behalf of I-Flow. I-Flow also reimbursed the Company monthly for the portion of the Company’s lease cost associated with the office space dedicated to this operation. Effective July 1, 2009 the Company and I-Flow agreed to continue the services arrangement on a month to month basis, during which time I-Flow reimbursed the Company the greater of 30% of net cash collections or $3,000. The service was discontinued effective August 31, 2009.

10. Commitments and Contingencies

Certain of the Company’s directors committed to purchase up to $1,000,000 of the Company’s warrants from the Company in a private placement at a price of $.70 per warrant subsequent to the filing of the preliminary proxy statement seeking stockholder approval of the acquisition of InfuSystem. Such officers and directors agreed not to sell or transfer the warrants until after the Company consummated a business combination. The warrants have an exercise price of $5.00 per share of common stock and became exercisable commencing on October 25, 2007, the acquisition date, and expire April 11, 2011 or earlier upon redemption by the Company. The Company may call the warrants for redemption in whole and not in part at a price of $0.01 per warrant at anytime after the warrant becomes exercisable. The warrants cannot be redeemed unless the holder receives written notice not less than 30 days prior to the redemption and if and only if, the reported last price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 day period ending on the third day of business prior to the notice of redemption to warrant holders. The Company has fully reserved the shares underlying the warrants as authorized but not issued. The warrants issued and sold in 2006 and 2007 were not registered under the Securities Act of 1933, as amended (the “Securities Act”). As a result, the warrants and

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Commitments and Contingencies (Continued)

the common stock issuable upon exercise of the warrants may not be sold unless they have been registered pursuant to a registration statement filed under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act as evidenced by an opinion of counsel reasonably satisfactory to the Company.

The Company is involved in legal proceedings arising out of the ordinary course and conduct of our business, the outcomes of which are not determinable at this time. We have insurance policies covering such potential losses where such coverage is cost effective. In the Company’s opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Effective September 7, 2009, Steve Watkins resigned as Chief Executive Officer and Director of the Company. In connection with his resignation, the Company entered into a separation agreement with Mr. Watkins in which the Company will pay Mr. Watkins his annual base salary of $310,500 for a period of two years following the resignation date in accordance with the Company’s regular payroll practices. Also, the Company agreed to pay a bonus in the amount of $150,000 for the 2009 calendar year within thirty days of the resignation date; such amount was paid in October 2009. The Company will continue to pay for Mr. Watkins’ existing health insurance benefits for a period of two years following the resignation date. Additionally, any unvested portions of Mr. Watkins’ stock options and restricted share grants vested pro rata based upon his services to the Company as Chief Executive Officer during the 2009 calendar year.

The Company entered into an operating lease on March 27, 2009 for a new office building. The lease commenced on July 1, 2009 and expires on June 30, 2012. The approximate minimum future lease commitments are $149,000, $162,000 and $81,000 for 2010, 2011 and 2012, respectively.

11. Share-based Compensation

2007 Stock Incentive Plan

In 2007, the Company adopted the 2007 Stock Incentive Plan providing for the issuance of a maximum of 2,000,000 shares of common stock in connection with the grant of stock-based or stock-denominated awards. During 2008 and 2009, the Company granted restricted shares and stock options.

As of December 31, 2009, 1,127,000 common shares remained available for future grant under the 2007 Stock Incentive Plan.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Share-based Compensation (Continued)

Restricted Shares

Restricted shares entitle the holder to receive, at the end of a vesting period, a specified number of shares of the Company’s common stock. Stock-based compensation cost of restricted shares is measured by the market value of the Company’s common stock on the date of grant. The following table summarizes restricted share activity for the years ended December 31, 2009 and 2008:

	Number of shares (In thousands)	Weighted average grant date fair value
Unvested at January 1, 2008	—	N/A
Granted	796	$2.92
Vested	(197)	$2.90
Vested shares foregone to satisfy minimum statutory withholding	(78)	$2.90

Unvested at December 31, 2008	521	$2.94
Granted	133	$2.66
Vested	(213)	$2.93
Vested shares forgone to satisfy minimum statutory withholding	(52)	$2.86
Forfeitures	(65)	$2.87

Unvested at December 31, 2009	324	$2.86

As of December 31, 2009, there was $388,000 of pre-tax total unrecognized compensation cost related to non-vested restricted shares, which will be adjusted for future forfeitures. The Company expects to recognize such cost over a period of approximately 3 years.

Stock Options

During 2009 and 2008, the Company granted 30,000 and 300,000 stock options, respectively, at an exercise price of $1.85 and $2.90 per share, respectively, which were the market prices on the date of grants.

Share-based compensation expense was determined based on the fair value of the options. The fair value of the options were calculated using the Black Scholes pricing model based on the following assumptions:

	2009	2008
Expected life	2.5 years	6.25 years
Risk free interest rate	1.38% - 1.42%	3.38%
Volatility	35% - 37%	41%
Dividend yield	0%	0%

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Share-based Compensation (Continued)

The following table summarizes stock option activity for the years ended December 31, 2009 and 2008:

	Number of options (In thousands)	Weighted average exercise price
Unvested at January 1, 2008	—		N/A
Granted	300		$2.90
Vested	—		N/A

Unvested at December 31, 2008	300		$2.90
Granted	30		$1.85
Vested	(130)		$2.66
Forfeitures	(200)		$2.90

Unvested at December 31, 2009	—	$	N/A

Stock-based compensation expense

The following table shows total stock-based compensation expense, related to all of the Company’s equity awards in accordance with ASC 718 (formerly SFAS No. 123(R)) (in thousands):

	December 31,
	2009	2008	2007
Restricted share expense	$700	$1,415	—
Stock option expense	53	135	—
Pre-IPO share grant expense	—	—	$1,750

Total stock-based compensation expense	$753	$1,550	$1,750

All 2007 share-based compensation expense relates to the Company’s operations prior to the acquisition of InfuSystem.

Forfeitures

As discussed in Note 10, in connection with Mr. Watkins’ separation agreement the stock options and restricted shares granted to him in connection with the 2007 Stock Incentive Plan vested pro rata based upon his services during 2009, with the remaining unvested portion forfeited. There were 59,000 restricted shares and 200,000 stock options forfeited by Mr. Watkins in 2009. There was an additional 6,000 restricted shares that were forfeited by other former employees in 2009. As a result of the forfeitures, an adjustment was made to decrease stock based compensation expense by $191,000 for the year ended December 31, 2009.

12. Employee Benefit Plans

The Company has enacted a 401(k) defined contribution plan effective February 1, 2008. Employees of the Company working more than 1,040 hours annually may participate in the 401(k) Plan. The Company contributes $0.33 for each dollar of employee contribution up to a maximum contribution by the Company of 1.32% of each participant’s annual compensation. The maximum contribution by the Company of 1.32% corresponds to an

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

(formerly HAPC, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Employee Benefit Plans (Continued)

employee contribution of 4% of annual compensation. Participants vest in the Company’s contribution ratably over five years. Such Company matching contributions totaled $67,000 and $59,000 for the years ended December 31, 2009 and December 31, 2008, respectively. The Company does not provide post-retirement or post-employment benefits to its employees.

13. Unaudited Quarterly Information

	Quarter Ended
(in thousands, except per share data)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Net revenues	$9,227	$9,173	$9,902	$10,662
Gross margin	7,008	6,797	7,044	7,788
Total operating expenses	7,966	7,829	8,539	9,302
Total other (expense) income	(3,628)	1,155	(1,395)	291
(Loss) income before income taxes	(2,367)	2,499	(32)	1,651
Net (loss) income	(2,507)	2,760	(445)	966
(Loss) earnings per share — basic	(0.14)	0.15	(0.02)	0.05
(Loss) earnings per share — diluted	(0.14)	0.15	(0.02)	0.05

	Quarter Ended
(in thousands, except per share data)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Net revenues	$8,530	$8,835	$8,958	$9,092
Gross margin	6,102	6,491	6,640	6,991
Total operating expenses	8,009	7,756	7,310	7,554
Total other income (expense)	4,276	(2,880)	4,455	229
Income (loss) before income taxes	4,797	(1,801)	6,103	1,767
Net income (loss)	4,797	(1,801)	5,704	1,259
Earnings (loss) per share — basic	0.29	(0.10)	0.31	0.07
Earnings (loss) per share — diluted	0.29	(0.10)	0.30	0.07

14. Subsequent Events

On February 16, 2010 the Company announced an Offer to Exchange common stock for outstanding warrants. The Company currently has 35,108,219 outstanding warrants. The exchange offer expires on March 17, 2010 at 5:00 PM EST, unless extended.

Holders of the Company’s warrants may exchange their warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered; or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the recipient agrees to be subject to a lock-up provision precluding transfer of the shares of Common Stock received for six months following the expiration of the Exchange Offer.

The Company has performed an analysis of subsequent events and has concluded that there are no other significant subsequent events requiring disclosure as of the date the consolidated financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of

InfuSystem, Inc.:

We have audited the accompanying statements of income, stockholder’s equity, and cash flows of InfuSystem, Inc. (a California corporation) (the “Company”) (a wholly owned subsidiary of I-Flow Corporation (the “Parent”)) for the period from January 1, 2007 to October 25, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of the operations and cash flows of InfuSystem, Inc. for the period from January 1, 2007 to October 25, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

As further discussed in Note 1 to the financial statements, on October 25, 2007, the Company was sold by the Parent to InfuSystem Holdings, Inc. (formerly known as HAPC, Inc.).

As further described in Note 1, the accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 20, 2008

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

STATEMENT OF INCOME

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

(Amounts in thousands)

For the Period From January 1, 2007 to October 25, 2007
NET REVENUES	$25,001
COST OF REVENUES	6,702

GROSS PROFIT	18,299

OPERATING EXPENSES:
Selling and marketing	3,390
General and administrative	12,283

Total operating expenses	15,673

OPERATING INCOME	2,626
INTEREST INCOME	237

INCOME BEFORE INCOME TAXES	2,863
INCOME TAX EXPENSE	1,086

NET INCOME	$1,777

See notes to financial statements.

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

(Amounts in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total
	Shares	Amount
BALANCE — January 1, 2007	100	$—	$8,544	$12,643	$21,187
Net dividends to Parent				(3,593)	(3,593)
Net income				1,777	1,777

BALANCE — October 25, 2007	100	$—	$8,544	$10,827	$19,371

See notes to financial statements.

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

(Amounts in thousands)

For the Period January 1, 2007 to October 25, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,713
Provision for doubtful accounts receivable	4,971
Deferred taxes	(1,732)
Loss on disposal of property	255
Stock-based compensation	746
Changes in operating assets and liabilities:
Accounts receivable	(965)
Inventory supplies	(158)
Prepaid expenses and other current assets	(455)
Accounts payable	(1,131)
Accrued payroll and related expenses	716
Other current liabilities	670

Net cash provided by operating activities	7,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,912)
Proceeds from sale of property	231

Net cash used in investing activities	(2,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net capital distributions to parent	(4,339)

Net cash used in financing activities	(4,339)

NET INCREASE IN CASH	387
CASH — Beginning of year	1,956

CASH — End of period	$2,343

SUPPLEMENTAL CASH FLOW INFORMATION:
State income tax payments	$241

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES — Property acquisitions	$550

See notes to financial statements.

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

1. General

InfuSystem, Inc. (“InfuSystem” or the “Company”) is a leading provider of ambulatory infusion pump management services and is based in Madison Heights, MI. It is primarily engaged in the rental of ambulatory electronic infusion pumps on a month-to-month basis for the administration of chemotherapy drugs for the treatment of cancer. The Company was incorporated in California on December 18, 1997, and was a wholly owned subsidiary of I-Flow Corporation (“I-Flow”).

On September 29, 2006, I-Flow signed a definitive agreement to sell the Company to InfuSystem Holdings, Inc., (formerly known as HAPC, Inc., (“InfuSystem Holdings”) for $140,000,000 in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. On September 18, 2007, due to the prevailing conditions within the financial markets, I-Flow amended the definitive agreement resulting in a new purchase price of $100,000,000 (subject to working capital adjustments in the definitive agreement), plus a contingent payment right to I-Flow of up to a maximum of $12,000,000 (the “Earn-Out”). The amended purchase price is payable in the form of cash or a combination of cash equal to $85,000,000 less the amount paid to InfuSystem Holdings’ shareholders who chose to convert their InfuSystem Holdings shares into cash and a secured promissory note.

On October 19, 2007, I-Flow purchased approximately 2.8 million shares of common stock of InfuSystem Holdings at $5.97 per share through private transactions with third parties totaling approximately $16,651,000. With the shares purchased, I-Flow owns approximately 15% of the issued and outstanding InfuSystem Holdings common stock and disclosed its intentions to vote such shares in favor of the acquisition.

On October 24, 2007, the shareholders of InfuSystem Holdings approved the acquisition of the Company. The sale was completed on October 25, 2007, and the I-Flow received the $100,000,000 purchase price at the closing in a combination of (i) cash equal to $67,297,000 and (ii) a secured promissory note with a principal amount equal to $32,703,000.

On October 25, 2007, in connection with the closing of the sale, the Company and I-Flow entered into a services agreement that will result in I-Flow compensating the Company for its processing costs related to I-Flow’s ON-Q® billings and providing the Company with an incentive-based reimbursement arrangement. Pursuant to the terms of the services agreement, the Company will continue to provide to I-Flow, from and after the closing, the billing and collection services and management services the Company has been providing prior to the date of the closing. The term of the services agreement will be three years, but it may be terminated earlier, after 18 months. Fees paid by I-Flow under the services agreement will be set at the higher of a cost-plus or percentage of collections.

Pursuant to the 2007 Management Incentive Plan (“2007 MIP”) that was established and adopted by I-Flow’s executive management prior to the sale of the Company, the Company’s executive officers are entitled to share a bonus pool of $150,000 upon the closing of the sale of the Company. In addition to the 2007 MIP, the Company entered into change in control agreements with certain of its executive officers. The change in control agreements provide for success bonuses to be paid to the executives equal to twelve months of the nonsales executive’s current base salary or W-2 Medicare wages or six months of the sales executive’s base salary, plus six times the monthly average of commissions and overrides earned during the twelve months immediately preceding the closing date. The change in control agreements also provided for the immediate vesting of all restricted stock units and unvested stock options issued by I-Flow. All restrictions with respect to the restricted

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

stock units would lapse and all vested options would remain exercisable for 30 days after the closing date of the transaction. Upon the closing of the sale of the Company on October 25, 2007, the Company paid a total of $150,000 under the 2007 MIP bonus and approximately $815,000 of success bonuses to the executives. The Company also recorded approximately $583,000 of stock-based compensation expense related to the immediate vesting of the restricted stock units and stock options of the executives in connection with the close of the sale.

In connection with the sale of the Company to InfuSystem Holdings, I-Flow incurred certain expenses related to the divestiture, including legal and professional fees that resulted directly from the sale transaction. Divestiture expenses incurred by I-Flow for the period from January 1, 2007 to October 25, 2007, were approximately $2,329,000. At the close of the sale of the Company, I-Flow received reimbursement of approximately $946,000 by InfuSystem Holdings of certain divestiture expenses incurred in 2006 and 2007. The divestiture expenses incurred were not reimbursed by the Company to I-Flow, and accordingly, the amounts, including the reimbursement by InfuSystem Holdings for divestiture expenses, are not included in the Company’s financial statements.

The Company provided certain administrative services to I-Flow for the period from January 1, 2007 to October 25, 2007, related to the I-Flow’s ON-Q PainBuster® Pain Management System (“ON-Q”). Specifically, the Company provided customer service, billings to third-party insurance, collections, and solicitation of managed care contracts with insurance companies on behalf of I-Flow and its ON-Q product line, primarily in ambulatory surgery centers (ASC’s). The Company was not reimbursed from I-Flow for these services.

The Company estimates that processing costs borne by the Company for ON-Q billings and reflected in its financial statements for the period from January 1, 2007 to October 25, 2007, were approximately $1,101,000. The estimated expense for the period from January 1, 2007 to October 25, 2007, consisted of approximately $459,000 in direct payroll expenses and $642,000 of indirect or allocated expenses.

I-Flow also provided certain administrative services to the Company during the same time periods. Costs incurred by I-Flow on behalf of the Company that were clearly applicable to the Company were charged to the Company and included the following administrative services:

•

I-Flow provided workers’ compensation insurance to employees of the Company. The Company’s financial statements for the period from January 1, 2007 to October 25, 2007 include workers’ compensation insurance expense of approximately $21,000, which was recorded in general and administrative expenses.

•

Many of the Company’s employees received stock options and other stock-based awards relating to the stock of I-Flow. I-Flow determined the expense based on the outstanding stock-based awards granted specifically to employees of the Company. Stock-based compensation expense reflected in the Company’s financial statements for the period from January 1, 2007 to October 25, 2007, which includes the expense related to the immediate vesting of the restricted stock units and stock options of the executives in connection with the close of the sale were as follows:

For the Period January 1, 2007 to October 25, 2007
Selling and marketing expenses	$116,000
General and administrative expenses	630,000

Total stock-based compensation expense	$746,000

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

•

Although the Company files a consolidated and certain combined state tax returns with its Parent, the Company recorded income taxes payable as a result of preparing its financial statements on a separate tax return basis. Income taxes payable and excess stock option income tax benefits totaling $2,297,000 for the period from January 1, 2007 to October 25, 2007, were recognized as contributions from I-Flow.

2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition — Rental revenue in the oncology market is the Company’s strategic focus. The Company does not recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Persuasive evidence of an arrangement is determined to exist, and collectibility is reasonably assured, at the point in which a certificate of medical necessity and assignment of benefits, signed by the physician and patient, respectively, have been received by the Company, and the Company has verified actual pump usage and insurance coverage. Rental revenue from electronic infusion pumps is recognized as earned over the term of the related rental agreements, normally on a month-to-month basis. Pump rentals are billed at the Company’s established rates, which often differ from contractually allowable rates provided by third-party payors, such as Medicare, Medicaid, and commercial insurance carriers. Provision is made currently to reduce revenue to the estimated allowable amount per such contractual rates. For the period from January 1, 2007 to October 25, 2007 revenue from Medicare accounted for 32% of total revenue. For the period from January 1, 2007 to October 25, 2007, revenue from Blue Cross Blue Shield accounted for 21% of total revenue. For the period from January 1, 2007 to October 25, 2007, revenue from Medicaid accounted for 5% of total revenue.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on operations and cash flows.

Income Taxes — The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all of any deferred tax assets will not be realized. The Company’s income taxes as presented in the financial statements have been prepared on a separate return basis.

Accounting for Stock-Based Compensation — I-Flow, the former parent company, historically granted stock-based awards to certain officers and employees of the Company. Total stock-based compensation expense incurred by the Company related to stock options and stock grants by I-Flow to the Company’s employees for the

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

period from January 1, 2007 to October 25, 2007, was $746,000. The stock-based compensation expense recorded for the period from January 1, 2007 to October 25, 2007, includes a) approximately $583,000 of expense related to the restricted stock units and stock options granted to the Company’s executives that immediately vested upon the sale of the Company on October 25, 2007, pursuant to the change in control agreements in effect and b) approximately $142,000 of expense reversal related to the true up of actual forfeitures on stock options and stock grants that were cancelled for all other employees by I-Flow due to the sale of the Company.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense based on estimated fair values for all equity-based compensation made to employees and directors. SFAS No. 123(R) replaces the guidance in FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

The Company adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective application transition method. In accordance with the modified prospective application transition method, the Company’s financial statements for prior periods do not have to be restated to reflect, and do not include, the impact of ASC 718. Prior to the adoption of ASC 718, the Company accounted for stock-based awards to officers and employees using the intrinsic value method in accordance with APB 25 and adopted the disclosure-only alternative of FASB Statement No. 123. Because the Company had adopted the disclosure-only provisions of FASB Statement No. 123, no compensation cost was recognized in 2005 for stock option grants to employees and officers with exercise prices at least equal to the fair market value of the underlying shares at the grant date.

FASB Statement No. 123R requires companies to estimate the fair value of equity awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model. The determination of the fair value of option-based awards using the Black-Scholes model incorporates various assumptions including volatility, expected life of awards, risk-free interest rates, and expected dividends. The expected volatility is based on the historical volatility of the price of I-Flow’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options and adjusted for the impact of unusual fluctuations not reasonably expected to recur. The expected life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees and non-employee directors. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No stock options were granted to employees of the Company for the period from January 1, 2007 to October 25, 2007.

Stock-based compensation expense was recognized for all new and unvested equity awards that are expected to vest as the requisite service is rendered. Compensation expense for all equity awards granted subsequent to December 31, 2005, was recognized using the straight-line single-option method. In accordance with FASB Statement No. 123R, the Company has factored in forfeitures in its recognition of stock-based compensation. FASB Statement No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

FASB Statement No. 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as cash inflows from financing activities and cash outflows from operating activities. Excess tax benefits that were attributed to the share-based compensation expense are currently reflected in contributions from Parent as a result of the Company preparing its financial statements on a separate tax return basis (see Note 4).

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

From and after May 26, 2005, stock-based awards granted to officers and employees of the Company are granted from I-Flow active equity incentive plans that were approved by I-Flow’s stockholders. All future grants of stock options (including incentive stock options or nonqualified stock options), restricted stock, restricted stock units, or other forms of equity-based compensation to officers and employees of the Company are expected to be made under the I-Flow Corporation 2001 Equity Incentive Plan (the “2001 Plan”), which was approved by I-Flow’s stockholders in May 2001. The maximum number of shares of common stock that may be issued pursuant to awards under the 2001 Plan is currently 7,750,000, subject to adjustments for stock splits or other adjustments as defined in the 2001 Plan.

Stock Options — Options granted under the 2001 Plan became exercisable at such times as determined by the I-Flow compensation committee of the board of directors or the I-Flow board of directors itself. Options granted to officers and employees of the Company generally have an exercise price equal to the market price of the I-Flow’s stock at the date of the grant, with vesting and contractual terms of five years. Options generally provide for accelerated vesting if there is a change in control for I-Flow (as defined in the 2001 Plan or, as applicable, the officers’ employment and change in control agreements). I-Flow issues new shares upon the exercise of stock options. Pursuant to the change in control agreements entered into with I-Flow and the Company’s executives, all unvested stock options would immediately vest upon the sale of the Company and would remain exercisable for 30 days after the closing date of the transaction. All unvested stock options that were granted to nonexecutive employees were cancelled by I-Flow as of October 25, 2007. All vested but unexercised stock options would remain exercisable for 30 days after the closing date of the transaction for nonexecutive employees. A summary of all the Company’s outstanding options as of October 25, 2007, and of changes in options outstanding for the period from January 1, 2007 to October 25, 2007 is as follows.

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding — January 1, 2007	230,386	$12.42
Options granted
Options exercised	(102,203)	11.39
Options forfeited or expired	(979)	6.38

Options outstanding — October 25, 2007	127,204	13.29	0.15	$707,605

Options vested and exercisable — October 25, 2007	127,204	13.29	0.15	$707,605

The above table excludes equity awards granted to sales representatives and sales management with exercise prices below fair market value. Such awards have been included in the restricted stock units table below.

No options were granted for the period from January 1, 2007 to October 25, 2007. The total intrinsic value of options exercised for the period from January 1, 2007 to October 25, 2007 was $761,000.

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

The following table summarizes information concerning outstanding and exercisable options for employees of the Company for the purchase of I-Flow’s common stock for all plans and grants as of October 25, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life in Years	Average Weighted- Exercise Price	Number of Shares Exercisable	Weighted- Average Exercise Price
$ 1.33–$ 1.33	4,000	0.08	$1.33	4,000	$1.33
$ 1.66–$ 1.66	13,055	0.12	1.66	13,055	1.66
$ 4.40–$ 4.40	151	0.08	4.40	151	4.40
$11.41–$11.41	661	0.08	11.41	661	11.41
$11.52–$11.52	4,337	0.11	11.52	4,337	11.52
$13.52–$13.52	1,000	0.08	13.52	1,000	13.52
$13.55–$13.55	57,000	0.16	13.55	57,000	13.55
$14.03–$14.03	2,000	0.08	14.03	2,000	14.03
$17.58–$17.58	45,000	0.15	17.58	45,000	17.58

Total	127,204	0.15	13.29	127,204	13.29

Restricted Stock Units — Restricted stock units were granted pursuant to the 2001 Plan and as determined by the I-Flow compensation committee of the I-Flow board of directors or the board of directors itself. Restricted stock units granted to officers and employees of the Company generally have vesting periods of five years from the date of grant. Restricted stock units granted to sales representatives and sales management have a maximum vesting term of three years from the date of grant. The Company issues new shares upon the vesting of restricted stock units. In accordance with FASB Statement No. 123R, the fair value of restricted stock units was estimated based on the closing market value stock price on the date of grant and the expense is recognized straight-lined over the requisite period. The total number of shares of restricted stock units expected to vest is adjusted by estimated forfeiture rates. Pursuant to the change in control agreements entered into with I-Flow and the Company’s executives, all restrictions with respect to the restricted stock units would lapse upon the sale of the Company. All unvested restricted stock units that were granted to nonexecutive employees were cancelled by I-Flow as of October 25, 2007.

The following table provides a summary of the Company’s restricted stock units as of October 25, 2007, and of changes in restricted stock units outstanding under the 2001 Plan for the period from January 1, 2007 to October 25, 2007:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Nonvested shares outstanding — January 1, 2007	85,140	$13.76
Shares issued	10,000	16.43
Shares vested or released	(69,475)	14.05
Shares forfeited	(25,665)	14.01

Nonvested shares outstanding — October 25, 2007	—

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

The total value of shares vested during the period from January 1, 2007 and October 25, 2007 was approximately $976,000.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

New Accounting Pronouncements — In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the derecognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 are effective for reporting periods beginning after December 15, 2006. The Company adopted FIN No. 48 effective January 1, 2007. See Note 4 on Income Taxes for additional information, including the effects of the adoption on the Company’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FASB Statement No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently assessing the impact of the adoption of FASB Statement No. 157 and its impact on the Company’s financial statements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. FASB Statement No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. FASB Statement No. 159 will be effective beginning January 1, 2008. The Company is currently assessing the impact of the adoption of FASB Statement No. 159 and its impact on the Company’s financial statements.

3. Shareholders Equity

At inception, the Company received capital contributions of approximately $3,321,000 from I-Flow, which were used primarily in the acquisition of the Company’s operations. Net contributions from and distributions to I-Flow for the period from January 1, 2007 to October 25, 2007 were as follows:

For the Period January 1, 2007 to October 25, 2007
Stock-based compensation expense charges	$746,000
Workers’ compensation insurance charges	21,000
Excess stock option income tax benefit	522,000
Income tax liability forgiveness by Parent	1,775,000
Net cash to the Parent	(6,657,000)

Net dividends to Parent	$(3,593,000)

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

4. Income Taxes

The Company accounts for income taxes under the provisions of FASB Statement No. 109. Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled.

The Company files a consolidated federal and certain combined state tax returns with its Parent. Through these filings, income generated by the Company is offset by losses in the consolidated group.

The income tax provision for the period from January 1, 2007 to October 25, 2007 is summarized as follows:

For the Period January 1, 2007 to October 25, 2007
Current:
Federal	$2,278,000
State	161,000

Subtotal	2,439,000

Deferred:
Federal	(1,323,000)
State	(30,000)

Subtotal	(1,353,000)

Total income tax provision	$1,086,000

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

For the Period January 1, 2007 to October 25, 2007
Tax at federal statutory rate	34.0%
State income taxes — net of federal benefit	3.9

Total	37.9%

Although the Company files a consolidated and certain combined state tax returns with its Parent, the Company recorded income taxes payable as a result of preparing its financial statements on a separate tax return basis. Income taxes payable and excess stock option income tax benefits totaling $2,297,000 for the period ended October 25, 2007 were recognized as contributions from the Parent.

In July 2006, the FASB issued FIN No. 48. FIN No. 48 is an interpretation of FASB Statement No. 109, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. FIN No. 48 is effective as of the beginning of the Company’s 2007 fiscal year. The cumulative effect, if any, of applying FIN No. 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption.

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

As a result of the implementation of FIN No. 48, the Company recognized a $1,198,000 increase to its FIN No. 48 liability for uncertain tax positions. Of this increase, approximately $821,000 is the cumulative affect adjustment to the opening balance of retained earnings.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of October 25, 2007, the Company has approximately $100,000 of additional accrued interest and approximately $82,000 of penalties related to uncertain tax positions related to the FIN No. 48 liability balance as of January 1, 2007. An additional $98,000 relating to additional state tax liabilities and $25,000 related to penalties was identified in the current year ended October 25, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits balance at January 1, 2007	$1,198,000
Gross increases for tax positions of prior years	157,000
Gross increases for tax positions of current year	123,000

Unrecognized tax benefits balance at October 25, 2007	$1,478,000

The Company had $1,478,000 of gross unrecognized tax benefits as of October 25, 2007. The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $1,031,000 as of October 25, 2007.

The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The tax years 2003 and forward remain open to examination by the major state taxing jurisdictions to which the Company is subject depending on the state taxing authority. In addition, there are a number of state taxing jurisdictions in which the Company is not filing tax returns that may consider the Company to have taxable income. The tax years 2004 and forward remain open to examination by the Internal Revenue Service.

5. Commitments and Contingencies

Concentrations of Credit Risk — The Company maintains cash deposits within a single depository institution in excess of federally insured limits.

Leases — The Company entered into leases in July 2002 for approximately 14,000 square feet of general office space and approximately 4,000 square feet of warehouse space in Madison Heights, MI. Both leases have a term of five years. In July 2007, both leases were renewed and extended for one additional year. Future minimum lease payments under these leases total $115,000 in 2008. Rent expense for the period from January 1, 2007 to October 25, 2007 was $187,000, which was recorded in general and administrative expenses.

Michigan Use Taxes — In accordance with a decision and order of determination received from the State of Michigan Department of Treasury in August 2005, the Company was subject to sales and use taxes in the state of Michigan. As a result, the Company recorded use taxes on its purchases of ambulatory infusion pumps as an increase in fixed assets. As of March 31, 2007, the Company recorded a cumulative net increase to net fixed assets of $700,000, a tax liability of $1,466,000, and total expense of $1,033,000, consisting of $766,000 cost of sales and $267,000 accrued interest expense. The Company appealed the decision. The Company believes that portable infusion pumps qualify for an exemption from tax under Michigan law. On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of the Company, which was not appealed by the State of Michigan Department of Treasury. The review period for the ruling by the Michigan Tax Tribunal

INFUSYSTEM, INC.

(A Wholly Owned Subsidiary of I-Flow Corporation)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM JANUARY 1, 2007 TO OCTOBER 25, 2007

has ended which effectively forecloses further appeal of the August 2005 decision and order. As such, the Company reversed in the second quarter of 2007 the cumulative effects of the liability and expense recorded to date. The Company’s balance sheet reflected the decrease of $1,466,000 and $267,000 of accrued tax liability and accrued interest expense, respectively, and a decrease of $700,000 in cumulative net fixed assets. On its statement of income the Company recorded a reversal of $1,033,000 in total expense, consisting of $766,000 of cost of sales and $267,000 of interest expense.

Private Insurers and Government Reimbursement — The Company is paid directly by private insurers and governmental agencies, often on a fixed fee bases, for infusion pump management services provided by the Company to patients. The health care reimbursement system is in a constant state of change. Changes to the health care system that favor technologies other than the Company’s or that reduce the average fees allowable by private insurers or governmental agencies could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Guarantees and Indemnities — The Company enters into certain types of contracts from time to time that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to Company license, consulting, distribution and purchase agreements with its customers and other parties, under which the Company may be required to indemnify such parties for intellectual property infringement claims, product liability claims, and other claims arising from the Company’s provision of products or services to such parties.

The terms of the foregoing types of obligations vary. A maximum obligation arising out of these types of agreements is not explicitly stated and, therefore, the overall maximum amount of these obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations and, thus, no liabilities have been recorded for these obligations on its balance sheet.

Other Litigation — The Company is involved in litigation arising from the normal course of operations. In the opinion of management, the ultimate impact of such litigation will not have a material adverse effect on the Company’s financial position and results of operations.

6. Employee Benefit Plan

Employees of the Company working more than 1,040 hours annually were able to participate in I-Flow’s 401(k) retirement plan. The Company contributes $0.33 for each dollar of employee contribution up to a maximum contribution by the Company of 1.32% of each participant’s annual salary. The maximum contribution by the Company of 1.32% corresponds to an employee contribution of 4% of annual salary. Participants vest in the Company’s contribution ratably over five years. Such contributions totaled $72,000 for the period from January 1, 2007 to October 25, 2007 and were included in general and administrative expenses in the accompanying financial statements. The Company does not provide postretirement or postemployment benefits to its employees.

7. Related-Party Transactions

Steve Watkins, President of the Company, owns 5% of Tu-Effs Limited Partnership, which owns the premises currently leased by the Company. Rent expense for the leased premises was $187,000 for the period from January 1, 2007 to October 25, 2007, which were recorded in general and administrative expenses.

****

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,016	$7,750
Accounts receivable, less allowance for doubtful accounts of $2,178 and $1,842 at June 30, 2010 and December 31, 2009, respectively	7,459	5,517
Inventory	1,650	925
Prepaid expenses and other current assets	614	395
Deferred income taxes	255	125

Total Current Assets	12,994	14,712
Property & equipment, net	16,994	13,499
Deferred debt issuance costs, net	804	781
Goodwill	64,068	56,580
Intangible assets, net	34,312	28,911
Other assets	286	207

Total Assets	$129,458	$114,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,893	$1,306
Other current liabilities	2,207	1,573
Derivative liabilities	750	2,670
Current portion of long-term debt; December 31, 2009 includes $4,928 payable to Kimberly-Clark (I-Flow)	5,011	5,501

Total Current Liabilities	9,861	11,050
Long-term debt, net of current portion; December 31, 2009 includes $16,757 payable to Kimberly-Clark (I-Flow)	29,235	18,640
Deferred income taxes	5,354	3,314
Other Liabilities	491	221

Total Liabilities	$44,941	$33,225

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000; shares; issued and outstanding 19,869,239 and 18,734,144, respectively	2	2
Additional paid-in capital	84,330	81,410
Retained earnings	185	53

Total Stockholders’ Equity	84,517	81,465

Total Liabilities and Stockholders’ Equity	$129,458	$114,690

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2010	2009	2010	2009
Net revenues	$10,487	$9,173	$21,421	$18,400
Operating expenses:
Cost of Revenues — Product and supply costs	1,719	1,384	3,394	2,654
Cost of Revenues — Pump depreciation and disposals	1,248	894	2,387	1,734
Provision for doubtful accounts	1,076	875	2,469	1,844
Amortization of intangibles	534	457	991	914
Selling and marketing	1,595	1,419	3,036	2,739
General and administrative	4,569	2,800	7,905	5,910

Total Operating Expenses	10,741	7,829	20,182	15,795

Operating (loss) income	(254)	1,344	1,239	2,605
Other (loss) income:
(Loss) gain on derivatives	(71)	2,006	(460)	(636)
Interest expense	(1,366)	(851)	(2,172)	(1,837)
Gain on extinguishment of long-term debt	1,118	—	1,118	—

Total other (loss) income	(319)	1,155	(1,514)	(2,473)

(Loss) income before income taxes	(573)	2,499	(275)	132
Income tax benefit	717	261	407	121

Net income	$144	$2,760	$132	$253

Net income per share:
Basic	0.01	0.15	0.01	0.01
Diluted	0.01	0.15	0.01	0.01
Weighted average shares outstanding:
Basic	19,798,719	18,566,748	19,353,638	18,549,389
Diluted	20,811,813	18,943,962	19,922,468	18,915,995

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30
(in thousands)	2010	2009
OPERATING ACTIVITIES
Net Income	$132	$253
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on derivative liabilities	460	636
Gain on extinguishment of long-term debt	(1,118)	—
Provision for doubtful accounts	2,469	1,844
Depreciation and loss on disposal of pumps	2,559	2,093
Amortization of intangible assets	991	914
Amortization of deferred debt issuance costs	834	264
Stock-based compensation	997	545
Deferred income taxes	(814)	787
Changes in assets and liabilities, exclusive of effects of acquisitions:
Increase in accounts receivable, net of provision	(2,682)	(2,653)
Increase in other current assets	(404)	(1,317)
Increase in other assets	(860)	(511)
Increase in accounts payable and other liabilities	1,165	657
Decrease in derivative liabilities from termination of interest rate swap	(365)	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,364	3,512

INVESTING ACTIVITIES
Capital expenditures	(743)	(2,672)
Cash paid for acquisition, net of cash acquired	(16,418)	—
Proceeds from sale of property	—	1
Other assets	—	(18)

NET CASH USED IN INVESTING ACTIVITIES	(17,161)	(2,689)

FINANCING ACTIVITIES
Principal payments on term loan	(20,568)	(6,929)
Cash proceeds from term loan	30,000	—
Common stock repurchased to satisfy statutory withholding on Stock-based compensation	(38)	—
Principal payments on capital lease obligation	(331)	(43)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	9,063	(6,972)

Net change in cash and cash equivalents	(4,734)	(6,149)
Cash and cash equivalents, beginning of period	7,750	11,513

Cash and cash equivalents, end of period	3,016	5,364

SUPPLEMENTAL DISCLOSURES
Cash paid for interest (including swap payments)	$1,226	$1,533
Cash paid for income taxes	$14	$39
NON-CASH TRANSACTIONS
Additions to property(a)	$111	$1,002
Property acquired pursuant to a capital lease	$1,372	—
Origination of long term debt	$750	—
Current assets assumed in acquisition(b)	$2,314	—
Current liabilities assumed in acquisition(b)	$438	—
Deferred tax liability assumed in acquisition(b)	$2,754
Deferred tax asset assumed in acquisition(b)	$30

(a)	Amounts consist of current liabilities for net property that have not been included in investing activities. These amounts have not been paid for as of June 30, 2010 and 2009 but will be included as a cash outflow from investing activities for capital expenditures when paid.
(b)	See Note 3 — Acquisitions

See accompanying notes to consolidated financial statements.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation and Nature of Operations

The information in this prospectus includes the financial position of InfuSystem Holdings, Inc. and its consolidated subsidiaries (the “Company”) as of June 30, 2010 and December 31, 2009, the results of operations for the three and six months ended June 30, 2010 and 2009, and cash flows for the six months ended June 30, 2010 and 2009.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated. Results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the results for an entire year.

The Company is a provider of infusion services to oncologists and other outpatient treatment settings. The Company provides pole mounted and ambulatory pumps, supplies and related clinical, biomedical and billing services to practices and patients, nationwide. The Company’s unique suite of services appeals to practices, patients and payors by improving access to clinically necessary medical equipment, while driving down costs and maximizing clinical outcomes.

On June 15, 2010, the Company entered into a stock purchase agreement with the shareholders of First Biomedical, Inc., (“First Biomedical”) a Kansas corporation, to acquire all of the issued and outstanding stock of First Biomedical and completed the acquisition. First Biomedical sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. First Biomedical also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. For more information, please refer to the “Acquisition” discussion included in Note 3.

To the Company’s knowledge, it is the largest ambulatory infusion pump management service provider to oncology practices in the United States. The Company supplies electronic ambulatory infusion pumps and associated disposable supply kits to oncology practices, infusion clinics and hospital outpatient chemotherapy clinics. These pumps and supplies are utilized primarily by colorectal cancer patients who receive a standard of care treatment that utilizes continuous chemotherapy infusions delivered via electronic ambulatory infusion pumps. The Company obtains an assignment of insurance benefits from the patient, bills the insurance company or patient accordingly, and collects payment. The Company provides pump management services for the pumps and associated disposable supply kits to over 1,300 oncology practices in the United States. The Company retains title to the pumps during this process.

In addition, the Company sells or rents new and pre-owned pole mounted and ambulatory infusion pumps to, and provides biomedical recertification, maintenance and repair services for, oncology practices as well as other alternate site settings including home care and home infusion providers, skilled nursing facilities, pain centers and others. The company also provides these products and services to customers in the small-hospital market.

The Company purchases new and pre-owned pole mounted and ambulatory infusion pumps from a variety of sources on a non-exclusive basis. The Company repairs, refurbishes and provides biomedical certification for the devices as needed. The pumps are then available for sale, rental or to be used within the Company’s ambulatory infusion pump management service.

The Company has one operating segment, representing the only reportable segment in accordance with Accounting Standard Codification (“ASC”) 280 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information).

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all wholly owned organizations. All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of its consolidated financial statements, including the following: revenue recognition, which includes contractual allowances; accounts receivable and allowance for doubtful accounts; income taxes; and goodwill valuation. Management relies on historical experience and other assumptions believed to be reasonable in making its judgment and estimates. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents primarily with a single financial institution and is fully insured with the Federal Deposit Insurance Corporation (FDIC) under the Transaction Account Guarantee Program (which has been extended until December 31, 2010).

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at the estimated net realizable amounts from patients, third-party payors and other direct pay customers for goods provided and services rendered. The Company performs periodic analyses to assess the accounts receivable balances. It records an allowance for doubtful accounts based on the estimated collectability of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. The Company’s estimate for its allowance for doubtful accounts is based upon management’s assessment of historical and expected net collections by payor. Due to continuing changes in the health care industry and third-party reimbursement it is possible that management’s estimates could change in the near term, which could have an impact on its financial position, results of operations, and cash flows.

Inventory Supplies

Our Inventory consists of infusion pumps and related parts and supplies and is stated at the lower of cost (determined on a first in, first out basis) or market. The Company records a period expense for inventory supplies obsolescence when incurred.

Property and Equipment

Property and equipment is stated at acquired cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Rental equipment, consisting

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

primarily of infusion pumps that the Company acquires from third-parties, is depreciated over five years. Leasehold improvements are amortized using the straight-line method over the life of the asset or the remaining term of the lease, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the current period.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 360, (formerly SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets). This standard addresses financial accounting and reporting for the impairment of long-lived assets and for the disposal of long-lived assets. In accordance with this standard, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. If an impairment indicator exists, the Company assesses the asset (or asset group) for recoverability. Recoverability of these assets is determined based upon the expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management’s best estimates, appropriate assumptions and projections at the time. If the carrying value is determined not to be recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair market value of the asset. The Company reviews the carrying value of long-lived assets if there is an indicator of impairment. The Company has determined that no impairment indicators existed as of June 30, 2010.

Goodwill Valuation

Goodwill arising from business combinations represents the excess of the purchase price over the estimated fair value of the net assets of the businesses acquired.

In accordance with the provisions of ASC 350 (formerly SFAS No. 142, Goodwill and Other Intangible Assets), goodwill is tested annually for impairment or more frequently if circumstances indicate the possibility of impairment. Significant judgments required to estimate fair value include estimating future cash flows, and determining appropriate discount rates, growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value which could trigger impairment. The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment of goodwill. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred.

Intangible Assets

Intangible assets consist of trade names, physician and customer relationships, non-compete agreements and software. The trade names, physician and customer relationships and non-compete agreements arose from the acquisitions of InfuSystem and First Biomedical. Software is amortized on a straight-line basis over 3 years. The Company amortizes the value assigned to the physician and customer relationships on a straight-line basis over the period of expected benefit, which is 15 years. The acquired physician and customer relationship base represents a valuable asset of InfuSystem due to the expectation of future business opportunities to be leveraged from the existing relationship with each physician and customer. InfuSystem has long-standing relationships with numerous oncology clinics, physicians, home care and home infusion providers, skilled nursing facilities, pain centers and others. These relationships are expected, on average, to have a 15 year useful life, based on minimal attrition experienced to date by the Company and expectations of continued minimal attrition. Management tests non-amortizable intangible assets (trade names) for impairment in accordance with ASC 350 (formerly SFAS No. 142). The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Revenue Recognition

The majority of the Company’s revenue is rental revenue in the oncology market. Revenues are recognized predominantly under fee for service arrangements through equipment that the Company rents to patients. The Company recognizes revenue only when all of the following criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. Persuasive evidence of an arrangement is determined to exist, and collectability is reasonably assured, when the Company receives a physician’s written order and assignment of benefits, signed by the physician and patient, respectively, and the Company has verified actual pump usage and insurance coverage. The Company recognizes rental revenue from electronic infusion pumps as earned, normally on a month-to-month basis. Pump rentals are billed at the Company’s established rates, which often differ from contractually allowable rates provided by third-party payors such as Medicare, Medicaid and commercial insurance carriers. All billings to third party payors are recorded net of provision for contractual adjustments to arrive at net revenues.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Due to continuing changes in the health care industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on our results of operations and cash flows.

The Company’s largest contracted payor is Medicare, which accounted for approximately 31% of its gross billings for the six months ended June 30, 2010. The Company has contracts with various individual Blue Cross/Blue Shield affiliates which in the aggregate accounted for approximately 23% of its gross billings for the six months ended June 30, 2010. No individual payor (other than Medicare and the Blue Cross/Blue Shield entities) accounts for greater than approximately 6% of the Company’s gross billings.

The Company also recognizes revenue for selling, renting and servicing new and pre-owned infusion pumps and other medical equipment. Revenue is recognized when goods are provided or services are rendered.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS No. 109, Accounting for Income Taxes), which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. For more information, please refer to the “Income Taxes” discussion included in Note 8.

Share Based Payment

ASC 718 (formerly SFAS No. 123(R), Share-Based Payment), requires all entities to recognize compensation expense in an amount equal to the fair value of share based payments made to employees, among other requirements. Under the fair value based method, compensation cost is measured at the grant date based on

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

the fair value of the award and is recognized on a straight-line basis over the award vesting period. Accordingly, share based payments issued to officers and directors are measured at fair value and recognized as expense over the related vesting periods.

In 2007, the Company adopted the 2007 Stock Incentive Plan (the “Plan”) providing for the issuance of a maximum of 2,000,000 shares of common stock in connection with the grant of stock-based or stock-denominated awards. In addition, during the three and six months ended June 30, 2010, the Company made certain grants of restricted stock outside of the Plan.

During the three and six months ended June 30, 2010, the Company granted 3,425,000 restricted shares. Of the total shares granted, 1,425,000 entitle a holder to receive, at the end of a vesting period, a specified number of shares of the Company’s common stock. The remaining 2,000,000 shares granted entitle the holder to receive common stock when the shares vest based upon certain market conditions tied to the Company’s stock price, or certain performance conditions including a change in control.

Share based compensation expense recognized for the three and six months ended June 30, 2010 was $897,000 and $997,000, respectively, compared to $268,000 and $545,000 for each of the three and six months ended June 30, 2009, respectively.

Warrants and Derivative Financial Instruments

On April 18, 2006, the Company consummated its initial public offering (“IPO”) of 16,666,667 units. Each unit consists of one share of common stock and two redeemable common stock purchase warrants. Each warrant entitles the holder to purchase from the Company one share of its common stock at an exercise price of $5.00. On May 18, 2006, the Company sold an additional 208,584 units (the “Overallotment Units”) to FTN Midwest Securities Corp., the underwriter of its IPO (“FTN Midwest”), pursuant to a partial exercise by FTN Midwest of its overallotment option. The Warrant Agreement provides for the Company to register the shares underlying the warrants in the absence of the Company’s ability to deliver registered shares to the warrant holders upon warrant exercise.

In September 2000, the Emerging Issues Task Force issued ASC 815 (formerly EITF 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock), which requires freestanding derivative contracts that are settled in a company’s own stock, including common stock warrants, to be designated as equity instruments, assets or liabilities. Under the provisions of this standard, a contract designated as an asset or a liability must be carried at its fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period.

On February 16, 2010 the Company announced an Offer to Exchange common stock for outstanding warrants. At the time, the Company had 35,108,219 outstanding warrants. The exchange offer expired on March 17, 2010. Holders of the Company’s warrants had the option to exchange their warrants for either One (1) share of Common Stock for every thirty-five (35) Warrants tendered, or One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the recipient agreed to be subject to a lock-up provision precluding transfer of the shares of Common Stock received for six months following the expiration of the Exchange Offer. Based on the final count, 25,635,723 Warrants were properly tendered; 24,766,700 were tendered for shares of Common Stock subject to a lock-up, and 869,023 were tendered for unrestricted shares of Common Stock. Under the terms of the Exchange Offer, the Company issued an aggregate 1,015,489 shares of Common Stock in exchange for the tendered Warrants. After the exchange, there are 8,329,638 publicly held warrants and 1,142,858 privately held warrants outstanding.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In accordance with ASC 815, the 8,329,638 remaining warrants issued in connection with the IPO and overallotment to purchase common stock must be settled in registered shares and are separately accounted for as liabilities as discussed in Note 6. The fair value of these warrants is shown on the Company’s balance sheet and the unrealized changes in the value of these warrants are shown in the Company’s statement of operations as “(Loss) gain on derivatives.” These warrants are freely traded on the “Over the Counter Bulletin Board.” Consequently, the fair value of these warrants is estimated as the market price of the warrant at each period end. To the extent the market price increases or decreases, the Company’s warrant liabilities will also increase or decrease with a corresponding impact on the Company’s results of operations within “Loss on derivatives”.

Sales of warrants that can be settled in unregistered shares of common stock, as discussed in Note 10, are treated as equity and included in additional paid in capital. The total warrants issued to date that can be settled in unregistered shares of common stock are 1,142,858 at an issue price of $.70 per warrant or a total issue price of $800,000.

ASC 815 (formerly SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities), requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

Deferred Debt Issuance Costs

Capitalized debt issuance costs as of June 30, 2010 relate solely to the Company’s recently completed Bank of America credit facility, while as of December 31, 2009 they relate solely to the Company’s term loan with Kimberly-Clark (formerly I-Flow). The Company classifies the costs related to the Bank of America credit facility as non-current assets and amortizes them using the interest method through the maturity date of June 2014. For a further discussion of the Company’s deferred debt issuance costs, please see Note 7.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share assumes the issuance of potentially dilutive shares of common stock during the period. The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Net income (in thousands)	$144	$2,760	$132	$253
Denominator:
Weighted average common shares outstanding:
Basic	19,798,719	18,566,748	19,353,638	18,549,389
Dilutive effect of nonvested awards	1,013,094	377,214	568,830	366,606

Diluted	20,811,813	18,943,962	19,922,468	18,915,995
Net earnings per share:
Basic	0.01	0.15	0.01	0.01
Diluted	0.01	0.15	0.01	0.01

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

For the three and six months ended June 30, 2010 the following warrants and stock options were not included in the calculation because they would have an anti-dilutive effect: 8,329,638 outstanding warrants issued in connection with the IPO, 1,142,858 warrants issued privately and 100,479 vested stock options. For the three and six months ended June 30, 2009 the following warrants and stock options were not included in the calculation because they would have an anti-dilutive effect: 33,750,502 outstanding warrants issued in connection with the IPO and 1,357,717 warrants issued privately, and 75,000 in vested stock options and 225,000 in non-vested stock options.

Subsequent events

The Company adopted the provisions of ASC 855 effective June 15, 2009 and, other than the interest rate swap entered into as described in Note 6, management has concluded that there are no other significant subsequent events requiring disclosure through August 6, 2010, which is the date the consolidated financial statements were issued.

3. Acquisitions

Entry into a Material Definitive Agreement

On June 15, 2010, the Company entered into a stock purchase agreement with the shareholders of First Biomedical, Inc., a Kansas corporation, (“First Biomedical”) to acquire all of the issued and outstanding stock of First Biomedical and completed the acquisition for total consideration of $17,213,000. Included in the consideration is $16,463,000 paid in cash and a $750,000 seller note described in further detail below.

First Biomedical sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. First Biomedical also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered in Olathe, KS, with additional facilities in California and Toronto, First Biomedical is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada. The acquisition of First Biomedical allows the Company to expand its offerings to existing customers with the addition of biomedical service and repair, while simultaneously bolstering the growth of infusion pump sales within the oncology space and beyond.

First Biomedical’s results of operations are included in the Company’s consolidated statements of operations from the acquisition date.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Purchase Price Allocation

Pursuant to ASC 805, Business Combinations, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date. The purchase price allocation was primarily based upon a valuation using income and cost approaches, and management’s estimates and assumptions. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. For tax purposes, goodwill consists of both identifiable intangible assets (customer relationships and non-competition agreements from the table below) and unidentifiable intangible assets (goodwill from the table below). Goodwill is expected to be partially deductible for tax purposes. The purchase price allocation is based on a preliminary analysis and is subject to further adjustments. The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date is presented below (in thousands):

Current assets	$2,344
Property and equipment	4,772
Goodwill	7,488
Customer relationships	5,100
Non-competition agreements	570
Other assets	131
Current liabilities	(438)
Deferred tax liability	(2,754)

Total purchase price	$17,213

The stock purchase agreement provides for an adjustment to the purchase price based on final working capital as of the closing balance sheet, which has not yet been finalized.

Acquired property and equipment are being depreciated on a straight-line basis with estimated remaining lives ranging from 1 year to 14.5 years. Intangible assets are being amortized on a straight-line basis with estimated remaining lives ranging from 5 to 15 years reflecting the expected future value.

Fees

During the six months ended June 30, 2010, we incurred legal and professional fees directly related to the First Biomedical acquisition totaling approximately $785,000. All such costs are presented under the caption “General and administrative” within operating expenses in the accompanying consolidated statements of operations.

Seller Note

Pursuant to the terms of the Stock Purchase Agreement, as of the date of the acquisition the Company entered into a subordinated promissory note with the former majority shareholder of First Biomedical (the “Seller”) in the amount of $750,000. In accordance with the note, the Company will pay the Seller in equal installments over 24 months, which includes annual interest of 5%.

Pro Forma Financial Information

The pro forma financial information in the table below summarizes the combined results of operations of the Company and First Biomedical as though the companies had been combined as of the beginning of each period presented. The pro forma financial information is presented for informational purposes only and is not indicative

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each period presented nor is it indicative of future results. The following pro forma financial information for all periods presented also includes the pro forma depreciation and amortization charges from acquired tangible and intangible assets, and related tax effects:

	Six Months Ended June 30,
	2010	2009
Net revenues	$26,508	$23,065
Net income	497	561
Earnings per share — basic	0.03	0.03
Earnings per share — diluted	0.02	0.03

InfuSystem Acquisition — Additional Contingent Payment

The Stock Purchase Agreement related to the acquisition of InfuSystem provides for a potential additional payment of up to $12,000,000, or the earn-out, to I-Flow in 2011, provided that certain consolidated net revenue growth targets related to the Company’s operations are met. Any amounts ultimately paid out in 2011 per the earn-out would increase Goodwill at the time of payment. No additional payment will be made unless the Company achieves consolidated net revenue CAGR of at least 40% over the three-year period. The consolidated net revenue CAGR for the two-year period ended December 31, 2009, as compared to InfuSystem’s 2007 net revenues, was 11%.

4. Property and Equipment

Property and equipment consisted of the following as of June 30, 2010 and December 31, 2009 (amounts in thousands):

	June 30, 2010	December 31, 2009
Pump equipment	$25,804	$20,142
Furniture, fixtures and equipment	1,776	1,832
Accumulated depreciation	(10,586)	(8,475)

Total	$16,994	$13,499

Included in “pump equipment” above is $4,050,000 and $2,678,000, as of June 30, 2010 and December 31, 2009, respectively, worth of pumps obtained under various capital leases. Included in “accumulated depreciation” above is $603,000 and $278,000, as of June 30, 2010 and December 31, 2009, respectively, associated with the same capital leases. Under the terms of all such capital leases, the Company does not presently hold title to these pumps, and will not obtain title until such time as the capital lease obligations are settled in full.

Depreciation expense for the three and six months ended June 30, 2010 was $1,171,000 and $2,343,000, respectively, which was recorded in cost of revenues and general and administrative expenses, for pump equipment and other fixed assets, respectively.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

5. Goodwill and Intangible Assets

Goodwill

Goodwill arising from business combinations represents the excess of the purchase price over the estimated fair value of the net assets of the businesses acquired. The goodwill amount for the October 25, 2007 acquisition of InfuSystem is $56,580,000, and is based upon the final valuation analysis. The goodwill amount for the June 15, 2010 acquisition of First Biomedical is $7,488,000, and is based upon a preliminary valuation analysis and is subject to change until the valuation analysis is final.

Impairment Testing

As of October 31, 2009, the Company performed its annual impairment test pursuant to ASC 350 (formerly SFAS No. 142, Goodwill and Other Intangible Assets). The fair value of the Company’s single reporting unit was estimated using a combined income (discounted cash flow) and market approach (guideline public company) valuation model which indicated that the fair value of its net assets exceeded the carrying value. Based on the results of the valuation, the Company determined there was no impairment of goodwill. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred.

The Company has continued to monitor operational performance measures, general economic conditions and its market capitalization. A downward trend in one or more of these factors could cause the Company to reduce the estimated fair value of its reporting unit and recognize a corresponding impairment of goodwill in connection with a future goodwill impairment test.

The Company tests non-amortizable intangible assets (trade names) for impairment in accordance with ASC 350. The Company performed the annual impairment test at October 31, 2009, and determined there was no impairment. No events have occurred subsequent to October 31, 2009 that indicates impairment may have occurred. The intangible assets resulting from the October 25, 2007 acquisition of InfuSystem are based upon the final valuation analysis. The intangible assets resulting from the June 15, 2010 acquisition of First Biomedical are based upon the preliminary valuation analysis and are subject to change.

Identifiable Intangible Assets

The carrying amount and accumulated amortization of intangible assets as of June 30, 2010 and December 31, 2009 were as follows (in thousands):

	June 30, 2010	December 31, 2009
Nonamortizable intangible assets
Trade names	$5,500	$5,500
Amortizable intangible assets
Physician and customer relationships	32,500	27,400
Non-competition agreements	570	—
Software	845	—

Total nonamortizable and amortizable intangible assets	39,415	32,900
Less accumulated amortization	(5,103)	(3,989)

Total identifiable intangible assets	$34,312	$28,911

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Amortization expense for intangible assets for the three and six months ended June 30, 2010 was $534,000 and $991,000, respectively, compared to $457,000 and $914,000, respectively, for the three and six months ended June 30, 2009, which was recorded in operating expenses. Expected annual amortization expense for intangible assets recorded as of June 30, 2010 is as follows (in thousands):

	2010	2011	2012	2013	2014
Amortization expense	$2,368	$2,606	$2,475	$2,311	$2,281

6. Warrants and Derivative Financial Instruments

The Company has determined that the warrants discussed in Note 2, issued in connection with the IPO including the Overallotment Units, should be classified as liabilities in accordance with ASC 815 (formerly EITF 00-19). Therefore, the fair value of each instrument must be recorded as a liability on the Company’s balance sheet. Changes in the fair values of these instruments will result in adjustments to the amount of the recorded liabilities, and the corresponding gain or loss will be recorded in the Company’s statement of operations within “(Loss) gain on derivatives”. At the date of the conversion of each warrant or portion thereof (or exercise of the warrants or portion thereof, as the case may be), the corresponding liability will be reclassified as equity.

On February 16, 2010 the Company announced an Offer to Exchange common stock for outstanding warrants. At the time, the Company had 35,108,219 outstanding warrants. The exchange offer expired on March 17, 2010. Holders of the Company’s warrants had the option to exchange their warrants for either One (1) share of Common Stock for every thirty-five (35) Warrants tendered, or One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided the recipient agreed to be subject to a lock-up provision precluding transfer of the shares of Common Stock received for six months following the expiration of the Exchange Offer. Based on the final count, 25,635,723 Warrants were properly tendered; 24,766,700 were tendered for shares of Common Stock subject to a lock-up, and 869,023 were tendered for unrestricted shares of Common Stock. Under the terms of the Exchange Offer, the Company issued an aggregate of 1,015,489 shares of Common Stock in exchange for the tendered Warrants. There are 8,329,638 publicly held warrants (issued in connection with the IPO) and 1,142,858 privately held warrants remaining after the exchange.

The fair value of the Company’s 8,329,638 and 33,750,502 warrants issued in connection with the IPO outstanding at June 30, 2010 and December 31, 2009, respectively, were liabilities of $750,000 or $0.09 per warrant and $2,025,000 or $0.06 per warrant, respectively.

On June 11, 2010, the Company terminated the single interest rate swap agreement that fixed its LIBOR-based variable rate on the Kimberly-Clark (I-Flow) loan. The interest rate swap was terminated through a cash settlement in the amount of $365,000, which was the fair value of the interest rate swap as of the date of the termination. The fair value of the Company’s interest rate swap outstanding at December 31, 2009 was a liability of $645,000. The Company elected not to designate the swap as a cash flow hedge, in accordance with ASC 815. The fair value of the swap was therefore shown on the Company’s consolidated balance sheet and the unrealized changes in the value of the swap are shown in the Company’s consolidated statement of operations within “(Loss) gain on derivatives”.

On July 20, 2010, the Company put in place a single interest rate swap with a July 30, 2010 effective date. The interest rate swap agreement, which expires in June 2014, has a notional value of $19,500,000 at inception and a fixed rate of 1.40%.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Total derivative liabilities are as follows (in thousands):

	June 30, 2010	December 31, 2009
Warrant liability	$750	$2,025
Interest rate swap liability	—	645

Total	$750	$2,670

		Fair Value Measurements at Reporting Date Using
Description	June 30, 2010	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant liability	$750	$750	$—	$—
Interest rate swap liability		—		—

Total	$750	$750		—

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2009	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant liability	$2,025	$2,025	$—	$—
Interest rate swap liability	$645	—	645	—

Total	$2,670	$2,025	$645	—

7. Debt and other Long-term Obligations

On June 15, 2010, the Company entered into a credit facility with Bank of America, N.A. as Administrative Agent, and KeyBank National Association as Documentation Agent. The facility consists of a $30,000,000 term loan and a $5,000,000 revolving credit facility, both of which mature in June 2014. Interest on the term loan is payable at the Company’s choice of LIBOR plus 4.5%, or the Bank of America prime rate plus 3.5%. As of June 30, 2010, interest was payable at LIBOR plus 4.5%, which equaled approximately 4.85%.

Proceeds from the new term loan have been used to repay the outstanding balance of the Company’s debt held by Kimberly-Clark (I-Flow), as well as contribute to the acquisition consideration for First Biomedical. As of June 30, 2010, the Company had no borrowings on its revolving credit facility.

The new term loan is collateralized by substantially all of the Company’s assets and requires the Company to comply with covenants, including but not limited to, financial covenants relating to satisfaction of a total leverage ratio, a fixed charge coverage ratio, and an annual limit on capital expenditures. As of June 30, 2010, the Company believes it was in compliance with all such covenants.

In conjunction with the new credit facility, the Company incurred deferred debt issuance costs of $808,000. These costs will be recognized in income using the effective interest method through the maturity date of June 15, 2014. Amortization of these costs for both the three and six months ended June 30, 2010 was $4,000 which was recorded in interest expense. Also, the Company incurred deferred debt issuance costs in conjunction

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

with the Kimberly-Clark (I-Flow) loan. The remaining unamortized I-Flow debt costs were completely amortized when the term loan was paid in full on June 15, 2010. Total amortization expense for the three and six months ended June 30, 2010 were $727,000 and $834,000, respectively.

In conjunction with the acquisition of First Biomedical, the Company entered into a subordinated promissory note with the former majority shareholder of First Biomedical (the “Seller”) in the amount of $750,000. In accordance with the note, the Company will pay the Seller in equal installments over 24 months, which includes annual interest of 5%.

The Company sometimes enters into capital leases to finance the purchase of ambulatory infusion pumps. The pumps are capitalized into property and equipment at their fair market value, which equals the value of the future minimum lease payments, and are depreciated over the useful life of the pumps.

Maturities on the loans and capital lease are as follows (in thousands):

	7/1/10 – 12/31/10	2011	2012	2013	Thereafter	Total
Term Loan	$1,875	$4,125	$4,500	$4,875	$14,625	$30,000
Seller Note	181	375	194	—	—	750
Capital Lease	436	947	1,033	944	136	3,496

Total	$2,492	$5,447	$5,727	$5,819	$14,761	$34,246

8. Income Taxes

Provision for income taxes was a benefit of $717,000 and $407,000 for the three and six months ended June 30, 2010, respectively, as compared to a benefit of $261,000 and $121,000 for the three and six months ended June 30, 2009. In computing its income tax provision, the Company estimates its effective income tax rate for the full year and applies that rate to income earned through the reporting period. The Company also reflected certain discrete items in its tax provision for the quarter. The income tax benefit for the three and six months ended June 30, 2010 is primarily related to the release of a $942,000 valuation allowance previously established against existing deferred tax assets. Without the release of the valuation allowance the Company would have reported a tax expense of approximately $225,000 for the three months ended June 30, 2010 and a tax expense of approximately $535,000 for the six months ended June 30, 2010.

On June 15, 2010, the Company acquired the stock of First Biomedical, Inc. In accordance with ASC 805, “Business Combinations”, the fair value of the consideration was allocated to the net assets acquired adjusting the book value of the acquired assets to their fair market value. As this was a stock acquisition, the Company’s tax basis of the assets acquired did not change. This differential resulted in the recording of deferred tax liabilities of $2,754,000 in connection with the First Biomedical assets. These new deferred tax liabilities, which are a source of future taxable income, provide strong evidence in support of the valuation allowance reversal.

The Company’s realization of its deferred tax assets is dependent upon many factors, including, but not limited to, the Company’s ability to generate sufficient taxable income. Certain deferred tax liabilities can also be considered as a source of future taxable income including those resulting from the acquisition. In prior years and through March 31, 2010, the Company had deferred tax assets to which a full valuation allowance was applied. At the end of the first quarter the total valuation allowance was $942,000. Based upon the weight of available evidence, it was more likely than not that some portion or all of the deferred tax assets would not be realized. During the quarter ended June 30, 2010, as a result of a review of the Company’s earnings history, existing deferred tax liabilities including those resulting from the First Biomedical acquisition, the Company has removed the valuation allowance previously applied against the net deferred tax asset.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

9. Related Party Transactions

In 2006, the Company reserved in its treasury 2,000,000 shares of common stock for issuance to Sean McDevitt and 416,666 shares of common stock for issuance to Pat LaVecchia. The consummation of the transaction resulted in 925,531 of these shares being issued at October 25, 2007. Of the remaining 1,491,135 shares, 257,091 were issued in 2008 and 1,234,044 were issued in February 2009.

Effective September 7, 2009, Steve Watkins resigned as Chief Executive Officer and Director of the Company. In connection with Mr. Watkins’ resignation, the Board of Directors (the “Board”) has (i) appointed Sean McDevitt, the current Chairman of the Board, as Chief Executive Officer and (ii) formed an Executive Committee consisting of Chairman Sean McDevitt, Wayne Yetter and John Voris, with Mr. McDevitt serving as Executive Chairman.

Prior to the Company’s acquisition of InfuSystem, InfuSystem had been providing billing and collection services to I-Flow for its ON-Q® product. On October 25, 2007, InfuSystem and I-Flow entered into an Amended and Restated Services Agreement (the “Services Agreement”) pursuant to which InfuSystem agreed to continue to provide I-Flow with these services, and I-Flow agreed to pay InfuSystem a monthly service fee. During the three and six months ended June 30, 2009, the Company recorded revenues of $44,000 and $155,000 from this arrangement. There was no revenues recorded for the three and six months ended June 30, 2010 and there was no outstanding receivable amount due as of June 30, 2010.

On November 8, 2007, I-Flow informed the Company that it was terminating the Services Agreement effective May 10, 2008. In May 2008, both parties extended and amended the Services Agreement for one month, upon substantially the same terms and conditions as the original agreement. From June 2008 through December 1, 2008, the parties operated without a written agreement upon substantially the same terms and conditions as the original Services Agreement, with the exception that the original 40% mark-up was increased to 50%. On December 2, 2008, the Company agreed with I-Flow to extend the Services Agreement to September 30, 2009. Pursuant to the terms of the extension, the service fee paid to the Company through January 31, 2009 was calculated based on a 50% mark up. Effective February 1, 2009 through June 30, 2009, the service fee was equal to 30% of the total actual net cash collections (net of adjustments) received during such month on behalf of I-Flow. I-Flow also reimbursed the Company monthly for the portion of the Company’s lease cost associated with the office space dedicated to this operation. Effective July 1, 2009 the Company and I-Flow agreed to continue the services arrangement on a month to month basis, during which time I-Flow reimbursed the Company the greater of 30% of net cash collections or $3,000. The service was discontinued effective August 31, 2009.

In connection with the warrant exchange as described in Note 6 to these consolidated financial statements, three present Company board members exchanged 186,287 privately held warrants under the lock-up provision for 7,451 shares of common stock.

As described in Note 7 to these consolidated financial statements, in accordance with the terms of the Stock Purchase Agreement with First Biomedical, the Company entered into a subordinated promissory note with the former majority shareholder of First Biomedical (the “Seller”) in the amount of $750,000. In accordance with the note, the Company will pay the Seller in equal installments over 24 months, which includes annual interest of 5%. The Seller is a current employee of the Company. Also, the Seller owns Jan-Mar LLC and is the principal owner of the CW Investment Group LLC. In accordance with the Stock Purchase Agreement, the Company entered into operating lease agreements with Jan-Mar LLC and the CW Investment Group LLC, each of which owns one of the two office buildings utilized by First Biomedical in Olathe, Kansas. The terms of each lease is thirty six months, commencing on July 1, 2010. Rent will be paid monthly in the amount of $5,000 to Jan-Mar LLC and $3,000 to the CW Investment Group LLC.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

10. Commitments and Contingencies

Certain of the Company’s directors committed to purchase up to $1,000,000 of the Company’s warrants from the Company in a private placement at a price of $.70 per warrant subsequent to the filing of the preliminary proxy statement seeking stockholder approval of the acquisition of InfuSystem. Such officers and directors agreed not to sell or transfer the warrants until after the Company consummated a business combination. The warrants have an exercise price of $5.00 per share of common stock and became exercisable commencing on October 25, 2007, the acquisition date, and expire April 11, 2011 or earlier upon redemption by the Company. The Company may call the warrants for redemption in whole and not in part at a price of $0.01 per warrant at anytime after the warrant becomes exercisable. The warrants cannot be redeemed unless the holder receives written notice not less than 30 days prior to the redemption and if and only if, the reported last price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 day period ending on the third day of business prior to the notice of redemption to warrant holders. The Company has fully reserved the shares underlying the warrants as authorized but not issued. The warrants issued and sold in 2006 and 2007 were not registered under the Securities Act of 1933, as amended (the “Securities Act”). As a result, the warrants and the common stock issuable upon exercise of the warrants may not be sold unless they have been registered pursuant to a registration statement filed under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act as evidenced by an opinion of counsel reasonably satisfactory to the Company. There are 1,142,858 privately held warrants remaining after the exchange as discussed in Note 6 to these consolidated financial statements.

The Company is involved in legal proceedings arising out of the ordinary course and conduct of our business, the outcomes of which are not determinable at this time. We have insurance policies covering such potential losses where such coverage is cost effective. In the Company’s opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows

Effective September 7, 2009, Steve Watkins resigned as Chief Executive Officer and Director of the Company. In connection with his resignation, the Company entered into a separation agreement with Mr. Watkins in which the Company will pay Mr. Watkins his annual base salary of $310,500 for a period of two years following the resignation date in accordance with the Company’s regular payroll practices. Also, the Company agreed to pay a bonus in the amount of $150,000 for the 2009 calendar year within thirty days of the resignation date; such amount was paid in October 2009. The Company will continue to pay for Mr. Watkins’ existing health insurance benefits for a period of two years following the resignation date. Additionally, any unvested portions of Mr. Watkins’ stock options and restricted share grants vested pro rata based upon his services to the Company as Chief Executive Officer during the 2009 calendar year.

As of June 30, 2010, the Company had approximate minimum future operating lease commitments of (in thousands):

2010	2011	2012	2013
$157	$308	$183	$50

11. Share-based Compensation

2007 Stock Incentive Plan

In 2007, the Company adopted the 2007 Stock Incentive Plan (the “Plan”) providing for the issuance of a maximum of 2,000,000 shares of common stock in connection with the grant of stock-based or stock-denominated awards. As of June 30, 2010, 22,000 common shares remained available for future grant under the Plan.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

During the six months ended June 30, 2010 the Company granted restricted shares both under the Plan and outside of it, and during the six months ended June 30, 2009 the Company granted restricted shares and stock options under the Plan.

During the three and six months ended June 30, 2010, the Company granted 3,425,000 restricted shares. Of the total shares granted, 1,425,000 entitle a holder to receive, at the end of a vesting period, a specified number of shares of the Company’s common stock. The remaining 2,000,000 shares granted entitle the holder to receive common stock when the shares vest based upon certain market conditions tied to the Company’s stock price, or certain performance conditions including a change in control.

Restricted Shares

Restricted shares entitle the holder to receive, upon meeting certain vesting criteria, a specified number of shares of the Company’s common stock. Stock-based compensation cost of restricted shares is measured by the market value of the Company’s common stock on the date of grant. Compensation cost associated with certain restricted share grants also takes into account market conditions in its measurement. The following table summarizes restricted share activity for the six months ended June 30, 2010:

	Number of awards (In thousands)	Weighted average grant date fair value
Unvested at January 1, 2010	324	$2.86
Granted	3,425	$2.50
Vested	(207)	$2.83
Vested shares forgone to satisfy minimum statutory withholding	(14)	$2.82
Forfeitures	(1)	$2.58

Unvested at June 30, 2010	3,527	$2.52

As of June 30, 2010, there was $11,117,000 of pre-tax total unrecognized compensation cost related to non-vested restricted shares, which will be adjusted for future forfeitures. The Company expects to recognize such cost over a period of approximately 15.5 years.

Stock Options

There were no stock options granted during the six months ended June 30, 2010. During the six months ended June 30, 2009, the Company granted 30,000 stock options at an exercise price of $1.85 per share which was the market price on the date of grant.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Stock-based compensation expense

The following table shows the total stock-based compensation expense, related to all of the Company’s equity awards in accordance with ASC 718 (in thousands):

	Six months ended June 30, 2010		Six months ended June 30, 2009
Restricted shares expense	$997	(1)	$437
Stock option expense	—		108

Total stock-based compensation expense	$997		$545

(1)	Includes $54,000 expense for a tax gross-up liability associated with certain restricted share grants.

12. Employee Benefit Plans

The Company has defined contribution plans in which the company contributes a certain percentage of employee contributions. Such contributions totaled $10,000 and $25,000 for the three and six months ended June 30, 2010, respectively. InfuSystem does not provide post-retirement or post-employment benefits to its employees.

****

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

InfuSystem Holdings,Inc.

Troy, Michigan

We have audited the accompanying consolidated balance sheet of First Biomedical, Inc. and Subsidiary (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 8, the Company was acquired by InfuSystem Holdings, Inc. on June 15, 2010.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

September 17, 2010

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(in thousands)	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$264
Accounts receivable, less allowance for doubtful accounts of $20	1,646
Inventory, less allowance for obsolete inventory of $75	790
Prepaid expenses and other current assets	80

Total Current Assets	2,780
Property & equipment, net	3,624
Intangible and other assets	33

Total Assets	$6,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$394
Other current liabilities	227
Note payable from Tom Creal, including accrued interest of $58	348
Current portion of long-term debt	1,363

Total Current Liabilities	2,332
Long-term debt, net of current portion	2,276

Commitments and Contingencies	—

Total Liabilities	$4,608

Stockholders’ Equity
Capital stock	2
Additional paid-in capital	25
Stockholders’ receivables	(147)
Retained earnings	1,949

Total Stockholders’ Equity	1,829

Total Liabilities and Stockholders’ Equity	$6,437

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)	Year Ended December 31, 2009
Net revenues:
Pump rentals	$5,298
Pump service	1,844
Pump sales	1,830
Pump supplies	832

Total Net Revenues	9,804

Operating expenses:
Cost of Revenues — Pump rentals	1,400
Cost of Revenues — Pump service	2,405
Cost of Revenues — Pump sales	801
Cost of Revenues — Pump supplies	622
Selling, general and administrative	3,372

Total Operating Expenses	8,600

Operating income	1,204
Other expense:
Interest expense	223

Total other expense	223

Net income	$981

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock					Total Stockholders’ Equity
(in thousands)	Shares	Par Value $0.02 Amount	Paid in Capital in Excess of Par	Stockholders’ Receivables	Retained Earnings
Balances at January 1, 2009	100	2	$25	$(84)	$1,542	$1,485
Shareholder distributions	—	—	—	—	(574)	(574)
Increase in stockholders’ receivables	—	—	—	(63)	—	(63)
Net income	—	—	—	—	981	981

Balances at December 31, 2009	100	2	$25	$(147)	$1,949	$1,829

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)	Year Ended December 31, 2009
OPERATING ACTIVITIES
Net Income	$981
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	21
Depreciation and amortization	1,502
Loss on disposals of fixed assets	167
Changes in assets and liabilities:
Decrease in accounts receivable, net of provision	65
Decrease in other current assets	(158)
Decrease in other assets	7
Decrease in accounts payable and other liabilities	(105)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,480

INVESTING ACTIVITIES
Capital expenditures	(1,333)

NET CASH USED IN INVESTING ACTIVITIES	(1,333)

FINANCING ACTIVITIES
Principal payments on term loans	(4,916)
Proceeds from term loan	3,970
Proceeds from equipment line draw	700
Increase in stockholders’ receivable	(63)
Shareholder distributions	(574)

NET CASH USED IN FINANCING ACTIVITIES	(883)

Net change in cash and cash equivalents	264
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	264

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	202
NON-CASH TRANSACTIONS
Additions to property(a)	116

(a)	Amounts consist of current liabilities for net property that have not been included in investing activities. These amounts have not been paid for as of December 31, 2009 but will be included as a cash outflow from investing activities for capital expenditures when paid.

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Nature of Operations

The information in these consolidated financial statements includes the financial position of First Biomedical, Inc. and its consolidated subsidiary, First Infusion (the “Company”) as of December 31, 2009 and the results of operations, cash flows and changes in stockholders’ equity for the year ended December 31, 2009.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated.

The Company sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. The Company also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered in Olathe, KS, with additional facilities in California and Ontario, the Company is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada.

The Company is organized as an S Corporation and is owned by two shareholders. The majority shareholder owns 90% and the minority shareholder owns 10%. As an organized S Corporation, the Company is a separate legal entity from the shareholders and provides the shareholders limited liability against creditors.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all wholly owned organizations. All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of its consolidated financial statements, including the following: calculation of pumps and repair parts inventory, allowance for doubtful accounts, sales return allowances and inventory reserves. Management relies on historical experience and other assumptions believed to be reasonable in making its judgment and estimates. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents primarily with one financial institution.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at the estimated net realizable amounts due from customers for goods provided and services rendered. The Company performs periodic analyses to assess the accounts receivable balances. It records an allowance for doubtful accounts based on the estimated collectability of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventory

Inventory consists of infusion pumps and related parts and supplies and is stated at the lower of cost (determined on a first in, first out basis) or market. The Company periodically performs an analysis of slow moving inventory and records a reserve based on estimated obsolete inventory.

Property and Equipment

Property and equipment is stated at acquired cost and depreciated using either the straight line or double declining method over the estimated useful lives of the related assets, ranging from five to seven years. Leasehold improvements are amortized using the straight-line method over the life of the asset or the remaining term of the lease, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. When assets are disposed, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the current period.

Intangible and Other Assets

Intangible assets consist of software and are recorded net of amortization within other assets on the consolidated balance sheet. Software is amortized on a double declining basis over 3 years. As of December 31, 2009, software had a gross balance of $86,000 and the related accumulated amortization was $71,000. Amortization expense for the year ended December 31, 2009 was $10,000 and was recorded in selling, general and administrative expenses.

Revenue Recognition

The Company recognizes revenue for selling, renting and servicing new and pre-owned infusion pumps and other medical equipment when persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. The Company performs an analysis to estimate sales returns and records an allowance. This estimate is based on historical sales returns.

Advertising Costs

Advertising costs are expensed when incurred. The advertising costs as of December 31, 2009 were $75,000.

Income Taxes

The Company is an S Corporation for federal income tax purposes. The stockholders are responsible for reporting their pro rata share of the Company’s taxable income or loss and certain other items affecting their individual income tax returns.

3. Property and Equipment

Property and equipment consisted of the following as of December 31, 2009 (amounts in thousands):

December 31, 2009
Pump equipment	$7,929
Furniture, fixtures and equipment	881
Accumulated depreciation	(5,186)

Total	3,624

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the year ended December 31, 2009 was $1,492,000 which was recorded in cost of revenues and selling, general and administrative expenses, for pump equipment and other fixed assets, respectively.

4. Debt

On September 23, 2009, the Company entered into a promissory note with UMB Bank, N.A in the amount of $3,970,000 with interest payable at 4.5% annually. The Company simultaneously entered into a $1,000,000 line of credit with UMB Bank, N.A with interest payable at 4.0% annually. As of December 31, 2009, the Company had no borrowings on its line of credit with UMB Bank, N.A. The promissory note was collateralized by substantially all of the Company’s assets

The funds from the new note were transferred directly to First National Bank of Olathe to repay the outstanding balance of the Company’s loan and the borrowings against its line of credit with First National Bank of Olathe.

The Company also has a promissory note with Thomas Creal II, President and primary owner of the Company, which had a balance of $290,000 as of December 31, 2009, with interest payable at 10% annually. The note is payable on demand.

Maturities on the loans are as follows (in thousands):

	2010	2011	2012	Total
Promissory Note	$1,363	$1,427	$849	$3,639
Related Party Loan	290	—	—	290

Total	$1,653	$1,427	$849	$3,929

5. Related Party Transactions

The Company has operating lease agreements for its buildings in Olathe, Kansas with Jan-Mar LLC (“Jan-Mar”) and the CW Investment Group LLC (“CW”). Thomas Creal II is the owner of Jan-Mar and is the principal owner of CW. The Company entered into a lease agreement with CW in April 2007 to rent one of the buildings. The term of the lease is five years and rent is paid monthly in the amount of $3,500. The Company entered into a lease agreement with Jan-Mar on January 1, 2009 to rent the other building. The term of the lease is three years and rent is paid monthly in the amount of $7,500. The Company also has $32,000 and $115,000 due from Jan-Mar and CW, respectively, as of December 31, 2009 related to amounts borrowed to purchase the buildings.

As described in Note 4, the Company has an outstanding promissory note in the amount of $290,000 due to Tom Creal II, the President and primary owner of the Company. There was accrued interest in the amount of $58,000 related to the note as of December 31, 2009 that is recorded in other current liabilities on the consolidated balance sheet.

6. Commitments and Contingencies

The Company is sometimes involved in legal proceedings arising out of the ordinary course and conduct of its business. In the Company’s opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has four separate operating leases for each of their buildings, two in Olathe, one in California and one in Ontario. Rental payments are made monthly for each of the four leases. Rent expense for the year ended December 31, 2009 was $204,000.

As of December 31, 2009, the Company had approximate minimum future operating lease commitments for leases, including related party leases described in Note 5, of (in thousands):

2010	2011	2012
$ 184	$ 178	$12

7. Employee Benefit Plans

The Company has defined contribution plans in which the company contributes a certain percentage of employee contributions as well a portion of the Company’s profit. Such contributions totaled $172,000 for the year ended December 31, 2009. The Company does not provide other post-retirement or post-employment benefits to its employees.

8. Subsequent Events

The Company performed a subsequent events analysis as of September 17, 2010, the date these consolidated financial statements were issued.

In May 2010, the Company forgave the related party receivables described in Note 5 due from Jan-Mar and the CW.

On June 15, 2010, the Company was acquired by InfuSystem Holdings, Inc. through a stock purchase agreement in which InfuSystem Holdings, Inc. acquired all of the issued and outstanding stock of the Company. As part of the agreement, the promissory note entered into with UMB Bank, N.A. as described in Note 4, was paid in full on the date of the acquisition.

****

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(in thousands)	March 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$355
Accounts receivable, less allowance for doubtful accounts of $20	1,851
Inventory, less allowance for obsolete inventory of $76	794
Prepaid expenses and other current assets	74

Total Current Assets	3,074
Property & equipment, net	3,293
Intangible and other assets	49

Total Assets	$6,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$422
Other current liabilities	291
Note payable from Tom Creal, including accrued interest of $65	355
Current portion of long-term debt	1,379

Total Current Liabilities	2,447
Long-term debt, net of current portion	1,925
Commitments and contingencies	—

Total Liabilities	$4,372

Stockholders’ Equity
Capital stock	2
Additional paid-in capital	25
Stockholders’ receivables	(132)
Retained earnings	2,149

Total Stockholders’ Equity	2,044

Total Liabilities and Stockholders’ Equity	6,416

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands)	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Net revenues:
Pump rentals	$1,372	$1,261
Pump service	488	386
Pump sales	675	489
Pump supplies	223	229

Total Net Revenues	2,758	2,365

Operating expenses:
Cost of Revenues — Pump rentals	378	170
Cost of Revenues — Pump service	681	583
Cost of Revenues — Pump sales	245	155
Cost of Revenues — Pump supplies	169	363
Selling, general and administrative	918	867

Total Operating Expenses	2,391	2,138

Operating income	367	227
Other expense:
Interest expense	47	58

Total other expense	47	58

Net income	$320	$169

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
OPERATING ACTIVITIES
Net Income	$320	$169
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	15	2
Depreciation and amortization	412	397
Loss on disposals of fixed assets	12	12
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net of provision	(220)	125
Decrease (increase) in other current assets	2	(6)
Increase in other assets	(19)	(25)
Increase (decrease) in accounts payable and other liabilities	99	(361)

NET CASH PROVIDED BY OPERATING ACTIVITIES	621	313

INVESTING ACTIVITIES
Capital expenditures	(90)	(342)

NET CASH USED IN INVESTING ACTIVITIES	(90)	(342)

FINANCING ACTIVITIES
Principal payments on term loans	(335)	(235)
Proceeds from equipment line draw	—	466
Decrease in stockholders’ receivable	15
Shareholder distributions	(120)	(30)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(440)	201

Net change in cash and cash equivalents	91	172
Cash and cash equivalents, beginning of period	264	—

Cash and cash equivalents, end of period	355	172

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	40	51
NON-CASH TRANSACTIONS
Additions to property(a)	93	109

(a)	Amounts consist of current liabilities for net property that have not been included in investing activities. These amounts have not been paid for as of March 31, 2010 and 2009 but will be included as a cash outflow from investing activities for capital expenditures when paid.

See accompanying notes to consolidated financial statements.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation and Nature of Operations

The information in these consolidated financial statements includes the financial position of First Biomedical, Inc. and its consolidated subsidiary, First Infusion (the “Company”) as of March 31, 2010 and the results of operations and cash flows for the three months ended March 31, 2010 and 2009.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated.

The Company sells, rents, services and repairs new and pre-owned infusion pumps and other medical equipment. The Company also sells a variety of primary and secondary tubing, cassettes, catheters and other disposable items that are utilized with infusion pumps. Headquartered in Olathe, KS, with additional facilities in California and Ontario, the Company is a leading provider to alternate site healthcare facilities and hospitals in the United States and Canada.

The Company is organized as an S Corporation and is owned by two shareholders. The majority shareholder owns 90% and the minority shareholder owns 10%. As an organized S Corporation, the Company is a separate legal entity from the shareholders and provides the shareholders limited liability against creditors.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all wholly owned organizations. All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements, including the notes thereto. The Company considers critical accounting policies to be those that require more significant judgments and estimates in the preparation of its consolidated financial statements, including the following: calculation of pumps and repair parts inventory, allowance for doubtful accounts, sales return allowances and inventory reserves. Management relies on historical experience and other assumptions believed to be reasonable in making its judgment and estimates. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents primarily with one financial institution.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported at the estimated net realizable amounts due from customers for goods provided and services rendered. The Company performs periodic analyses to assess the accounts receivable balances. It records an allowance for doubtful accounts based on the estimated collectability of the accounts such that the recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, the account is written-off and charged to the allowance.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Inventory

Inventory consists of infusion pumps and related parts and supplies and is stated at the lower of cost (determined on a first in, first out basis) or market. The Company periodically performs an analysis of slow moving inventory and records a reserve based on estimated obsolete inventory.

Property and Equipment

Property and equipment is stated at acquired cost and depreciated using either the straight line or double declining method over the estimated useful lives of the related assets, ranging from five to seven years. Infusion pumps that the Company acquires from third-parties are depreciated over five years. Leasehold improvements are amortized using the straight-line method over the life of the asset or the remaining term of the lease, whichever is shorter. Maintenance and minor repairs are charged to operations as incurred. When assets are disposed, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in the current period.

Intangible and Other Assets

Intangible assets consist of software and are recorded net of amortization within other assets on the consolidated balance sheet. Software is amortized on a double declining basis over 3 years. As of March 31, 2010 and 2009, software had a gross balance of $94,000 and 77,000, respectively, and the related accumulated amortization was $74,000 and $64,000. Amortization expense for the three months ended March 31, 2010 and 2009 was $3,000 and was recorded in selling, general and administrative expenses.

Revenue Recognition

The Company recognizes revenue for selling, renting and servicing new and pre-owned infusion pumps and other medical equipment when persuasive evidence of an arrangement exists; services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. The Company performs an analysis to estimate sales returns and records an allowance. This estimate is based on historical sales returns.

Advertising Costs

Advertising costs are expensed when incurred. The advertising costs as of March 31, 2010 and 2009 were $10,000 and $16,000, respectively.

Income Taxes

The Company is an S Corporation for federal income tax purposes. The stockholders are responsible for reporting their pro rata share of the Company’s taxable income or loss and certain other items affecting their individual income tax returns.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

3. Property and Equipment

Property and equipment consisted of the following as of March 31, 2010 (amounts in thousands):

March 31, 2010
Pump equipment	$7,678
Furniture, fixtures and equipment	908
Accumulated depreciation	(5,293)

Total	3,293

Depreciation expense for the three months ended March 31, 2010 and 2009 was $409,000 and $394,000, respectively, which was recorded in cost of revenues and selling, general and administrative expenses, for pump equipment and other fixed assets, respectively.

4. Debt

On September 23, 2009, the Company entered into a promissory note with UMB Bank, N.A in the amount of $3,970,000 with interest payable at 4.5% annually. The Company simultaneously entered into a $1,000,000 line of credit with UMB Bank, N.A with interest payable at 4.0% annually. As of March 31, 2010, the Company had no borrowings on its line of credit with UMB Bank, N.A. The promissory note was collateralized by substantially all of the Company’s assets

The funds from the new note were transferred directly to First National Bank of Olathe to repay the outstanding balance of the Company’s loan and the borrowings against its line of credit with First National Bank of Olathe.

The Company also has a promissory note with Thomas Creal II, President and primary owner of the Company, which had a balance of $290,000 as of March 31, 2010 and 2009, with interest payable at 10% annually. The note is payable on demand.

Maturities on the loans are as follows (in thousands):

	4/1/10 – 12/31/2010	2011	2012	Total
Promissory Note	$1,028	$1,427	$849	$3,304
Related Party Loan	290	—	—	290

Total	$1,318	$1,427	$849	$3,594

5. Related Party Transactions

The Company has operating lease agreements for its buildings in Olathe, Kansas with Jan-Mar LLC (“Jan-Mar”) and the CW Investment Group LLC (“CW”). Thomas Creal II is the owner of Jan-Mar and is the principal owner of CW. The Company entered into a lease agreement with CW in April 2007 to rent one of the buildings. The term of the lease is five years and rent is paid monthly in the amount of $3,500. The Company entered into a lease agreement with Jan-Mar on January 1, 2009 to rent the other building. The term of the lease is three years and rent is paid monthly in the amount of $7,500. The Company also has $32,000 and $100,000 due from Jan-Mar and CW, respectively, as of March 31, 2010 related to amounts borrowed to purchase the buildings.

FIRST BIOMEDICAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

As described in Note 4, the Company has an outstanding promissory note in the amount of $290,000 due to Tom Creal II, the President and primary owner of the Company. There was accrued interest in the amount of $65,000 related to the note as of March 31, 2010 that is recorded in other current liabilities on the consolidated balance sheet.

6. Commitments and Contingencies

The Company is sometimes involved in legal proceedings arising out of the ordinary course and conduct of its business. In the Company’s opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company has four separate operating leases for each of their buildings, two in Olathe, one in California and one in Ontario. Rental payments are made monthly for each of the four leases. Rent expense for the three months ended March 31, 2010 and 2009 was $50,000 and $54,000, respectively.

As of March 31, 2010, the Company had approximate minimum future operating lease commitments for leases, including related party leases described in Note 5, of (in thousands):

2010	2011	2012
$ 138	$ 178	$12

7. Employee Benefit Plans

The Company has defined contribution plans in which the company contributes a certain percentage of employee contributions as well a portion of the Company’s profit. Such contributions totaled $32,000 for the three months ended March 31, 2010. The Company does not provide other post-retirement or post-employment benefits to its employees.

8. Subsequent Events

The Company performed a subsequent events analysis as of September 17, 2010, the date these consolidated financial statements were issued.

In May 2010, the Company forgave the related party receivables described in Note 5 due from Jan-Mar and the CW.

On June 15, 2010, the Company was acquired by InfuSystem Holdings, Inc. through a stock purchase agreement in which InfuSystem Holdings, Inc. acquired all of the issued and outstanding stock of the Company. As part of the agreement, the promissory note entered into with UMB Bank, N.A. as described in Note 4, was paid in full on the date of the acquisition.

****

INFUSYSTEM HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 give effect to the acquisition of First Biomedical, Inc., and Subsidiary (“First Biomedical”) by InfuSystem Holdings, Inc. (the “Company”) effective June 15, 2010, as if it had occurred on January 1, 2009. The Company’s condensed consolidated statement of operations information for the year ended December 31, 2009 was derived from the consolidated statement of operations included elsewhere in this prospectus. The Company’s condensed consolidated statement of operations information for the six months ended June 30, 2010 was derived from the consolidated statement of operations for the six months ended June 30, 2010 included elsewhere in this prospectus. First Biomedical’s consolidated statement of operations information for the year ended December 31, 2009 was derived from the audited statement of operations included herein. First Biomedical’s consolidated statements of operations for the six months ended June 15, 2010 were derived from the unaudited statement of operations of First Biomedical.

The unaudited pro forma condensed combined consolidated financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or the results of operations in future periods or the results that actually would have been realized had the Company and First Biomedical been a combined company during the specified periods. The pro forma adjustments are based upon assumptions that the Company’s management believes are reasonable. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed combined consolidated financial statements. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included elsewhere in this prospectus.

On June 15, 2010, the Company entered into a stock purchase agreement with the shareholders of First Biomedical to acquire all of the issued and outstanding stock of First Biomedical and completed the acquisition for total consideration of $17,213,000. Included in the consideration is $16,463,000 paid in cash and a $750,000 seller note.

The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date is presented below (in thousands):

Current assets	$2,344
Property and equipment	4,772
Goodwill	7,488
Customer relationships	5,100
Non-competition agreements	570
Other assets	131
Current liabilities	(438)
Deferred tax liability	(2,754)

Total purchase price	$17,213

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2009
(in thousands, except per share data)	InfuSystem Holdings, Inc.	First Biomedical, Inc.	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$38,964	$9,804	$(27	)(a)	$48,741
Operating expenses:
Cost of Revenues	10,327	5,228	(12	)(a)	14,965
			(578	)(b)
Selling, general and administrative	23,309	3,372	451	(c)	27,132

Total Operating Expenses	33,636	8,600	(139)		42,097

Operating income	5,328	1,204	112		6,644
Other expense	(3,577)	(223)	919	(e)	(2,881)

Income before income taxes	1,751	981	1,031		3,763
Income tax expense	(977)	—	(704	)(d)	(1,681)

Net income (loss)	$774	$981	$327		$2,082

Net income per share:
Basic	0.04				0.11
Diluted	0.04				0.11
Weighted average shares outstanding:
Basic	18,609,797				18,609,797
Diluted	18,931,356				18,931,356

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Six Months Ended June 30, 2010
(in thousands, except per share data)	InfuSystem Holdings, Inc.	First Biomedical, Inc. (1/1/10 – 6/15/10)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$21,421	$5,179	$(92	)(a)	$26,508
Operating expenses:
Cost of Revenues	5,781	1,927	(43	)(a)	7,454
			(211	)(b)
Selling, general and administrative	14,401	2,416	213	(c)	17,030

Total Operating Expenses	20,182	4,343	(41)		24,484

Operating income	1,239	836	(51)		2,024

Other expense	(1,514)	(140)	272	(e)	(1,382)

(Loss) income before income taxes	(275)	696	221		642
Income tax benefit	407	—	(321	)(d)	86

Net income	$132	$696	$(100)		$728

Net income per share:
Basic	0.01				0.04
Diluted	0.01				0.04
Weighted average shares outstanding:
Basic	19,353,638				19,353,638
Diluted	19,922,468				19,922,468

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

1. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	To eliminate intercompany transactions that occurred between InfuSystem Holdings, Inc. and First Biomedical, Inc.

(b)	To record depreciation of pumps acquired based on the final purchase accounting valuation of the pumps using a straight-line method

(c)	To record amortization and depreciation of intangible and non-pump fixed assets acquired based on the final purchase accounting valuation of the intangibles and non-pump assets using a straight-line method

(d)	To record the income tax effect on First Biomedical’s net income and the pro forma adjustments, based on the Company’s effective tax rates as of the respective periods.

(e)	To adjust interest expense which was the difference between actual interest expense recorded on the old term loan, and the calculated interest expense on the new term loan entered into in order to finance the acquisition. Interest expense on the new term loan was calculated based on the one month LIBOR rate as of 0.43000% as of 1/2/09 and 0.23344% as of 1/4/10

2. Deferred Tax Asset Valuation Allowance Reversal

During the second quarter of 2010, as a result of a review of the Company’s earnings history, existing deferred tax liabilities including those resulting from the First Biomedical acquisition, the Company removed the valuation allowance of $942,000 that was previously applied against the net deferred tax asset. The impact of the reversal of the valuation allowance was not included in the year ended December 31, 2009 unaudited pro forma condensed combined consolidated statement of operations.

PROSPECTUS

2,789,203 Shares

INFUSYSTEM HOLDINGS, INC.

Common Stock

                    , 2010

Roth Capital Partners

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions):

SEC Registration Fee	$450
FINRA Filing Fee	1,130
Accounting Fees and Expenses	107,000
Printing and Engraving Expenses	20,000
Legal Fees and Expenses (not including Blue Sky Services and Expenses)	150,000
Blue Sky Services and Expenses	25,000
Miscellaneous	5,000

Total	$308,580

Item 14.	Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Article Seven of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Article Four of the Registrant’s Amended and Restated By-Laws provides that the Registrant shall pay expenses incurred by a director or officer of the Registrant in defending or appearing as a witness in any civil, administrative, investigative or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as provided for in Section 145(e) of the DGCL. Article Four of the Registrant’s Amended and Restated By-Laws further provides that the indemnification and payment of expenses on behalf of any other employee or agent of the Registrant shall be on such terms and conditions as the Registrant’s Board of Directors determines from time to time.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL. Any amendment to or repeal of Article Seven may not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Four of the Registrant’s Amended and Restated By-Laws permits the Registrant to purchase and maintain such insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant as provided for in Section 145(g) of the DGCL. The Registrant maintains directors and officers’ liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

2.1	Stock Purchase Agreement, dated June 15, 2010, between InfuSystem Holdings, Inc. and First Biomedical, Inc.(12)

3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation(4)

3.3	Amended and Restated By-Laws(2)

4.1	Specimen Common Stock Certificate(3)

4.2	Specimen Warrant Certificate(3)

4.3	Form of Warrant Agreement between Registrant and Mellon Investor Services LLC(2)

Exhibit Number	Description of Document

4.4	Form of Warrant issued to Sean McDevitt(5)

4.5	Warrant, dated as of April 12, 2007, issued to Sean McDevitt(6)

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the validity of the common stock being issued**

10.1	Amended and Restated Registration Rights Agreement, dated as of October 17, 2007 by and among Registrant, Wayne Yetter, John Voris, Jean-Pierre Millon, Erin Enright, Sean McDevitt, Pat LaVecchia and Great Point Partners LLC(12)

10.2	Form of Stock Transfer Agency Agreement(2)

10.3	Employment Agreement, dated as of November 12, 2007, by and between Registrant and Sean Whelan(7)

10.4	Employment Agreement, dated as of November 12, 2007, by and between Registrant and Janet Skonieczny(7)

10.5	InfuSystem Holdings, Inc. 2007 Stock Incentive Plan(8)

10.6	Separation Agreement, dated August 28, 2009, by and between Registrant and Steve Watkins(10)

10.7	Share Award Agreement between the InfuSystem Holdings, Inc. and Sean McDevitt(11)

10.8	Restricted Stock Award Agreement between Sean Whelan and InfuSystem Holdings, Inc.(13)

10.9	Restricted Stock Award Agreement between Jan Skonieczny and InfuSystem Holdings, Inc.(13)

10.10	Restricted Stock Award Agreement between Bryan Russo and InfuSystem Holdings, Inc.(13)

10.11	Restricted Stock Award Agreement between David Haar and InfuSystem Holdings, Inc.(13)

10.12	Restricted Stock Award Agreement between Scott Chesky and InfuSystem Holdings, Inc.(13)

10.13	Restricted Stock Award Agreement between Timothy Kopra and InfuSystem Holdings, Inc.(13)

10.14	InfuSystem Holdings, Inc. 2007 Stock Incentive Plan(8)

21.1	Subsidiaries of Registrant**

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature pages)

*	Filed herewith
**	Previously filed

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on October 14, 2005.
(2)	Incorporated by reference to Amendment No. 1 to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on December 8, 2005.
(3)	Incorporated by reference to Amendment No. 3 to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on March 3, 2006.
(4)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on April 24, 2006.
(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on January 3, 2007.
(6)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 4, 2007.

(7)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on November 16, 2007.
(8)	Incorporated by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-150066) filed on April 3, 2008.
(9)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed on March 3, 2009.
(10)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on September 1, 2009.
(11)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed April 9, 2010.
(12)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on June 18, 2010.
(13)	Incorporated by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-167914) filed on July 1, 2010.

Item 17.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison Heights, Michigan on October 6, 2010.

INFUSYSTEM HOLDINGS, INC.

By:	/S/ SEAN MCDEVITT
Name:	Sean McDevitt
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons, in the capacities indicated, on October 6, 2010.

Signature	Title

/S/ SEAN MCDEVITT Sean McDevitt	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/S/ SEAN WHELAN Sean Whelan	Chief Financial Officer (Principal Financial and Accounting Officer)

* David Dreyer	Director

* James Freddo	Director

* Timothy Kopra	Director

* Pat LaVecchia	Director

* Jean Pierre Millon	Director

* John Voris	Director

* Wayne Yetter	Director

*By:	/s/ SEAN MCDEVITT
Sean McDevitt
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

2.1	Stock Purchase Agreement, dated June 15, 2010, between InfuSystem Holdings, Inc. and First Biomedical, Inc.(12)

3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation(4)

3.3	Amended and Restated By-Laws(2)

4.1	Specimen Common Stock Certificate(3)

4.2	Specimen Warrant Certificate(3)

4.3	Form of Warrant Agreement between Registrant and Mellon Investor Services LLC(2)

4.4	Form of Warrant issued to Sean McDevitt(5)

4.5	Warrant, dated as of April 12, 2007, issued to Sean McDevitt(6)

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the validity of the common stock being issued**

10.1	Amended and Restated Registration Rights Agreement, dated as of October 17, 2007 by and among Registrant, Wayne Yetter, John Voris, Jean-Pierre Millon, Erin Enright, Sean McDevitt, Pat LaVecchia and Great Point Partners LLC(12)

10.2	Form of Stock Transfer Agency Agreement(2)

10.3	Employment Agreement, dated as of November 12, 2007, by and between Registrant and Sean Whelan(7)

10.4	Employment Agreement, dated as of November 12, 2007, by and between Registrant and Janet Skonieczny(7)

10.5	InfuSystem Holdings, Inc. 2007 Stock Incentive Plan(8)

10.6	Separation Agreement, dated August 28, 2009, by and between Registrant and Steve Watkins(10)

10.7	Share Award Agreement between the InfuSystem Holdings, Inc. and Sean McDevitt(11)

10.8	Restricted Stock Award Agreement between Sean Whelan and InfuSystem Holdings, Inc.(13)

10.9	Restricted Stock Award Agreement between Jan Skonieczny and InfuSystem Holdings, Inc.(13)

10.10	Restricted Stock Award Agreement between Bryan Russo and InfuSystem Holdings, Inc.(13)

10.11	Restricted Stock Award Agreement between David Haar and InfuSystem Holdings, Inc.(13)

10.12	Restricted Stock Award Agreement between Scott Chesky and InfuSystem Holdings, Inc.(13)

10.13	Restricted Stock Award Agreement between Timothy Kopra and InfuSystem Holdings, Inc.(13)

10.14	InfuSystem Holdings, Inc. 2007 Stock Incentive Plan(8)

21.1	Subsidiaries of Registrant**

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Deloitte & Touche LLP*

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature pages)

*	Filed herewith
**	Previously filed

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on October 14, 2005.
(2)	Incorporated by reference to Amendment No. 1 to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on December 8, 2005.
(3)	Incorporated by reference to Amendment No. 3 to Registrant’s Registration Statement on Form S-1 (File No. 333-129035) filed on March 3, 2006.
(4)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on April 24, 2006.
(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on January 3, 2007.
(6)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on May 4, 2007.
(7)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on November 16, 2007.
(8)	Incorporated by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-150066) filed on April 3, 2008.
(9)	Incorporated by reference to Registrant’s Annual Report on Form 10-K filed on March 3, 2009.
(10)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on September 1, 2009.
(11)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed April 9, 2010.
(12)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on June 18, 2010.
(13)	Incorporated by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-167914) filed on July 1, 2010.